UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
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Notice of Annual Meeting of Stockholders

DATE AND TIME
Tuesday, October 27, 2026, at 9:00 a.m. local (Pacific) time
PLACE
Live interactive webcast on the Internet at www.virtualshareholdermeeting.com/syna2026. You will not be able to attend the 2026 annual meeting of stockholders (the “Annual Meeting”) in person.
RECORD DATE
Close of business on August 28, 2026
ITEMS OF BUSINESS

1	Elect the eight nominees named in the attached proxy statement to the Board of Directors, each to serve for a one-year term expiring in 2027.

2	Ratify the appointment of KPMG LLP as our independent auditor for the year ending June 26, 2027.

3	Approve our amended and restated 2019 Equity and Incentive Compensation Plan.

4	Approve, on an advisory basis, the compensation of our named executive officers.

The Board of Directors has fixed the close of business on August 28, 2026, as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting, or any adjournment(s) or postponement(s) thereof.

YOUR VOTE IS VERY IMPORTANT TO US. Whether or not you plan to participate in the Annual Meeting, we urge you to submit your proxy or voting instructions as soon as possible to ensure your shares are represented at the Annual Meeting. If you participate in and vote at the Annual Meeting, your proxy or voting instructions will not be used.
BY ORDER OF THE BOARD OF DIRECTORS,
Rahul Patel
President and Chief Executive Officer
September 15, 2026: San Jose, California

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
The Notice of Annual Meeting, Proxy Statement and our 2026 Annual Report on Form 10-K are first being made available to stockholders at www.proxyvote.com on or about September 15, 2026. You are encouraged to access and review all of the important information contained in our proxy materials before voting.

Synaptics Incorporated	i	Proxy Statement

Synaptics Incorporated	ii	Proxy Statement

Synaptics Incorporated	iii	Proxy Statement

Forward-Looking Statements
This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the safe harbors provided under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These statements include expectations and projections regarding our financial condition, results of operations, plans, objectives, future performance and business, as well as the proposed merger with ON Semiconductor Corporation (“onsemi”). Forward-looking statements may be identified by words such as “expect,” “anticipate,” “intend,” “believe,” “estimate,” “plan,” “target,” “strategy,” “continue,” “may,” “will” and “should,” and similar expressions. Forward-looking statements are based on current expectations and assumptions and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially. These risks include those relating to the completion of the proposed merger, as well as the risks described in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of our Annual Report on Form 10-K for the fiscal year ended June 27, 2026, and in our other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this Proxy Statement. We undertake no obligation to update or revise them, except as required by applicable law.
Fiscal Year Information
Our fiscal year is the 52- or 53-week period ending on the last Saturday in June. The fiscal periods presented in this proxy statement were the 52-week periods for the fiscal years ended June 27, 2026 (“Fiscal 2026”) and June 28, 2025 ("Fiscal 2025"), respectively, and the 53-week period for the fiscal year ended June 29, 2024 (“Fiscal 2024”). Our principal executive offices are located at 1109 McKay Drive, San Jose, California 95131.

Synaptics Incorporated	iv	Proxy Statement

Proxy Summary
This section highlights information about Synaptics Incorporated (“we,” “our,” “us” or the “Company”) and our Board of Directors (the “Board”) that is contained elsewhere in this proxy statement. This section does not contain all of the information that you should consider, and you should read the entire proxy statement before voting.
The Proposals for Approval at This Year's Annual Meeting are Separate from Approval of the Pending Merger
This year's Annual Meeting follows the announcement of the Company's entry on June 25, 2026 into an Agreement and Plan of Reorganization ("Merger Agreement") by and among the Company, ON Semiconductor Corporation, a Delaware corporation (“onsemi”), and Sonic Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of onsemi (“Merger Sub”), which provides that subject to, among other things, the absence of certain contingencies and the satisfaction or waiver of conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as a wholly-owned subsidiary of onsemi. The proposals being presented at this Annual Meeting are separate from the Merger.
Voting Matters and Board Recommendations
Our Board is soliciting your proxy to vote on the following matters at our Annual Meeting to be held at 9:00 a.m. local (Pacific) time on Tuesday, October 27, 2026, via live interactive webcast on the Internet at www.virtualshareholdermeeting.com/syna2026, where you will also have the opportunity to submit questions to the Company during the Annual Meeting:

Proposal		Vote Required	Board Recommends	Page

1	Election of Eight Director Nominees	Majority of Votes Cast	FOR	19
2	Ratification of the Appointment of KPMG LLP as Independent Auditor for fiscal year 2027 (“Fiscal 2027”)	Majority of Votes Cast	FOR	50
3	Approval of the Amended and Restated 2019 Equity and Incentive Compensation Plan	Majority of Votes Cast	FOR	53
4	Advisory Approval of the Compensation of Our Named Executive Officers (Say-on-Pay)	Majority of Votes Cast	FOR	67

Synaptics Incorporated	1	Proxy Statement

How to Cast Your Vote

INTERNET	PHONE	MAIL	AT THE ANNUAL MEETING
Follow the instructions provided in the notice or separate proxy card or voting instruction form you received.	Follow the instructions provided in the separate proxy card or voting instruction form you received.	Send your completed and signed proxy card or voting instruction form to the address on your proxy card or voting instruction form.	Vote during the meeting via the Internet at www.virtualshareholdermeeting.com/syna2026

On September 15, 2026, the proxy materials for our Annual Meeting, including this proxy statement and our 2026 Annual Report on Form 10-K (the “2026 Annual Report”), were first sent or made available to our stockholders entitled to vote at the Annual Meeting.
Who We Are
Synaptics designs and delivers artificial intelligence (“AI”)-native edge solutions that bring AI closer to end users and transform how we engage with intelligent, connected devices, whether at home, at work, or on the move. We are a strategic partner for many global original equipment manufacturers, offering standard and custom silicon and software platforms for Edge AI, Physical AI, wireless connectivity and human interface technologies. Our Synaptics Astra™ family of processors and wireless solutions combine embedded compute, connectivity, and multimodal sensing to support intuitive, secure, and seamless experiences. Our touch, biometrics, AI-enabled wireless connectivity, video, vision, audio, and speech processing solutions support the next generation of intelligent devices that enhance how people live, work, and interact with technology.
Why Vote "Yes" on Proposal 3 - Increased Share Reserve
Our Amended and Restated 2019 Equity and Incentive Compensation Plan (the "Amended Plan") provides the flexibility to attract and retain key talent and align employees with stockholders, while managing dilution responsibly. In addition, our broader executive compensation program provides a framework that ties pay outcomes to rigorous performance goals, incorporates investor feedback, and preserves strong alignment with stockholders. Together, these proposals ensure that we can compete effectively for talent, fund investment in next-generation Physical AI, Edge AI and other growth initiatives, and deliver long-term value for our stockholders.

Synaptics Incorporated	2	Proxy Statement

Key Points on Proposal 3 - Our Equity Plan at a Glance
We are requesting approval to add 1.0 million shares to our Amended Plan. This limited request is intended to allow Synaptics to continue to operate as an independent public company for up to one year. Specifically, we may need these additional shares for our annual employee refresher grants in August 2027; however, if we are no longer an independent public company at that time, we would not expect to use these shares.

KEY METRIC	AMOUNT / DETAILS	INVESTOR CONTEXT

Additional Shares Requested	•1.0 million shares (reduced from 1.9 million and 1.4 million shares, in prior 2 years) •Approximately 2.5% of shares outstanding	A limited request intended to allow Synaptics to continue to operate as an independent public company for up to one year.

Overhang	•14.4% reported •13.9% adjusted
•Overhang reported is determined by adding together shares reserved for issuance and awards outstanding from the 2019 Incentive Compensation Plan and the 2025 Inducement Plan and dividing that sum by the shares outstanding as of the date of the overhang calculation.
•Overhang adjusted excludes the remaining one-time Broadcom acquisition inducement awards and is closer to peer benchmarks.

Burn Rate	Fiscal 2026 •5.20% reported •5.00% adjusted Three-year average •5.56% reported •4.50% adjusted	Adjusted figures exclude specified acquisition, leadership-transition and CEO new-hire awards.

Disciplined Dilution Management	Refresher awards targeted to approximately 75% of employees	Awards are increasingly focused on critical roles and high performers to support retention while managing dilution.

Share Repurchases	$150 million repurchase program (approved August 2025)
Share repurchases offset overhang/dilution by reducing shares outstanding. In Fiscal 2026 and 2025 we repurchased $93 million and $128 million, respectively, of shares, showing a tangible commitment to counterbalance equity usage and deliver value to stockholders.
•The $150 million authorization replaces a prior program, ensuring continued flexibility to mitigate dilution risk from equity compensation.
•This practice directly mitigates overhang/dilution risk from equity compensation.

Plan Safeguards	•No evergreen •No repricing without stockholder approval •Minimum one-year vesting •No liberal share recycling •Clawback requirements	These provisions promote responsible share usage and continued stockholder oversight.

See Proposal 3 for detailed equity usage information, the complete rationale for the share request and a summary of the Amended Plan.

Synaptics Incorporated	3	Proxy Statement

Anticipated Equity Spend - Contingency Planning
We are requesting stockholders to authorize 1.0 million additional shares under our Amended Plan. We sized this as a limited request rather than a larger multi-year pool, to allow Synaptics to continue to operate as an independent public company for up to one year. Specifically, we may need these additional shares for our annual employee refresher grants in August 2027; however, if we are no longer an independent public company at that time, we would not expect to use these shares. The chart below reflects the breakdown of our currently available shares under the Amended Plan as of August 28, 2026 (i.e., after the refresher grants made in August 2026, and before the 1.0 million additional share request) and the estimated grant mix based on historical practice:
2019 Incentive Plan Shares Available as of August 28, 2026 (1,597,563)
Typical Distribution of Equity Annual Spend (%)
1.Other includes primarily Board of Director awards and limited off-cycle awards (e.g., promotions and market adjustments).
See Proposal 3 for the complete share-reserve calculations, historical usage data, plan terms and governance features.

Synaptics Incorporated	4	Proxy Statement

Fiscal 2026 Business and Financial Performance Highlights
Strong Strategic and Operational Performance
In Fiscal 2026, we advanced our strategy in Physical and Edge AI by expanding our portfolio of AI-native embedded compute, on-device processing, wireless connectivity, and human–machine interfaces. New products and collaborations with key strategic partners broadened our technology platform and supported the development of secure, power-efficient intelligent devices.
We also improved research and development and supply-chain operations and generated $149.4 million in operating cash flow. These actions demonstrate our focus on disciplined execution and reinforce our commitment to aligning operational achievements with the performance metrics that drive long-term equity incentives, ensuring that management’s execution translates into sustainable value creation for our stockholders.
Key strategic achievements include the following:

STRATEGIC INITIATIVES (FISCAL 2026)		STRATEGIC IMPACT

Collaboration with Google Research	→	Expanded the Astra Edge AI platform by integrating Google Research’s Coral NPU into the SL2610 and launching the Synaptics Coral Dev Board, designed to accelerate development of low-power, multimodal Edge AI applications.
Launched SYN765x AI-Native Wi-Fi 7	→	Combined Wi-Fi 7, Bluetooth, Thread/Zigbee and on-device AI processing in a single chip designed to simplify smart-home and industrial IoT development.
Expanded AI-Native MCU Portfolio with Astra SR80 and SRW1500 Launches	→	Expanded the Astra MCU portfolio with AI-enhanced premium audio and secure, connected on-device intelligence for IoT applications.
Collaboration with Qualcomm	→	Combined complementary touch and fingerprint technologies to support more secure, intuitive and integrated experiences across AI PCs and mobile devices.
Foldable Smartphones	→	Gained market share at leading OEM for foldable phones
Physical AI	→	Design-wins at a leading North America OEM for tactile sensing controllers and high-speed interface technologies in humanoids. Significantly expanded customer engagements in physical AI and robotics markets
Next-generation microcontrollers	→	Development of next-generation Astra microcontrollers is on-track with customer sampling expected to begin in fall.

Synaptics Incorporated	5	Proxy Statement

Fiscal 2026 Financial Performance Highlights
Our strategy and innovation translated into strong execution and financial performance in Fiscal 2026, as reflected in the chart below. These results underscore the direct alignment between Company performance and executive pay under our pay-for-performance program. (This section includes non-GAAP measures and a reconciliation of non-GAAP to GAAP measures is included in Appendix A of this proxy statement).

Metric	Fiscal 2026 Results	YoY Change	Fiscal 2025 Results

Revenue	$1,197.2M	▲ 11%	$1,074.3M
Non-GAAP Gross Profit	$643.3M	▲ 12%	$576.2M
Core IoT Revenue	$389.7M	▲ 43%	$272.4M
GAAP Gross Margin	44.7%	Flat	44.7%
Non-GAAP Gross Margin	53.7%	▲ 0.1 pts (+0.2%)	53.6%
Cash Flow from Operations	$149.4M	▲ 5.0%	$142.0M
GAAP Net Loss (1)	$(490.8M)	▼ 927%	$(~47.8M)
Non-GAAP Net Income	$185.9M	▲ 29%	$143.9M
GAAP EPS	$(12.62)	▼ 934%	$(1.22)
Non-GAAP EPS (Diluted)	$4.58	▲ 27%	$3.62
Share Repurchases	$92.7M (~1.3M shares)	▲ $35.6M	$128.3M (~1.8M shares)
Net total debt	$837.3M	▲ 0.3%	$834.8M
1.GAAP net loss for Fiscal 2026 includes a one-time tax expense of $425 million related to the establishment of a full valuation allowance against U.S. deferred tax assets.
Compensation Highlights
Our Compensation Framework

COMPENSATION PHILOSOPHY AND OBJECTIVES
Our executive compensation program is designed around four principles that align executive pay with Company performance and long-term stockholder value while enabling us to attract and retain critical leadership:

PAY FOR PERFORMANCE Reward results against rigorous goals that reflect actual vs. target performance	è	STOCKHOLDER VALUE FOCUSED Align executive compensation with sustainable long-term value creation

é		ê

MARKET COMPETITIVE Attract & retain top industry talent	ç	FLEXIBLE Adjust programs for market, investor, and strategic shifts

Synaptics Incorporated	6	Proxy Statement

Fiscal 2026 Executive Pay at a Glance
These four principles are reflected in our Fiscal 2026 compensation program. Most of our NEOs’ target total direct compensation ("TTDC")(1) was at risk, and long-term equity awards represented the largest component of their TTDC. Fiscal 2026 performance directly affected annual cash incentive and PSU outcomes, while MSUs continue to link compensation to relative TSR over multi-year performance periods.
The following charts show Fiscal 2026 TTDC and the portions that were at risk; the emphasis on long-term, performance-based equity; and incentive compensation earned based on Company performance. Detailed program design and award mechanics are discussed in the "Compensation, Discussion & Analysis" ("CD&A") section of this proxy statement.
Fiscal 2026 TTDC Mix and Compensation at Risk
CEO (Fiscal 2026)(2)
CEO ANNUAL LONG-TERM INCENTIVE MIX = 33.34% RSUs; 33.33% PSUs; AND 33.33% MSUs. PERCENTAGES WITHIN THE PIE CHART SHOW EACH COMPENSATION COMPONENT AS A PERCENTAGE OF TTDC.
Average Non-CEO NEOs (Fiscal 2026)(3)
AVERAGE NON-CEO NEO ANNUAL LONG-TERM INCENTIVE MIX = 50% RSUs; 25% PSUs; AND 25% MSUs. PERCENTAGES WITHIN THE PIE CHART SHOW EACH COMPENSATION COMPONENT AS A PERCENTAGE OF TTDC.
1.TTDC consists of base salary, target annual cash incentive opportunity and the value approved by the Compensation Committee and used to determine the number of shares subject to annual long-term equity awards. TTDC differs meaningfully from the total compensation reported in the Summary Compensation Table on page 88. See “Fiscal 2026 Executive Compensation Highlights - Target Total Direct Compensation (TTDC) Mix Emphasizes Performance-Based and At-Risk Pay” starting on page 70 for a detailed description of the differences.
2.CEO figures reflect the recurring annual incentive programs and exclude the one-time $1.85 million cash "sign-on" bonus and $5.0 million "make-whole" RSU award. Including the make-whole award would result in $16.8 million of TTDC, 95% at risk and 89% in long-term equity. Dollar amounts and percentages are rounded.
3.Percentages represent an average of the target total direct compensation for our non-CEO NEOs who were employed by the Company on the last day of Fiscal 2026 (i.e., Ms. Bodensteiner and Messrs. Rizvi, Ganesan and Gupta). Dollar amounts and percentages are rounded.

Synaptics Incorporated	7	Proxy Statement

Annual Cash Incentives: Targets and Actual Payouts and Achievement
The three corporate performance metrics were equally weighted. The target for each metric and the actual result are shown together below, followed immediately by the resulting NEO payout outcomes.(1)

Corporate Metric	Threshold (0%)	Target (100%)	Maximum (200%)	Actual	Achievement

Revenue	$1,008M	$1,200M	$1,343M	$1,197.2M	99%
Non-GAAP gross margin	52.70%	53.66%	55.00%	53.73%	110%
Non-GAAP operating profit	$137M	$201M	$257M	$222.8M	136%
Fiscal 2026 Annual Cash Incentive Outcomes as Percentage of Target
Target 100% – Max 200%

CEO	Average Non-CEO NEOs
Actual results and achievement percentages reflect the Compensation Committee's application of the approved performance scale, including interpolation and unrounded results. The resulting corporate cash bonus payment percentage was 115% of target for Messrs. Patel and Rizvi and Ms. Bodensteiner.(2)
1.The corporate metrics applied to Messrs. Patel and Mr. Rizvi and Ms. Bodensteiner (including approximately one-month's increased compensation earned by Mr. Rizvi in connection with serving as interim CFO). For Messrs. Ganesan and Gupta, 50% of the opportunity was based on these corporate metrics and 50% on corresponding business-unit metrics.
2.The CEO earned $1.15 million, or 115% of target. Non-CEO NEOs earned an average of $404,987, or 116.2% of target; individual results ranged from approximately 107.5% to 130.9% of target.

Synaptics Incorporated	8	Proxy Statement

Long-Term Incentives:
PSUs and MSUs represented the following percentages of the CEO's and other NEOs annual long-term equity awards:(1)
Long-Term Incentives Emphasize Performance

CEO	Non-CEO NEOs
PSUs: Target and Actual Outcome

Performance Metric	Threshold (0%)	Target (100%)	Maximum (200%)	Actual

Non-GAAP diluted EPS	$2.44	$3.75	$5.06	$4.58
Fiscal 2026 PSU Outcome
Maximum 200%
The earned PSUs vest over three years, subject to continued service at each vesting date and remain subject to changes in the Company's stock price.(2)
1.Performance-based equity consists of PSUs and MSUs and excludes RSUs. Percentages are based on annual long-term incentive award values approved by the Compensation Committee.
2.The CEO earned 85,574 PSUs and non-CEO NEOs averaged 20,566 PSUs. Earned shares remain subject to continued-service vesting.

Synaptics Incorporated	9	Proxy Statement

MSUs: Target and Current Status

MSU Grant Date	Performance Measure	Tranche	Achievement Percentage

Fiscal 2024 (1)	Relative TSR vs. Russell 2000	Third	115.66%
Fiscal 2025 (1)	Relative TSR vs. Russell 2000	Second	118.56%
Fiscal 2026	Relative TSR vs. Russell 2000	Grant remains in progress	Grant remains in progress
1.Mr. Patel did not receive either the Fiscal 2024 or Fiscal 2025 MSU grants. Mr. Rizvi did not receive the Fiscal 2024 MSU grant.
Additional Information
For additional information regarding the design and operation of our executive compensation program, performance goals and outcomes, and the compensation reported for each NEO, see the "CD&A" section and the "Summary Compensation Table" elsewhere in this proxy statement.
Our Stockholder Engagement and Responsiveness
Synaptics recognizes the value of and is committed to engaging with our stockholders. We are committed to regular and transparent communications with our stockholders and believe they are essential to our long-term success. Engagement enables us to effectively address concerns and to drive improvements in our policies, practices and communications. As part of our stockholder engagement program, our management team, including our CEO, regularly participates at various investor conferences around the world. These interactions provide valuable external perspectives that inform our strategic direction. Feedback from our stockholders is shared with our Board regularly.
Our Year-Round Stockholder Engagement Program

FALL Review stockholder votes at our most recent Annual Meeting and current trends and best practices in corporate governance.	è
WINTER
Conduct investor outreach to top 25 stockholders, which represented ~ 76% of shares outstanding at the time of outreach in Fiscal 2026, to solicit feedback on our corporate governance, compensation and sustainability priorities.

é		ê

SUMMER Conduct follow-up conversations with our stockholders to address important upcoming annual meeting issues or concerns.	ç	SPRING Review feedback from winter meetings with the Board and use it to address any governance changes and enhance disclosures.

Synaptics Incorporated	10	Proxy Statement

 Fiscal 2026 Stockholder Outreach

Contacted	Engaged
•In Fiscal 2026, we conducted outreach to our top 25 institutional stockholders representing an aggregate ownership of approximately 76% of our then-outstanding shares to discuss corporate governance and executive compensation.
•Management (our CEO, Chief Legal Officer and Head of Investor Relations) ultimately had discussions with stockholders representing 53% of our then outstanding shares.
•Beyond these outreach efforts, after hearing from stockholders last year that they wanted us to maintain our level of regular outreach and engagement, we continued our active stockholder engagement through participation at investor conferences and targeted stockholder marketing events. In Fiscal 2026, we presented at 14 such conferences and 15 such marketing events.
•The feedback we received was generally positive, with investors indicating that they view the Company as responsive to shareholder input and appreciative of recent governance and compensation improvements.
•We discuss the feedback we receive from stockholder calls and the activities outlined above at our Nominations and Corporate Governance Committee ("N&CG Committee") meetings. We remained committed to incorporating this feedback into our decision-making, subject to our fiduciary duties and strategic considerations.

Synaptics Incorporated	11	Proxy Statement

Synaptics Investor Outreach Update
TAKING ACTIONS BASED UPON OUR STOCKHOLDER FEEDBACK

WHAT WE HEARD	WHAT WE DID

Board Refreshment & Declassified Board
•Appointed Venkatesh Nathamuni to the Board and Audit Committee, designated him as an audit committee financial expert and appointed him Audit Committee Chair effective October 26, 2026.
•Our Board is fully declassified and, with the exception of Mr. Buchanan who will not stand for re-election at our Annual Meeting, all Directors are standing for re-election for one-year terms at this Annual Meeting.

Strengthen Long-Term Focus of Executive Compensation
PSUs
•PSUs continue to use a one-year performance period based upon rigorous non-GAAP EPS goals, followed by a three-year vesting requirement.
•The Compensation Committee considered a multi-year performance period but deferred changes following the entry into the Merger Agreement.
MSUs
•Completed the transition to a 3-year performance period for the CEO and other NEOs.
•Reduced the maximum payout from 300% to 200%.
•Eliminated the "true-up" feature.
•Require median relative TSR for target payout and top-quartile relative TSR for maximum payout.

Manage Equity Dilution	•Limited this year’s request to 1.0 million shares. •Increasingly targeting refresher awards to critical roles and high performers.

Closer Alignment Between CEO Pay & Performance	•The Board set our CEO's Fiscal 2026 package at ~30% below the prior CEO’s compensation package. •93% at risk pay tied to financial performance and returns to stockholders.

Enhanced AI Governance & Oversight
In line with evolving governance best practices, the Company formalized a comprehensive AI governance framework comprised of:
•AI Use Policy: Establishes controls for responsible use of AI tools in business operations.
•AI Governance Policy: Defines responsibility and escalation procedures for AI risks and opportunities.
•AI Steering Committee: Reviews AI initiatives, risks and alignment with Company policies, values and risk tolerance.
•Board Oversight: Provides regular reporting to the N&CG Committee on significant AI developments, risks and responsible use.

Additional information regarding stockholder feedback and our response appears in the "CD&A," "Corporate Governance" and "Proposal 3" sections of this proxy statement.

Synaptics Incorporated	12	Proxy Statement

Board of Directors Snapshot

Name	Age	Director Since	Independent	Primary Occupation	Committee Membership*

Nelson C. Chan (1)	65	2007	Yes	Former Executive and Chair of the Board of Synaptics	AC, N&CGC
Jeffrey D. Buchanan (2)	70	2005	Yes	Consultant	AC (Chair until October 26, 2026)
Keith B. Geeslin	73	1986	Yes	General Partner of Francisco Partners	CC
Susan J. Hardman	65	2020	Yes	Former Executive	AC, CC (Chair)
Patricia Kummrow	56	2021	Yes	Former Executive	N&CGC (Chair), CC
Vivie Lee	59	2022	Yes	Consultant	AC, N&CGC
Venkatesh Nathamuni (3)	60	2026	Yes	Chief Financial Officer of Jacobs, Inc.	AC (Chair effective October 26, 2026)
Rahul Patel	57	2025	No	President and Chief Executive Officer of Synaptics	None
James L. Whims	71	2007	Yes	Partner at Alsop Louie Partners	CC, N&CGC
*AC = Audit Committee; CC = Compensation Committee; N&CGC = N&CG Committee
1.Following the departure of our prior CEO on February 3, 2025, in addition to his continued service as Chair of the Board, the Board also appointed Nelson C. Chan as Executive Chair, an interim leadership position, to provide strategic oversight and continuity while the Board conducted a comprehensive search for a new CEO. With the appointment of Mr. Patel as our new CEO on June 2, 2025, Mr. Chan's role as Executive Chair ended on December 2, 2025 and the Board reappointed him as a member of the Audit Committee and the N&CG Committee at that time.
2.Mr. Buchanan will not stand for re-election at our Annual Meeting, and his term will expire as of the conclusion of our Annual Meeting.
3.Due to the impending departure of Mr. Buchanan, the Board appointed Mr. Nathamuni to serve as Audit Committee Chair effective October 26, 2026.

Synaptics Incorporated	13	Proxy Statement

Corporate Governance Highlights
The Company is committed to good corporate governance, which promotes the long-term interests of our stockholders, strengthens accountability of the Board and helps build public trust in the Company. Highlights include the following:
Independent Board Leadership and Practices

Board Leadership	•Independent Board Chair with a well-defined role and robust responsibilities

Board Refreshment
•Since 2020, 4 new independent directors appointed
•Board committed to ongoing refreshment to align skills with strategy
•As part of ongoing refreshment efforts, after pausing the search for a new Board member pending the appointment of our new CEO, the Board resumed an active search for an additional independent director with financial and investor relations expertise and in January 2026, appointed Venkatesh Nathamuni to the Board and Audit Committee. Mr. Buchanan is not standing for re-election at the Annual Meeting, and his term will expire as of the conclusion of our Annual Meeting. Due to the impending departure of Mr. Buchanan, the Board appointed Mr. Nathamuni to serve as Audit Committee Chair effective October 26, 2026.

Skills Matrix	•Board skills matrix aligns director expertise with Company strategy and risk oversight

Board Mix	•Current composition reflects a mix of gender, ethnic, tenure and professional diversity aligned with our strategy and stockholder expectations

Board Independence	•7 of 8 of our director nominees (88%) are independent (all except our Chief Executive Officer) •All Board committees are composed solely of independent directors

No Over-Boarding Policy	•Directors may only serve on up to 4 other public company boards, or 1 if they are a CEO, unless approved by the Chair or the N&CG Committee

Director Time Commitments	•Directors must attend at least 75% of Board and committee meetings. Failure to meet this threshold will be disclosed and considered in renomination decisions

Change in Job Responsibilities	•Directors must notify the Chair, N&CG Committee and Corporate Secretary of any material change in job responsibilities •The N&CG Committee reviews and recommends, & Board decides on continued service

Self-Evaluations	•Annual Board and committee self-evaluations are conducted to increase board effectiveness and inform future board refreshment efforts

Executive Sessions	•Regular executive sessions of independent directors led by our independent Chair of the Board

Strategic Oversight	•Board oversight of company strategies and progress toward goals, informed by regular updates from our CEO, NEOs and other senior management

Risk Oversight
•Comprehensive Board and committee oversight of key risks, including enterprise, operational, environmental, cybersecurity and responsible AI development and use risks
•Management and Internal Audit provide quarterly updates to the Board on key risks and mitigation efforts

Synaptics Incorporated	14	Proxy Statement

Stockholder Rights

Proxy Access	•Stockholders (or a group of up to 20) holding at least 3% of our common stock for at least 3 years may nominate directors for up to 25% of the Board (or 2 directors if greater) in the proxy materials

Right to Call Special Meeting
•Stockholders with a "net long position" of at least 10% of our outstanding common stock for at least one year may call a special meeting, subject to advance notice and procedural requirements in our Amended and Restated Bylaws (the "Bylaws")

Majority Voting Standard	•Directors in uncontested elections must receive a majority of votes cast to be elected •A plurality standard applies in contested elections

Annual Election of Directors (No Classified Board)
•All directors will stand for re-election annually
•Except for Mr. Buchanan, who will not stand for re-election at our Annual Meeting, all our current directors will stand for re-election at our Annual Meeting

Advance Notice	•Our Bylaws provide clear advance notice requirements for stockholder nominations and proposals (90–120 days before annual meeting)

Forum for Resolving Governance Matters	•To provide predictability and reduce litigation costs, certain internal corporate claims must be brought in the Delaware Court of Chancery, while federal securities claims remain in federal court

Enhanced Nomination Process	•Our Bylaws were updated to align with the SEC’s universal proxy rules, ensuring transparency and consistent procedures when stockholders nominate directors

Single Voting Class	•Only our common stock is entitled to be voted at the annual meeting

Stockholder Engagement
•We prioritize routine engagement with our stockholders regarding matters of governance, strategy, and management engagement with the Board, the progress of and addressing business goals through environmental and sustainability efforts

Poison Pill	•We do not have a poison pill or similar stockholder rights plan

Synaptics Incorporated	15	Proxy Statement

Strong Compensation Governance Practices

Compensation Consultant	•Independent compensation consultant

Stock Ownership
•Robust stock ownership guidelines: Directors (5x annual retainer), CEO (6x base salary), other NEOs & Section 16 Officers (2x base salary)
•5 years to reach compliance from when the participant becomes subject to stock ownership policy; measured annually
•Newly added provisions:
◦Holding requirement: if a director, CEO or other NEO fails or falls below their respective stock ownership guideline described above, that individual will have 2 years to cure their failure and during this cure period must retain 50% net after tax shares acquired on future vesting or exercise until achieved
◦Policy explicitly excludes unvested PSUs, MSUs & unexercised Stock Options

Fixed Share Pool Approved by Stockholders	•No evergreen provision; avoids automatic annual increases that dilute ownership without stockholder oversight.

Minimum 1-year Vesting
•A minimum one-year vesting requirement for all equity awards
•A 5% carve-out (of the total share reserve) for awards that may vest sooner (to allow flexibility for special cases like inducement, retention, or transaction-related awards).

No Liberal Share Recycling	•Shares withheld for taxes, used for option exercises, or repurchased with exercise proceeds cannot be reissued under the plan.

"Withhold to Cover" Minimizes Incremental Dilution
•To minimize incremental dilution, we use "withhold to cover" vs. "sell to cover" for tax obligations on equity awards (meaning, the shares necessary to satisfy withholding obligations are retained from the award itself rather than sold in the open market).

Independent Administration	•Equity Plan is administered by the independent Compensation Committee of the Board

Equity Policies	•Anti-hedging and anti-pledging policies

Clawback Provisions	•Compensation recovery ("clawback") policy compliant with SEC rules and applicable listing standards

"Double-Trigger" Change of Control	•Unvested equity vests only upon both a change in control and a qualifying termination of employment, avoiding windfalls and aligning with stockholder interests.

No Tax Gross-ups	•No excise tax gross-ups

No Repricing	•No repricing of underwater stock options without stockholder approval

Executive Award Limits	•Equity grants to executives are subject to share pool limits, stockholder-approved plan terms, and Compensation Committee oversight.

Director Compensation Cap	•Annual compensation for non-employee directors capped at $750,000 under our Equity Incentive Plan

Synaptics Incorporated	16	Proxy Statement

Corporate Responsibility
Our Commitment
Investing in corporate responsibility is core to our business strategy and reflects our values of accountability, inclusion, innovation, excellence, and integrity. This commitment supports our mission to enable seamless human-machine interaction through intelligent technologies, while operating in a socially responsible and environmentally sustainable manner. Synaptics’ corporate responsibility program reflects our dedication to our stockholders and the communities we serve.

Purpose and Strategy

PURPOSE	VISION	PEOPLE

Innovating Responsibly to Drive Long-Term Value
We’re redefining human-technology interaction across every environment—home, work, and on the move. Our mission is to empower partners with competitive, intelligent solutions, driven by a team committed to innovation and excellence.

Leading the Future of AI at the Edge
Synaptics is transforming edge computing through smart human interface technologies. As the trusted partner for next-generation product innovators, we bring AI closer to users—powering intelligent, connected experiences everywhere.

Empowering Talent and Communities Worldwide
Our people fuel our innovation. We cultivate a diverse, inclusive culture that supports growth and impact—within our teams and across the communities we serve.

Our Governance Structure

OUR BOARD	N&CG COMMITTEE	CORPORATE AFFAIRS COUNCIL

•Actively oversees the establishment and management of Synaptics’ corporate responsibility strategy, which includes delivering long-term stockholder value and driving financial resilience.
•The N&CG Committee has primary responsibility for the oversight of corporate responsibility matters.
•Receives regular reports from management’s Corporate Affairs Council and updates the Board on the N&CG Committee’s oversight of environmental and social risks and opportunities.

•Management committee responsible for managing the legal and ethical standards of the Company’s sustainability framework. It supports the Board in overseeing key sustainability matters, including climate change, resource conservation, supply chain sustainability, human rights, and human capital management, while promoting integrity and responsible decision-making across the enterprise.
•Council is comprised of senior executives from Finance, Human Resources, Information Security and Technology, Legal and Operations, with membership based on appointment from the CEO. Additional senior leaders are invited to participate regularly.
•Engages with relevant stakeholders on sustainability issues to ensure transparency and responsiveness.

Synaptics Incorporated	17	Proxy Statement

Our Most Significant Corporate Responsibility Topics
At Synaptics, we are committed to ethical leadership and responsible business practices. Our reputation as a trusted partner is built on integrity, transparency, and accountability. By integrating financial performance, governance, and sustainability, we create long-term value for our stakeholders.
The following focus areas shape our corporate responsibility strategy and guide our commitments:
•Ethical Governance and Risk Management
•Climate Change and Environmental Stewardship
•Employee Engagement, Development, and Retention
•Innovation
•Product Environmental Impact
Our sustainability priorities are embedded in our business strategy and help focus our efforts in areas that drive performance and provide value to our stockholders and our business.

Fiscal 2026 Corporate Responsibility Achievements

GOVERNANCE	PLANET	PEOPLE
•Expanded Corporate Affairs Council oversight of emerging risks, including artificial intelligence, data privacy, product security, cybersecurity, sustainability and evolving regulatory requirements
•Advanced implementation of the Company’s AI governance framework, including risk-based review, approval and monitoring of AI tools and use cases
•Advanced cross-functional readiness for emerging product-security requirements, including the EU Cyber Resilience Act
•Continued oversight of the Company's ethics and compliance program, including employee reporting, investigations and compliance training

•Achieved 100% renewable energy at headquarters, representing 45% of global usage
•Continued to advance our Responsible Business Alliance participation and related responsible-business initiatives
•Continued progress toward 2030 environmental targets, including GHG reduction and waste diversion
•Participated in CDP and earned a “B” grade on our most recent CDP Climate Change submission
•Maintained ISO 14001:2015 certification for our San Jose headquarters

•Expanded employee environmental education and engagement programs
•Supported local communities worldwide through employee-driven CSR events, including school upgrade projects in India, global environmental restoration activities, and mentoring and education partnerships with global STEM nonprofits
•Donated IT equipment and resources to community organizations across multiple regions
•Promoted inclusive workplace practices and employee wellness initiatives
•Enhanced internal reporting and transparency on human capital metrics

Reporting
For more information about Synaptics’ Corporate Governance and Sustainability programs, please visit our corporate website at www.synaptics.com and explore our 2025 Sustainability Report and CDP disclosure.

Synaptics Incorporated	18	Proxy Statement

PROPOSAL 1 –
Election of Directors
General
The term of office of each director elected at this Annual Meeting will continue until the 2027 annual meeting of stockholders (the "2027 Annual Meeting") or until such director's successor has been duly elected and qualified, or until their earlier resignation or removal. Pursuant to a previous management proposal approved by our stockholders, the Board is now fully declassified and our directors will stand for election annually beginning at this Annual Meeting.
Our Board currently consists of nine directors. On the recommendation of the N&CG Committee, the Board has nominated eight directors for re-election this year: Nelson C. Chan, Keith B. Geeslin, Susan J. Hardman, Patricia Kummrow, Vivie Lee, Venkatesh Nathamuni, Rahul Patel and James L. Whims. Jeffrey D. Buchanan is not standing for re-election at the Annual Meeting, and his term will expire as of the conclusion of our Annual Meeting. The Board thanks Mr. Buchanan for his service. Effective as of the Annual Meeting, the number of authorized directors constituting the Board will be reduced to eight.
Unless otherwise instructed, the proxy holders will vote “FOR” the election of each of the eight nominees. All are current directors of the Company, and all but Mr. Nathamuni have been previously elected by our stockholders. Each nominee has consented to being named in this proxy statement and to serve as a director if elected. We have no reason to believe that any nominee will be unable or unwilling to serve. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the proxy holders may exercise discretionary authority to vote for a substitute nominee selected by our Board or our Board may reduce its size.
Board Composition
Board Snapshot
The following provides a snapshot of our eight director nominees:

Synaptics Incorporated	19	Proxy Statement

Board Tenure & Refreshment
The N&CG Committee and Board believe a mix of long-, medium-, and short-tenured directors provides the right balance of experience and perspective, allowing the Board to benefit from both the historical knowledge of longer-serving directors and the fresh perspectives and ideas of newer directors. During Fiscal 2026, the N&CG Committee was actively engaged in identifying additional independent director candidates, particularly sitting senior executives, including one with financial and investor outreach expertise. While the Board believes that its current composition reflects a good balance of tenure mix, the Board remains committed to continued refreshment so that director skills and expertise evolve with the Company’s strategic needs. The Board believes that an effective governance framework benefits from a combination of ongoing refreshment practices that support effective oversight and long-term stockholder value creation. In line with this commitment, in January, the Board appointed Venkatesh Nathamuni to the Board and as a member of the Audit Committee. Mr. Nathamuni will become the new Audit Committee Chair effective as of October 26, 2026. In light of the entry into the Merger Agreement, the N&CGC suspended its search for an additional Director candidate. For more information regarding our Board's succession planning processes, See “Corporate Governance – Director Selection, Evaluation and Communications” for detailed information about the Board’s refreshment practices, nomination process, director qualifications, and independence determinations, beginning on page 43 of this proxy statement.
Director Skills, Experience and Background
We believe each of our eight director nominees possess the professional and personal qualifications necessary for effective service on our Board. In addition to their individual experiences and expertise, all of our directors demonstrate:
•Integrity and strong character
•Business experience and leadership ability
•Strategic planning skills
•Knowledge of our industry and finance, accounting, and legal matters
•Communication and interpersonal skills
•Commitment of time and attention to the Company
•Dedication to building long-term stockholder value

Synaptics Incorporated	20	Proxy Statement

The following chart shows a summary of the skills and core competencies of our eight director nominees:

Qualifications & Skills	Chan	Geeslin	Hardman	Kummrow	Lee	Nathamuni	Patel	Whims

Semiconductor Industry: Expertise in the semiconductor industry, including design, manufacturing, market dynamics, and industry trends	●	●	●	●	●	●	●	●

Semiconductor Technology: Technical expertise in semiconductor science and engineering	●		●	●		●	●

IoT Technology and Edge Computing: Expertise in Internet of Things technologies and ecosystem, particularly end products such as smart devices, sensors, and connected appliances	●		●	●			●	●

AI and Machine Learning: In-depth knowledge of artificial intelligence and machine learning, including ethical considerations and regulatory issues		●		●	●	●	●

Software: Expertise in software development, deployment, and lifecycle management		●	●	●	●	●	●	●

Financial Expertise: Strong background in accounting, audit functions and financial management and analysis	●	●	●			●	●	●

Capital Markets: Experience in financial services, including investment banking, commercial banking, and private equity	●	●				●		●

Global Sales Business: Executive level experience with international business and customer development and strategic planning	●	●	●	●	●	●	●	●

M&A: Proficiency in mergers and acquisitions processes	●	●	●	●	●	●	●	●

Corporate Governance: Understanding of corporate governance principles, practices, and regulatory requirements	●	●	●	●	●	●	●	●

IT & Cybersecurity: Expertise in information technology (IT) infrastructure, systems, and cybersecurity				●	●	●

Supply Chain Management: Experience in executive roles overseeing global supply chain management	●		●	●

Environmental and Sustainability: Experience in environmental and sustainability issues through significant operational experience as an executive or Board/committee oversight in these areas	●		●	●		●

Synaptics Incorporated	21	Proxy Statement

Director Nominees

NELSON C. CHAN has served as Chair of our Board since October 2018 and as a director since February 2007. From February through December 2025, he also served as Executive Chair to support the Company during the CEO transition.
From December 2006 until August 2008, Mr. Chan served as the Chief Executive Officer of Magellan Corporation, a leader in the consumer, survey, GIS, and OEM GPS navigation and positioning markets. From 1992 through 2006, Mr. Chan served in various senior management positions with SanDisk Corporation, a global leader in flash memory cards, including as Executive Vice President and General Manager, Consumer Business. From 1983 to 1992, Mr. Chan held marketing and engineering positions at Chips and Technologies, Signetics, and Delco Electronics.
He currently serves on the board, audit and risk management committee, and corporate responsibility, sustainability and governance committee of Deckers Outdoor Corporation (NYSE), a footwear, apparel and accessories designer and distributor; on the board, audit committee, and nominating and governance committee of Twist Bioscience (NASDAQ), which manufactures synthetic DNA; and on the board and nominating and corporate governance committee of GCT Semiconductors (NYSE), a fabless designer and supplier of advanced 4G LTE, IoT and 5G semiconductor solutions. Mr. Chan also currently serves on the Boards of Directors of several private companies.
Previously, Mr. Chan was Chair of the board of directors, chair of the compensation committee, member of the audit committee and member of the nominating and corporate governance committee of Adesto Technologies (NASDAQ), from 2010 to June 2020, prior to its acquisition by Dialog Semiconductor plc. He also served on the board, as chair of the compensation committee, and on the nominating and corporate governance committee of Socket Mobile (NASDAQ), from 2016 to 2019. From 2007 to 2010, he was a member of the board of directors of Silicon Laboratories, Inc.(NASDAQ), and from 2010 to 2016, he was a member of the board and compensation committee, and chair of the audit committee, of Affymetrix, prior to its acquisition by Thermo Fisher. From June 2013 through September 2016, Mr. Chan also was chair of the board of Outerwall (NASDAQ) prior to its acquisition by Apollo Global Management, a private equity firm. Mr. Chan holds a Bachelor of Science degree in Electrical and Computer Engineering from the University of California at Santa Barbara and a Master’s degree in Business Administration from Santa Clara University.
SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS AND EXPERIENCE:
Mr. Chan brings to our Board more than three decades of executive leadership, semiconductor industry and public company governance experience. His prior leadership roles at global technology companies provide the Board with significant expertise in semiconductor product strategy, scaling global operations, customer diversification, and navigating cyclical technology markets. As Chair of the Board, he has played a key role in overseeing Synaptics’ strategic transformation toward Edge AI, IoT connectivity, and differentiated wireless technologies, including oversight of major strategic transactions, executive leadership transitions, and long-term capital allocation priorities. His extensive public company board leadership experience also contributes deep insight into corporate governance, stockholder engagement, succession planning, and risk oversight during periods of industry disruption and rapid technological change provide the requisite qualifications, skills, and experiences that make him well qualified to serve on our Board.

Nelson C. Chan
Chair of the Board and Independent Director
Age: 65
Director Since: 2007
Committees:
Audit & N&CG
Other Public Company Service:
–Deckers Outdoor Corporation
–Twist Bioscience
–GCT Semiconductors

Synaptics Incorporated	22	Proxy Statement

KEITH B. GEESLIN has been a director of the Company since 1986.
Since January 2004, Mr. Geeslin has been a General Partner of Francisco Partners, a firm specializing in structured investments in technology companies undergoing strategic, technological, and operational inflection points. From 2001 until October 2003, Mr. Geeslin served as Managing General Partner of the Sprout Group, a venture capital firm, with which he became associated in 1984. In addition, Mr. Geeslin served as a general or limited partner in a series of investment funds associated with the Sprout Group, a division of DLJ Capital Corporation, which is a subsidiary of Credit Suisse (USA), Inc.
Mr. Geeslin currently serves on the board of directors of CommVault Systems, Inc., a public data management software company, where he is a member of the Compensation Committee and Chair of the Operating Committee. Mr. Geeslin holds a Bachelor of Science degree in Electrical Engineering, a Master’s of Science degree in Engineering and Economic Systems from Stanford University, and a Master of Arts degree in Philosophy, Politics, and Economics from Oxford University.
SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS AND EXPERIENCE:
Mr. Geeslin contributes substantial semiconductor industry leadership and operational expertise developed through decades of executive management and public company board service within the technology sector. His experience spans semiconductor product development, customer engagement, strategic growth initiatives, and oversight of global technology operations.
Mr. Geeslin’s deep understanding of semiconductor industry cycles, product innovation, and customer-driven market dynamics provides valuable perspective to the Board as Synaptics advances its strategy focused on AI-enabled edge processing, intelligent sensing, and wireless connectivity solutions. In addition, his extensive governance experience supports the Board’s oversight of long-term strategy, executive leadership development, and operational risk management. We believe his historical knowledge of Synaptics, his service on multiple boards, and his engineering background provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board.

Keith B. Geeslin Independent Director Age: 73 Director Since: 1986 Committees: Compensation Other Public Company Service: –Commvault Systems, Inc.

Synaptics Incorporated	23	Proxy Statement

SUSAN J. HARDMAN has been a director of the Company since May 2020.
In April 2015, Ms. Hardman retired from her full-time role as Senior Vice President of the Specialty Products Group at Intersil Corporation (subsequently acquired by Renesas), a company that was a leading global provider of analog semiconductor solutions for the computing, consumer, industrial and communications markets. From 2008 to 2015, she held multiple senior executive positions at Intersil, including Senior Vice President of the Analog and Mixed Signal Product Group, Vice President and General Manager of the Automotive and Specialty Products Group, and Vice President of Corporate Marketing. From 2010 to 2015, she was an advisory board member for Santa Clara University’s School of Electrical Engineering. Earlier in her career, Ms. Hardman served as vice president and general manager of the Interface products division of Exar Corporation (subsequently acquired by MaxLinear Inc.). Prior to that, she served as vice president of Corporate Marketing and director of Product Marketing for Exar. From 1983 to 1999, Ms. Hardman held roles in marketing, product design, applications, and product testing with VLSI Technology and Motorola. Ms. Hardman holds a Bachelor of Science degree in Chemical Engineering from Purdue University and a Master’s of Business Administration degree from the University of Phoenix.
SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS AND EXPERIENCE:
Ms. Hardman brings extensive legal, governance, compliance, and public company advisory experience developed through senior leadership positions advising global technology and growth-oriented companies. Her expertise includes securities law compliance, corporate governance frameworks, regulatory oversight, risk management, and strategic board advisory matters.
The Board benefits from Ms. Hardman’s significant experience overseeing complex governance and compliance environments, including matters involving disclosure practices, stockholder engagement, executive compensation governance, and evolving regulatory requirements applicable to public technology companies. Her perspective supports Synaptics’ commitment to strong governance practices, transparency, and long-term stockholder alignment. The Board believes Ms. Hardman's business background and experience in the consumer and automotive technology sectors provide the requisite qualifications, skills, perspectives, and experiences that make her well qualified to serve on our Board and as Chair of our Compensation Committee.

Susan J. Hardman Independent Director Age: 65 Director Since: 2020 Committees: Audit and Compensation (Chair) Other Public Company Service: –None

Synaptics Incorporated	24	Proxy Statement

PATRICIA KUMMROW has been a director of the Company since July 2021.
Ms. Kummrow served as Vice President and General Manager of Intel Corporation's ("Intel") Cloud Networking Group for seven years until her retirement in December 2024. Prior to that, she served as Vice President of IP development in the Platform Engineering Group at Intel, and in other senior engineering leadership roles from 2005 to 2016. Earlier in her career, Ms. Kummrow served in engineering and engineering management roles at Hewlett-Packard. Ms. Kummrow serves on the board of directors and as compensation committee chair at Napatech, a Oslo Stock Exchange listed company. Ms. Kummrow holds a Bachelor of Science degree in Electrical Engineering with a minor in Mathematics from the University of Texas at El Paso, and Master’s of Science degree in the Management of Technology from Walden University.
SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS AND EXPERIENCE:
Ms. Kummrow has 35+ years of experience in the semiconductor industry. She contributes extensive global financial leadership and operational experience developed through executive roles at multinational technology and industrial organizations. Her expertise includes financial controls, international operations, capital allocation, enterprise risk oversight, and large-scale organizational management.
Ms. Kummrow’s background overseeing complex global businesses and cross-functional operations provides the Board with valuable insight into operational scalability, global supply chain considerations, strategic planning, and disciplined financial management. Her experience is particularly relevant as Synaptics continues to navigate dynamic global markets and execute on its long-term growth and profitability objectives. We believe that Ms. Kummrow’s senior management positions with other semiconductor companies, her extensive knowledge of the semiconductor industry, her engineering background, and her understanding of embedded hardware and software, provide the requisite qualifications, skills, perspectives, and experiences that make her well qualified to serve on our Board and as Chair of our N&CG Committee.

Patricia Kummrow Independent Director Age: 56 Director Since: 2021 Committees: N&CG (Chair) and Compensation Other Public Company Service: –Napatech

Synaptics Incorporated	25	Proxy Statement

VIVIE “YY” LEE has been a director of the Company since January 2022.
Beginning in October 2021, Ms. Lee retired from her role as Chief Strategy Officer at Anaplan, where she led corporate performance planning and incubating strategic initiatives and market collaborations during the period through and following the company’s IPO. Previously, she was chief executive officer of FirstRain Inc., an enterprise SaaS data science company, from 2015 until its acquisition by Ignite Technologies in August 2017, and was the company’s chief operating officer, responsible for engineering, analytics and data science since 2005. Prior to FirstRain, Ms. Lee served as the general manager of Worldwide Services at Cadence Design Systems, a global advanced technology division of the company. She previously co-founded the software company Aqueduct Software, an automated enterprise application profiling and analysis solution, and led this company through bootstrapping, venture financing, commercial growth, and acquisition by NetManage in 2000. Ms. Lee began her career at Bell Labs and has held various product leadership roles at Synopsys and 8x8 (formerly Integrated Information Technology Inc.). Ms. Lee is a member of the boards of Commvault Systems, Inc., a public company that develops and delivers enterprise data security and cyber resilience technology, and Belden Inc., a public company that designs and manufactures industrial-scale connectivity solutions for industrial automation, smart buildings, and broadcast markets. She holds a Bachelor of Science degree in Mathematics from Harvard University.
SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS AND EXPERIENCE:
Ms. Lee provides significant expertise in global technology markets, digital transformation, enterprise innovation, and strategic business development. Her experience leading technology-driven organizations and advising high-growth businesses contributes valuable insight into emerging market trends, customer adoption dynamics, and innovation-focused growth strategies.
As Synaptics continues to expand its presence in Edge AI, Physical AI, connected devices, and intelligent computing applications, the Board benefits from Ms. Lee’s experience evaluating evolving technology ecosystems, strategic partnerships, and market expansion opportunities. Her perspective also supports the Board’s oversight of innovation strategy, customer-centric product development, and long-term competitive positioning.
We believe that Ms. Lee’s board experience, her previous senior management positions with other technology companies, and her deep understanding of software and software applications, provide the requisite qualifications, skills, perspectives, and experiences that make her well qualified to serve on our Board.

Vivie “YY” Lee Independent Director Age: 59 Director Since: 2022 Committees: Audit and N&CG Other Public Company Service: –Commvault Systems, Inc. –Belden Inc.

Synaptics Incorporated	26	Proxy Statement

VENKATESH NATHAMUNI has been a director of the Company since January 2026.
Since June 2024, Mr. Nathamuni has served as Executive Vice President and Chief Financial Officer of Jacobs Solutions Inc., a global professional services company. Prior to joining Jacobs, Mr. Nathamuni served as Chief Financial Officer of Cirrus Logic, Inc., a global semiconductor company, from April 2022 to May 2024. Previously, he served as Head of Corporate Finance, M&A, Investor Relations and Information Technology at Arista Networks from November 2021 to April 2022, and spent nine years at Maxim Integrated Products, Inc., where he held leadership roles including Vice President of M&A and Corporate Development and Head of Investor Relations. Earlier in his career, Mr. Nathamuni held positions at J.P. Morgan, Synopsys, Synplicity and QuickLogic. Mr. Nathamuni holds a Bachelor of Science degree in Electronics and Communications Engineering from Madurai Kamaraj University in India, a Master of Science degree in Electrical and Electronics Engineering from Stony Brook University, and an MBA in Finance and Strategy from The Wharton School of the University of Pennsylvania.
SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS AND EXPERIENCE:
Mr. Nathamuni brings significant financial leadership and public company governance experience developed through senior executive finance roles, including his service as Chief Financial Officer of Jacobs Solutions Inc. His expertise includes capital allocation, enterprise risk management, financial reporting, operational transformation, investor relations, and oversight of complex global operations. Mr. Nathamuni provides valuable experience in financial governance, strategic planning, and operational execution within technology-driven and global business environments. His background overseeing large-scale transformation initiatives and growth investments supports the Board’s oversight of Synaptics’ long-term strategy, operational efficiency, and stockholder value creation as the Company continues to advance in Edge AI, Physical AI, and wireless and sensing connectivity solutions.
The Board believes that Mr. Nathamuni’s financial expertise, operational leadership, and public company experience make him well-qualified to serve on the Board of Directors and as Chair of the Audit Committee.

Venkatesh Nathamuni Independent Director Age: 60 Director Since: 2026 Committees: Audit (Chair) Other Public Company Service: –None

Synaptics Incorporated	27	Proxy Statement

RAHUL PATEL has been a director and the President and Chief Executive Officer of the Company since June 2025.
Prior to joining the Company, Mr. Patel spent a decade at Qualcomm, a company specializing in semiconductors, software and services related to wireless technology, including most recently as Senior Vice President and Group General Manager of the Connectivity, Broadband & Networking Group, where he was responsible for overseeing a multi-billion-dollar portfolio of wireless networking and connectivity business. Earlier in his career, Mr. Patel spent 13 years in various senior leadership roles at Broadcom Inc., a company that designs, develops and manufactures a wide range of semiconductor and infrastructure software products, including serving as Senior Vice President and General Manager, Wireless Connectivity Group, where he played a pivotal role in expanding their Wi-Fi, Bluetooth, and GPS leadership across all market segments.
Mr. Patel is a member of the board of directors, the audit committee and nominating and corporation governance committee and serves as the compensation committee chair of Energous Corporation (NASDAQ: WATT). Mr. Patel holds a Bachelor's degree in Electronics & Communications Engineering from NIT, Warangal, India, a Master's Degree in Computer Science and Engineering from Arizona State University, and an MBA in Marketing and Finance from Santa Clara University.
SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS AND EXPERIENCE:
We believe Mr. Patel’s position as President and Chief Executive Officer of the Company, together with his extensive leadership experience in the semiconductor industry, his record of overseeing multi-billion dollar connectivity and networking businesses at major companies, and his deep product knowledge, provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board.

Rahul Patel President, Chief Executive Officer and Director Age: 57 Director Since: 2025 Committees: None Other Public Company Service: –Energous

Synaptics Incorporated	28	Proxy Statement

JAMES L. WHIMS has been a director of the Company since October 2007.
Mr. Whims has been a partner at Alsop-Louie Partners, a venture capital firm focused on identifying promising entrepreneurs, since February 2010. From 1996 to 2007, Mr. Whims was a Managing Director of Techfund Capital l, LP and Techfund Capital II, LP and since 2001, a Managing Director and Venture Partner at Techfund Capital Europe, which are venture capital firms concentrating on high-technology enterprises. Mr. Whims was Executive Vice President of Sony Computer Entertainment of America from 1994 to 1996, where he was responsible for the North American launch of the Playstation and was the winner of the Brandweek/Ad Week marketing executive of the year. From 1990 to 1994, Mr. Whims was Executive Vice President of Software Toolworks. Mr. Whims co-founded Worlds of Wonder, an American toy company that launched Teddy Ruxpin, Lazer Tag and the United States launch of Nintendo, where he was an executive from 1985 to 1988.
Mr. Whims is currently a member of the board of directors and a member of the audit committee and compensation committee of the private company DigiLens Inc., a diffractive waveguide optical company, and a member of the board of directors and compensation committee at each of private companies Kuprion, Inc. a nano-copper materials company, and Phizzle, an engagement automation software company.
Previously, Mr. Whims was a member of the board of directors of THQ, Inc., Portal Player, and 3DFX, all of which were Nasdaq-listed companies, and of Twitch TV, which was a private company. Mr. Whims holds a Bachelor of Science degree in Economics and Communications from Northwestern University and a Master of Business Administration degree in Finance and Marketing from the University of Arizona.
SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS AND EXPERIENCE:
Mr. Whims contributes extensive public company leadership, governance, and operational experience developed through executive management and board service across technology and growth-oriented industries. His expertise includes strategic planning, operational execution, leadership development, and oversight of complex organizational and governance matters.
Mr. Whims’ experience advising companies through periods of strategic transformation, operational scaling, and evolving market conditions provides valuable perspective to the Board as Synaptics continues to execute its long-term growth strategy focused on intelligent connected devices and Edge AI solutions. His governance and leadership experience further supports the Board’s oversight of succession planning, organizational effectiveness, and long-term stockholder value creation. We believe Mr. Whims’ prior senior executive positions with major companies, and his expertise in e-communications and marketing, provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board.

James L. Whims Independent Director Age: 71 Director Since: 2007 Committees: Compensation and N&CG Other Public Company Service: –None

Synaptics Incorporated	29	Proxy Statement

Vote Required
Each director nominee will be elected at the Annual Meeting if such nominee receives a majority of the votes cast with respect to such nominee’s election (that is, the number of votes cast “FOR” the nominee must exceed the number of votes cast “AGAINST” the nominee). Proxies cannot be voted for a greater number of persons than the eight director nominees named in Proposal 1.
An incumbent candidate for director who does not receive the required votes for re-election is expected to tender his or her resignation to our Board. Our Board, or another duly authorized committee of our Board, will make a determination as to whether to accept or reject the tendered resignation generally within 90 days after certification of the election results of the stockholder vote. If applicable, we will publicly disclose the decision regarding any tendered resignation and the rationale behind the decision in a filing of a Current Report on Form 8-K with the SEC.
Recommendation

✓	The Board Unanimously Recommends a Vote “FOR” Each of the Director Nominees.

Synaptics Incorporated	30	Proxy Statement

Corporate Governance
Board Composition and Governance
Board Leadership Structure
The Board has no fixed policy regarding the separation of the offices of Chair and Chief Executive Officer, believing this determination should be made in the context of overall succession planning and the Company's needs at the time. However, historically, the Company has maintained, and continues to maintain, separate roles between the Chief Executive Officer and the Chair of the Board in recognition of the different responsibilities of each position. Our Chief Executive Officer is responsible for setting our strategic direction and for day-to-day leadership and performance of our Company. Our Chair of the Board provides input to the Chief Executive Officer, sets the agenda for Board meetings, and presides over meetings of the full Board as well as executive sessions.
Board Role in Succession Planning
BOARD REFRESHMENT
The Board is committed to maintaining a composition that reflects a balance of continuity and fresh perspectives, ensuring directors collectively possess the skills, experience, and diversity necessary to oversee the Company’s long-term strategy. The N&CG Committee regularly evaluates Board composition, tenure, and anticipated retirements as part of its succession planning responsibilities.
The N&CG Committee maintains an active pipeline of potential director candidates and, where appropriate, engages third-party search firms to identify individuals with expertise aligned to the Company’s strategic priorities. Early In Fiscal 2025, the Board began an active search for a new independent director with significant financial expertise and investor relations experience to serve as a potential future Chair of the Audit Committee. While this search was underway, it was paused following the resignation of the CEO in February 2025 in order to allow the incoming CEO to have input into the selection process aligned with his strategies for the Company. Following the appointment of Mr. Patel as our new CEO, with his input informing criteria for a new Board member, the N&CG Committee resumed this search and engaged Egon Zehnder, a global director and executive search firm, to identify qualified candidates. In January 2026, the Board appointed Venkatesh Nathamuni to the Board and Audit Committee. In July 2026, the Board determined to not nominate Mr. Buchanan for re-election and appointed Mr. Nathamuni as Chair of the Audit Committee effective on October 26, 2026. Moreover, in light of the entry into the Merger Agreement, the Board and the N&CGC elected to suspend the active recruitment of new director candidates. Instead, effective as of the Annual Meeting, the number of authorized directors constituting the Board will be reduced to eight.
The refreshment process emphasizes diversity of skills, perspectives, and backgrounds, while balancing continuity of institutional knowledge with the addition of new viewpoints. The N&CG Committee also considers independence, time commitments, and the ability to contribute meaningfully to the Board’s oversight of risk, strategy, and performance. Through these practices, the Board ensures that its membership evolves in step with the Company’s business needs, while maintaining the governance stability and expertise required to guide long-term stockholder value creation. See "Corporate Governance - Board Composition and Governance" for detailed information.

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SENIOR LEADERSHIP SUCCESSION PLANNING
Pursuant to our Corporate Governance Guidelines, our Board, through its N&CG Committee, also oversees the development and implementation of succession planning for senior management, including the CEO. Our N&CG Committee, in turn, provides an annual report to the Board on succession planning efforts.
As part of our Fiscal 2026 governance enhancements, in October 2025, our N&CG Committee approved a formal succession planning framework. This framework provides that the N&CG Committee, in consultation with the CEO and the Chief People Officer, will regularly review and evaluate long-term and emergency succession scenarios. These reviews include assessing internal talent, identifying potential external successors, and readiness planning for planned and unplanned transitions. In addition, the CEO recommends and evaluates potential successor candidates for both himself and other key executives, along with development plans for such individuals. The Board also considers the qualities and skills required of future leaders to align with the Company’s long-term strategy and sustainability objectives. In the event of an emergency, the independent Chair of the Board or, if the Chair is unavailable, the Chief Financial Officer or other designated senior officer or a third party, will serve as interim Chief Executive Officer until a permanent successor is identified and appointed. In light of the entry into the Merger Agreement, the Company did not appoint a successor when Ken Rizvi ceased serving as Chief Financial Officer effective August 21, 2026. Instead, effective as of August 21, 2026, our CEO serves as the Company’s principal financial officer. Mr. Rizvi will remain employed in an advisory capacity through September 30, 2026 to assist in an orderly transition of his responsibilities.
Director Attendance at Meetings
During Fiscal 2026, the Board held seven meetings. Each director attended 100% of the total number of meetings of the Board and of committees on which such director served during Fiscal 2026. We encourage all directors to attend each annual meeting of stockholders and, to facilitate this, we generally schedule a meeting of our Board on the same day as our annual meeting of stockholders. All of our directors serving at the time attended our 2025 annual meeting of stockholders.
Independent Directors
Under the corporate governance rules of Nasdaq and Item 407(a) of Regulation S-K, a majority of the members of the Board must satisfy Nasdaq’s criteria for “independence.” No director qualifies as independent unless the Board affirmatively determines that the director has no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making its independence determinations under Nasdaq listing standards and Item 407(a) of Regulation S-K in connection with director nominees at this Annual Meeting, the Board considered whether any director had a material relationship with the Company, directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company. The Board also considered the enhanced independence requirements applicable to service on the Audit and Compensation Committees. Based on this review, the Board has affirmatively determined that each of Mses. Hardman, Kummrow, and Lee and Messrs. Chan, Geeslin, Nathamuni and Whims is independent. Mr. Patel is not considered an independent director due to his current position as our CEO. There are no family relationships among any of our directors and director nominees or executive officers. In this proxy statement, we refer to each of Mses. Hardman, Kummrow and Lee, and Messrs. Buchanan, Chan, Geeslin, Nathamuni and Whims as our “Independent Directors.”
Executive Sessions and Independent Director Meetings
As required by our Corporate Governance Guidelines, we regularly schedule executive sessions of our Board at which non-management directors meet without the presence or participation of management. The Chair of our Board presides at such executive sessions. The Independent Directors also meet in regularly scheduled executive sessions, generally in connection with regularly scheduled Board meetings to discuss, among other things, the Company's strategy, performance, management effectiveness and succession planning.

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Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines, that provide a flexible framework for the governance of our Company and support the Board’s oversight of management and long-term stockholder value creation. The Corporate Governance Guidelines address corporate governance issues considered to be of significance to our stockholders and help direct our Board’s actions with respect to, among other things, director qualifications (including independence), Board refreshment and diversity, standing committees, succession planning, risk oversight, and the Board’s annual performance evaluation. A current copy of the Corporate Governance Guidelines is available in the Investor Relations — Corporate Governance — Overview section of our website at http://www.synaptics.com.
Board Oversight of Enterprise Risk Management
Our Board believes that effective risk management is supported by our entire corporate governance framework. Like virtually all businesses, we face a number of risks, including operational, economic, environmental, financial, legal, regulatory, cybersecurity, human capital, and competitive risks. We also monitor emerging risks, including those related to climate and sustainability and the responsible use of AI. Our management is responsible for the day-to-day management of the risks we face, while our Board, as a whole and through its committees, has responsibility for risk oversight.
Each committee plays a key role in the process: our Audit Committee oversees financial reporting, compliance, and cybersecurity risks; our Compensation Committee oversees compensation and human capital risks; and our N&CG Committee oversees governance, environmental, sustainability, AI development and use, and succession planning risks. Each committee and the full Board receives regular reports from management and Internal Audit on enterprise and operational risks, AI-related opportunities, cybersecurity implications, data governance, regulatory developments, product integrity and risk mitigation efforts. In addition, our Corporate Affairs Council, a cross-functional senior management council, supports this process by identifying, assessing, and coordinating the Company’s response to emerging CGS, regulatory, and stakeholder-related risks, and by providing regular updates to senior management and the Board.
Our Board believes that its risk oversight processes, including committee responsibilities, regular management reporting, and full Board review, are effective under different leadership structures. As a result, the Board’s ability to oversee risk is not dependent on whether the roles of Chair and Chief Executive Officer are combined or separated described above under “Board Leadership Structure.”

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BOARD RESPONSIBILITIES
•Overall oversight of enterprise risk management process
•Receives at least quarterly updates from senior management and periodically from outside advisors regarding risks facing the Company
•Regularly reviews the risks facing the Company and identified in the Company’s filings with the SEC
•Regularly reviews risks relating to various developments, including acquisitions, stock repurchases, debt and equity placements and product introductions

AUDIT COMMITTEE
•Oversees the Company’s enterprise risk management processes within the Committee’s purview, including significant financial, tax, investment, enterprise and operational risk exposures
•Oversees the financial reporting process
•Responsible for the quality and integrity of financial statements
•Oversees internal controls over financial reporting and disclosure controls and procedures
•Oversees our compliance with legal and regulatory matters
•Responsible for the performance and independence of the independent auditor
•Oversees risks associated with the use of artificial intelligence and other emerging technologies in financial reporting, accounting judgments, internal controls and disclosure controls
•Oversees cybersecurity risks, including incident-response preparedness, escalation protocols, regulatory disclosure considerations and remediation

COMPENSATION COMMITTEE
•Oversees the assessment and management of risks related to compensation plans and policies
•Oversees compensation policies and programs, including appropriate incentives and controls to ensure they do not create risks that are reasonably likely to have a material adverse effect on the Company
•Oversees risks relating to human capital management, including talent attraction and retention, workforce structure, employee engagement, workplace culture, employment and pay practices, and leadership continuity

N&CG COMMITTEE
•Oversees significant nonfinancial risks within the Committee’s purview, including corporate governance, reputation, regulatory compliance, ethical business conduct and stakeholder trust
•Responsible for risks related to director independence and conflicts of interest
•Oversees Board evaluation and refreshment processes
•Oversees risks relating to management succession planning
•Oversees risks relating to the Company's CGS program, including corporate social responsibility, environmental, sustainability, and governance
•Oversees emerging nonfinancial risks, including the responsible development and use of artificial intelligence, AI ethics and regulatory compliance, and data governance and privacy risks

MANAGEMENT RESPONSIBILITIES
•Identifies material risks and implements appropriate risk management strategies
•Develops programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward, and the appropriate manner in which to manage the risks identified
•Ensures that information with respect to material risks is transmitted to our Board
•Integrates risk management into our decision-making process
•Attends committee meetings and reports on matters that may not be otherwise addressed at these meetings

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Emerging Risks
Our Board recognizes that the Company faces evolving and emerging risks that require continuous monitoring and oversight. Oversight of these risks is allocated across Board committees consistent with their areas of expertise, with regular reporting to the full Board. The Board's oversight of cybersecurity risk management is integrated with the Company's broader enterprise risk oversight framework and informed by management reporting.
Our Audit Committee has primary responsibility for cybersecurity and data privacy risks. Our cybersecurity program is led by our Chief Information Officer ("CIO"), who reports to our Chief Operating Officer, and encompasses prevention, detection, mitigation, and remediation efforts. The Audit Committee reviews the program with the CIO and management at least twice annually, or more frequently as needed, and reports to the full Board. Our cybersecurity strategy focuses on implementing effective and efficient controls, technologies, and other processes to assess, identify, manage and address material cybersecurity threats, risks, and incidents. Our program includes written policies and procedures for information security, vulnerability disclosure, and data privacy, is designed to align with industry standards such as ISO 27001, and is assessed annually by independent third-party auditors. It also incorporates incident response testing, employee training, and benchmarking against best practices. While cybersecurity threats continue to evolve across our industry, to date the Company has not experienced a material cybersecurity incident. We remain vigilant in monitoring, testing, and enhancing our defenses to help safeguard against potential risks.
Our N&CG Committee oversees our CGS matters and emerging technology risks, including the responsible use of AI. The N&CG Committee receives regular updates from management, including the Corporate Affairs Council, on CGS matters and technology-related risks and opportunities, and reports to the full Board. These updates address responsible AI use, workforce and human capital initiatives, and evolving disclosure standards. While expectations in these areas continue to evolve, the Company has not experienced any material regulatory or reputational impacts to date and we remain proactive in monitoring developments, engaging with stakeholders, and enhancing our practices to help mitigate potential risks.
Code of Ethics
We have adopted a Code of Ethics that applies to our Chief Executive Officer and all senior financial officers, including the Chief Financial Officer and Principal Accounting Officer. The Code of Ethics is available in the Investor Relations — Corporate Governance — Overview section of our website at http://www.synaptics.com.
We intend to satisfy the disclosure requirement under Item 5.05(c) of Form 8-K regarding any amendment to, or waiver from, a provision of this code of ethics by posting such information on our website, at the address and location specified above to the extent required by applicable SEC rules and Nasdaq listing standards.
Insider Trading Policy
Our Insider Trading Policy governs the purchase, sale and other disposition of Company securities by our directors, officers, executives, employees, consultants and contractors. We believe our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, related SEC rules and regulations and applicable listing standards. In addition, it is the Company’s policy that the Company will not trade in its stock when it is aware of material nonpublic information.
Prohibition on Derivatives Trading, Hedging, Margining, and Pledging
Our Insider Trading Policy prohibits the members of our Board, executive officers, employees, and any family member residing in the same household of such persons from engaging in derivatives trading and hedging involving our securities, holding our securities in margin accounts, and pledging our securities as collateral for a loan.

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Corporate Governance and Sustainability
We believe that sustainable corporate practices and consistent attention to social and governance priorities will help enhance long-term value for stockholders. In addition, our Board recognizes the importance of our environmental sustainability initiatives and the need to provide effective oversight of those initiatives. The Corporate Governance and Sustainability section of our company website provides a central portal for information on our initiatives. This site is the foundation for stockholders to obtain information on the various programs we are implementing, targets we have set, and the progress we are making. We have adopted a set of policies that address concerns such as human rights and climate change – a summary of these policies is provided below. Copies of the policies are available in the Investor Relations — Corporate Governance — Overview section of our website at http://www.synaptics.com.
Our Values:

CORPORATE SOCIAL RESPONSIBILITY
•Synaptics strives to be a leading corporate citizen
•We uphold the highest ethical standards in our business practices and policies. We believe that sustainable corporate practices, together with consistent attention to social and governance priorities, strengthen long-term value for our stockholders.
•Our management team takes an integrated approach to financial management, corporate governance, and corporate responsibility—driving greater accountability, stronger decision-making, and enhanced long-term value.
•Our focus on CGS guides everything we do.

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CORPORATE AFFAIRS COUNCIL
•Our Corporate Affairs Council (the “CAC”) is an internal governing body composed of senior executives from Finance, Human Resources, Information Security and Information Technology, Legal, and Operations. The CAC oversees the Company’s governance and compliance frameworks, integrates CGS principles into business strategy and operations, addresses global workplace challenges, and facilitates coordinated enterprise-wide decision-making.
•This integrated approach to CGS upholds legal and ethical standards, promotes sustainability and social responsibility, fosters an inclusive and equitable work environment, and ensures strategic alignment and operational efficiency across the company.

PLANET
•We have implemented internal programs and initiatives to reinforce our commitment to minimizing natural resource consumption, improving sustainability, disposing of end-of-life products in an environmentally safe manner, reducing waste, and increasing reuse and recycling programs.
•Synaptics recognizes that environmental responsibility is integral to producing world class products. In manufacturing operations, we expect our suppliers to minimize the adverse effects on the community, environment and natural resources while safeguarding the health and safety of the public.
•Our efforts include maintaining a supplier policy that has requirements on environmental Permits and Reporting, Hazardous Waste Management, Non-Hazardous Waste Management, Water Management and GHG Emissions and Energy Consumption

PEOPLE
•Our employees and communities are the heart of the company, and we take pride in our social responsibility to them as well becoming better global citizens
•We support our local communities through charitable causes and events, and we have numerous programs in place around the world that promote our commitments to equality of opportunity, non-discrimination, and the highest standards of human rights
•We are committed to the use of a socially responsible supply chain and require employees to understand the signs of human trafficking and modern slavery and what to do if they suspect it is taking place in our supply chain
•Our efforts include maintaining a supplier policy that bars the use of forced or child labor and governs the use and distribution of conflict minerals
•Our compensation practices allow a majority of employees, not just senior management, to participate in the long-term success of the Company through long-term equity incentives

GOVERNANCE
•We are dedicated to supporting leading corporate governance and board practices to ensure oversight accountability and transparency in our business practices
•We place a high value on ethical actions, individual integrity and fair dealing in every aspect of what we do

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ACCOUNTABILITY
•Our Board and management are strongly committed to our corporate responsibility policies and will continue to regularly evaluate these policies to ensure an effective outcome and strict adherence by our employees, suppliers, vendors, and partners.
•We actively monitor and audit our internal compliance with our Code of Conduct and other corporate social responsibility policies and programs.

Environmental Targets: Synaptics has established goals in the following key environmental aspects and is taking proactive actions to achieve these targets:

Reduce Greenhouse Gas Emissions Achieve a 75% reduction in our combined, absolute Scope 1 & 2 GHG emissions from a 2023 baseline before 2030.	Reduce Waste Generation 95% diversion of waste to landfill from in scope facilities by 2030.

Adoption of Renewable Energy 100% of the electricity powering our global facilities will come from renewable sources by 2030.
Climate Change Management
Improve education, awareness-raising and employee and company capacity on climate change mitigation, adaptation, impact reduction through on-going education and support of employee environmental initiatives.

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Our Policies:

ENVIRONMENTAL POLICY
•Manage and minimize the consumption of energy, water, paper, and other resources
•Reuse and recycle materials
•Dispose of end-of-life products in an environmentally safe manner
•Develop, manufacture, and market products that are efficient in their use of energy, and that can be reused, recycled or disposed of safely

ANTI-CORRUPTION AND ANTI-BRIBERY POLICY
•Strict prohibition against all forms of bribery and kickbacks
•Strict prohibition against the participation in, or facilitation of, corrupt activities of any kind
•Such prohibitions apply to all third parties such as our suppliers, agents, contractors, consultants, and distributors

LABOR AND HUMAN RIGHTS POLICY
•Prohibition against the use of forced labor of any kind
•Prohibition against the use of child labor and young workers
•Commitment to diversity, equality of opportunity and non-discrimination
•Prohibition against harsh or inhumane treatment of workers, including sexual harassment
•Commitment to providing a fair and living wage and legally mandated benefits
•Recognition of the right of freedom of association and collective bargaining

SUPPLIER AND VENDOR CODE OF CONDUCT
•Contractual obligation on our supply chain to comply with the Responsible Business Alliance Code of Conduct
•Requires our suppliers to uphold the highest standards of human rights, as detailed in our Labor and Human Rights Policy
•Requires our suppliers to adhere to the highest standards of ethics
•Requires our suppliers to implement and maintain management systems to conform to our Supplier and Vendor Code of Conduct

CONFLICT MINERALS AND COBALT SOURCING POLICY
•No direct sourcing of conflict minerals or cobalt
•Requires our suppliers to have in place conflict minerals and cobalt sourcing policies consistent with our own
•Requires our suppliers to comply with the Responsible Business Alliance Code of Conduct and the Responsible Minerals Initiative

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Board Committees
Our Board has three standing committees: (i) the Audit Committee, (ii) the Compensation Committee, and (iii) the N&CG Committee. All members of the Audit Committee, Compensation Committee, and N&CG Committee are Independent Directors. Our Committees each operate under a written charter adopted by our Board, which is available in the Investor Relations — Corporate Governance — Overview section of our website at http://www.synaptics.com.

Director Nominees	Independent	Audit	Compensation	N&CG

Nelson C. Chan «	Yes	●		●
Keith B. Geeslin	Yes		●
Susan J. Hardman	Yes	●	C
Patricia Kummrow	Yes		●	C
Vivie Lee	Yes	●		●
Venkatesh Nathamuni	Yes	F C (1)
Rahul Patel	No
James L. Whims	Yes		●	●
« = Chair of the Board and Executive Chair (from February 3rd through December 2, 2025).
● = Committee Member C = Committee Chair F = Financial Expert
1.Mr. Nathamuni has been appointed Chair of the Audit Committee, effective October 26, 2026.
Refreshment During Fiscal Year 2026
•Venkatesh Nathamuni joined the Board and Audit Committee
•Nelson C. Chan stepped down as interim Executive Chair and resumed his role as a member of each of the Audit Committee and the N&CG Committee effective December 2, 2025
•Jeffrey Buchanan will not stand for re-election at our Annual Meeting and Mr. Nathamuni has been appointed Chair of the Audit Committee, effective October 26, 2026

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Audit Committee
Meetings Held in Fiscal 2026:	5
Current Members:	Jeffrey Buchanan (Chair), Venkatesh Nathamuni (Chair effective October 26, 2026), Nelson C. Chan, Susan J. Hardman, and Vivie Lee
Primary Responsibilities:
•Oversee our accounting and financial reporting processes and the audits of our financial statements;
•Assist the Board in fulfilling its oversight responsibilities regarding:
•the integrity of our financial statements;
•our compliance with legal and regulatory matters;
•the independent auditor's qualifications and independence; and
•the performance of our independent auditor

•Assist the Board in fulfilling its oversight responsibilities regarding cybersecurity risk, which it discusses at least semi-annually;
•Prepare the Audit Committee report that SEC rules require to be included in our annual proxy statement;
•Appoint, retain, compensate, evaluate, and oversee the independent registered public accounting firm, including auditor independence and performance;
•Review our accounting and financial controls with the independent auditor and our financial accounting staff;
•Review the Company's policies and processes relating to risk assessment and risk management, including cybersecurity and other enterprise risks within the Audit Committee's oversight responsibilities; and

•Review and approve any related party transactions between us and our directors, executive officers, and their affiliates.
Independence: Our Board has determined that each member of the Audit Committee satisfies the enhanced independence standards applicable to audit committees pursuant to Rule 10A-3(b)(1)(i) under the Exchange Act and Nasdaq listing standards. In addition, each member of the Audit Committee is financially literate, and Messrs. Buchanan and Nathamuni have each been designated as an “audit committee financial expert” as defined by the applicable SEC rules.

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Compensation Committee
Meetings Held in Fiscal 2026:	4
Current Members:	Susan Hardman (Chair), Keith B. Geeslin, Patricia Kummrow and James L. Whims
Primary Responsibilities:
•Determine, or recommend to our Board for determination, the compensation of our CEO and our other executive officers;
•Discharge the responsibilities of our Board relating to our compensation programs;
•Prepare the Compensation Committee report that SEC rules require to be included in our annual proxy statement and our Annual Report on Form 10-K;
•Establish and review our overall compensation philosophy;
•Review and approve corporate goals and objectives relevant to the compensation of our CEO and our other executive officers, evaluating the performance of our CEO and our other executive officers in light of those goals and objectives, and determining and approving our CEO and our other executive officers’ compensation levels based on such evaluation;

•Review and recommend to the Board the compensation of our non-employee directors;
•Review and make recommendations to the full Board with respect to, or approving, our incentive compensation plans and equity-based plans, including reviewing and overseeing the activities of the individuals responsible for administering those plans; and

•Review executive succession planning, leadership development, and human capital management matters, as appropriate.
In fulfilling its responsibilities, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation Committee.
In accordance with the Compensation Committee’s charter, the Compensation Committee may retain independent compensation advisors and other management consultants. In Fiscal 2026, the Compensation Committee retained Compensia, Inc. (“Compensia”) to assist in reviewing our executive compensation program and analyzing the competitive market for executive talent. As discussed under “CD&A — How We Make Compensation Decisions” below, the Compensation Committee has assessed the independence of Compensia and has concluded that its engagement of Compensia does not raise any conflict of interest. The services provided by Compensia in Fiscal 2026 are also discussed in that section.
At the request of the Compensation Committee, our CEO aids the Compensation Committee in reviewing and analyzing the performance of, and our goals and objectives for, our other executive officers. These services are discussed under “CD&A — How We Make Compensation Decisions — Role of the CEO” below.

Independence: Our Board has determined that each member of the Compensation Committee satisfies the additional independence requirements specific to compensation committee membership under Nasdaq listing standards. In making this determination, the Board considered whether the director has a relationship with the Company that is material to the director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee.

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Nominations & Corporate Governance Committee
Meetings Held in Fiscal 2026:	4
Current Members:	Patricia Kummrow (Chair), Nelson C. Chan, Vivie Lee and James L. Whims
Primary Responsibilities:
•Identify, evaluate, and recommend candidates qualified to become Board members or nominees for members of the Board consistent with criteria approved by the Board;
•Evaluate and recommend Board members to serve as members and chairs of Board committees;
•Develop the annual self-evaluation process for the Board and its committees and, as appropriate, make recommendations to the Board regarding its findings;
•Oversee director succession planning relating to director tenure, retirements and resignation;
•Develop and maintain the Company’s governance policies and periodically review those policies and recommend any changes, and oversee the Company’s governance practices and procedures;
•Oversee and approve management succession and continuity planning and risks; and
•Oversee the corporate social responsibility of the Company, including environmental, social, and governance practices.
Independence: Our Board has determined that each member of the N&CG Committee is independent under Nasdaq listing standards.
Director Selection, Evaluation and Communications
We believe continuous Board refreshment is important to effective corporate governance as we recognize the value in a balance between longevity, continuity and fresh perspectives. Our N&CG Committee establishes policies and procedures for director nominations and oversees the annual nomination process. Throughout each year, our N&CG Committee evaluates and recommends candidates for election and re-election to the Board, as needed.

1 Evaluate Board Composition and Tenure	2 Obtain Candidates	3 Evaluate Qualifications of Director Nominees	4 Asses Independence and Conflicts of Interest	5 Select Nominees

1.Evaluate Board Composition and Tenure
Each year, our N&CG Committee reviews the Board membership criteria and the skills matrix and assesses the composition of the current Board against the criteria, skills and future needs. The N&CG Committee determines the skills, experience and characteristics it believes are most desirable to be represented on our Board to meet the needs of our business, our strategies and contributions to the overall effectiveness of our Board.

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2.Obtain Candidates
At any appropriate time prior to each annual meeting of stockholders at which directors are to be elected, and whenever there is otherwise a vacancy on the Board, the N&CG Committee will assess the qualifications and effectiveness of the current Board members and, to the extent there is a need, will seek other individuals qualified and available to serve as potential Board members. The N&CG Committee will review each potential candidate’s qualifications considering the criteria described below under “Qualifications of Director Nominees” and any additional criteria (such as experience, qualifications, attributes and skills) desired for directors and director candidates as may be determined from time to time by the Board. In reviewing each potential candidate, the N&CG Committee also considers the results of the annual Board and committee evaluations for the purpose of assessing the suitability of each Board member for continued service on the Board. See “Annual Board and Committee Self-Evaluations” below for additional information regarding the annual Board and committee evaluation process. The N&CG Committee will select the candidate or candidates it believes are the most qualified to recommend to the Board for selection as a director nominee.
In identifying potential director candidates, the N&CG Committee considers candidates recommended through a variety of sources including, but not limited to, third-party search firms, current Board members, and senior management. Our N&CG Committee will also consider persons recommended by our stockholders for inclusion as nominees for election to our Board if the information, as required by our Bylaws, is submitted in writing in a timely manner and addressed and delivered to our Corporate Secretary at our principal executive offices set forth in this proxy statement. The N&CG Committee evaluates nominees for director in the same manner, regardless of whether the nominee is recommended by a stockholder or other person or entity. Our Board believes that a diversity of skills, experience and backgrounds is important to maintaining a well-functioning board.
3.Evaluate Qualifications of Director Nominees
The N&CG Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics required for new Board members as well as the composition of the Board as a whole. In evaluating director candidates, including directors eligible for re-election, the N&CG Committee will consider the following factors:
•Experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing and the ability to exercise sound business judgment;
•Background and accomplishments in the candidate’s respective field;
•Personal qualities and characteristics, accomplishments, and reputation in the business community;
•Knowledge of or experience with emerging technology risks, including cybersecurity, data privacy, and responsible AI use, as well as CGS matters relevant to the Company’s business;
•International business experience and global perspective, especially in markets relevant to the Company;
•Experience in human capital management, succession planning, or stakeholder engagement;
•Understanding of the fiduciary responsibilities of a director;
•Commitment to devote sufficient time and availability to the affairs of the Company, particularly in light of the number of boards on which such candidate may serve;
•Knowledge and contacts in the communities in which the Company conducts business and in the Company’s business industry or other industries relevant to the Company’s business;
•Knowledge and expertise in various fields deemed appropriate by the Board, such as engineering, marketing, production, distribution, technology, accounting, finance, and law;
•Fit of the candidate’s skills, experience, and personality with those of other directors in maintaining an effective, collegial, and responsive Board;
•To the extent a candidate serves or has previously served on other boards, the candidate shall have a demonstrated history of actively contributing at board meetings;

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•Whether a candidate’s background contributes to a mix of Board members that represents a diversity of background and experience, including gender, generational diversity, and representation of underrepresented groups, as may be required by applicable law or the Nasdaq listing standards;
•Length of service;
•Independence and conflicts of interest; and
•Any other factors the N&CG Committee considers appropriate.
The N&CG Committee need not assign any particular weight or priority to any one factor. In making its selection of director candidates, the N&CG Committee bears in mind that the foremost responsibility of a director is to represent the interests of our stockholders as a whole. Directors are expected to exemplify the highest standards of personal and professional integrity, and to constructively challenge management through their active participation and questioning.
Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis proscribed by law. The assessment of directors is made in the context of the perceived needs of our Board from time to time.
4.Assess Independence and Conflicts of Interest
All candidates, including incumbent nominees, are assessed for independence and screened for any conflicts of interest. For new director searches, our N&CG Committee engages a third-party advisory firm for support in conducting screenings and checking references.
The Nasdaq listing rules require that a majority of the members of a listed company’s board of directors qualify as “independent” as affirmatively determined by our Board. In addition, our Corporate Governance Guidelines require that a substantial majority of our Board consists of “independent” directors. Our Corporate Governance Guidelines are available on our website at www.synaptics.com on the Investors page under “ Corporate Governance.”
After a review of all relevant transactions and relationships between each director, as well as his or her family members, and us, our senior management and our independent registered public accounting firm, our Board has determined that seven of our eight nominees for director are “independent” directors as specified by applicable laws and regulations of the SEC, the listing rules of Nasdaq and our Corporate Governance Guidelines. Mr. Patel, our President and CEO, is not an independent director because he is currently an executive officer of our Company.
Our Board has also determined that each of our directors had no conflicts of interest during Fiscal 2026 and up to the filing date of this proxy statement. For more information, see "Certain Relationships and Related Transactions" on page 114.
5.Select Nominees
After evaluating all of the factors as outlined above and any additional considerations to meet the current needs of the Board, our N&CG Committee will recommend candidates for election and re-election to the Board, and our Board will determine whether to approve the recommendation.
Annual Board and Committee Self-Evaluations
The Board and its committees conduct annual self-evaluations to determine whether it and its committees are functioning effectively. The N&CG Committee receives comments from all directors and reports annually to the Board with an assessment of the performance of the Board and its committees. The assessments focus on the effectiveness and composition of the Board and each Board committee, the Board’s interaction with Company management, the Board’s standards of conduct, and the performance of each individual director. In Fiscal 2026, the self-evaluations revealed that Board and committee members' key areas of focus should include: growth strategy and opportunities, CEO support and director refreshment and succession planning, leadership talent succession planning and retention, continued improvement in AI and cybersecurity oversight and operational AI adoption and AI processor market intelligence, and risk mitigation from internal and external / market factors. The Board and its committees have taken steps to address the feedback.

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Director Orientation and Continuing Education
The Board has developed an orientation process for our Board members that is designed to provide an overview of various aspects of our business, strategy, operations, finances, risks, compliance and governance practices. Our program consists of two main components: (1) written materials detailing the Company's strategy, governance documents and most recent disclosures; and (2) meetings with the executive management team, select members from the various business units as well as meeting with other directors. Newly-elected directors are matched with a longer-tenured director who can be a mentor and resource for Board-related questions. We provide further orientation and assistance when directors are rotating to new committees. Our director orientation program is periodically reviewed by our N&CG Committee.
We also believe ongoing director education is essential for our Board to remain a strategic asset to the Company. Our directors are encouraged to participate in, and are reimbursed for, continuing education programs to continue to enhance their skills and knowledge used to perform their duties on the Board and their respective committees. In addition, we provide quarterly updates on available educational opportunities, and the Board regularly receives presentations from outside experts and from management on relevant topics including governance and compensation trends, risk oversight, industry developments, cybersecurity, data protection, AI governance and emerging technology trends and risks.
Communications with the Board
Interested parties may communicate with our Board or specific members of our Board, including our Independent Directors and the members of the various committees of our Board, by submitting a letter addressed to the Board of Synaptics Incorporated, c/o any specified individual director or directors at our executive offices: 1109 McKay Drive, San Jose, California 95131. Any such letters will be forwarded to the indicated directors.
All communications will be received, processed, and then forwarded to the appropriate member(s) of our Board, except that, certain items unrelated to the Board’s duties and responsibilities, such as spam, junk mail, mass mailings, solicitations, resumes and employment inquiries and similar items will not be forwarded. Board members receiving communications will respond as such directors deem appropriate, including the possibility of referring the matter to the management of our Company, to the full Board or to an appropriate committee of the Board.

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Director Compensation
For their service on the Board, our non-employee directors receive cash compensation and an annual equity award. Our CEO who also serves as a director is not paid any additional compensation for his service as a director. No other executives serve on our Board.
The Board may change the terms of our non-employee director compensation program from time to time.
Cash Compensation
Under our non-employee director compensation program in effect for Fiscal 2026 (which was adopted and has remained in place by the Board since October 29, 2024), each non-employee director receives an annual cash retainer of $75,000. In addition to his Board fees, serving as our Executive Chair from February through December 2025, Mr. Chan received an additional cash retainer of $40,000 per month (pro-rated for any partial month), subject to any required withholding. We also pay our non-employee directors an additional annual retainer for committee service and for service as Chair of the Board, in cash or shares of our common stock at the director’s election, as follows:

	Chair ($)	Committee Member ($)

Chair of the Board	80,000	–
Audit Committee	30,000	10,000
Compensation Committee	20,000	10,000
N&CG Committee	15,000	5,000
Annual retainers for service on our Board and committees are paid in quarterly installments in advance.
Non-employee directors are reimbursed for reasonable expenses incurred to attend Board and committee meetings and incident to their service as a director.
Equity Compensation
Under our non-employee director compensation program in effect for Fiscal 2026, each non-employee director may receive their annual cash retainer in cash or vested shares of our common stock at the director’s election. The number of shares issued in common stock is determined by taking the cash retainer amount otherwise due to such director and converting it to a number of shares using the closing price of our common stock on Nasdaq on the date the shares are to be delivered to that director. No director elected to receive the annual retainer in shares of our common stock. In addition, non-employee directors also receive an annual grant of RSUs with a total grant value of approximately $210,000 in connection with our annual meeting of stockholders. The total grant value for the award granted in Fiscal 2026 was converted to a number of RSUs using the average closing price of our common stock on Nasdaq for the month ended October 31, 2025, and differs from the accounting value which is based on the grant date fair value determined in accordance with ASC Topic 718. The annual grant of RSUs vests in four quarterly installments through the first anniversary of the grant date (or, for a non-employee director not standing for re-election, immediately prior to the Company’s next annual meeting of stockholders). Subject to our Board’s discretion, a non-employee director appointed to our Board at any time other than in connection with an annual meeting may receive a pro-rated grant of RSUs valued on the same basis as the latest annual non-employee director grants that vests on the same schedule as the grants made to non-employee directors at the most recent annual meeting.

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Director Compensation Limits
Per the terms of our 2019 Incentive Plan, our non-employee directors are not eligible to receive, individually, compensation exceeding an aggregate maximum value of $750,000 in any fiscal year, including both cash and equity awards. The value of equity awards is based on the grant date fair value of the awards, as such grant date fair value is determined for our financial reporting purposes.
Stock Ownership Guidelines — Directors
We maintain stock ownership guidelines for our non-employee directors. Under these guidelines, each non-employee director is to own or to acquire, within five years of first becoming a director, shares of our common stock owned outright and unvested RSUs having a market value at least equal to five times the director’s annual retainer. As of June 27, 2026, all of our non-employee directors met the ownership requirement (or were within the five-year period since first becoming a director). We believe that these guidelines promote the alignment of the long-term interests of the members of our Board with those of our stockholders.
Director Compensation Table — Fiscal 2026
The following table sets forth summary information regarding compensation for each of our non-employee directors for Fiscal 2026. The compensation paid to Mr. Patel is presented in our executive compensation disclosure below. Mr. Patel is not entitled to receive additional compensation for his service as a director.

Name	Fees Earned or Paid in cash ($)	Stock Awards(1) ($)	Total ($)

(a)	(b)	(c)	(d)

Nelson C. Chan(2)	366,250	215,617	581,867
Jeffrey D. Buchanan	105,000	215,617	320,617
Keith B. Geeslin	85,000	215,617	300,617
Susan J. Hardman	105,000	215,617	320,617
Patricia Kummrow	100,000	215,617	315,617
Vivie Lee	90,000	215,617	305,617
Venkatesh Nathamuni	27,322	174,202	201,524
James L. Whims	90,000	215,617	305,617
1.Each non-employee director was granted 3,036 RSUs on November 1, 2025, except Mr. Nathamuni who joined our board during the fiscal year and was granted 2,300 RSUs on January 2, 2026 or a pro-rated value of approximately $173,077. The amounts reported in column (c) of the table above reflect the aggregate grant date fair value of the RSUs granted to the non-employee directors during Fiscal 2026 computed in accordance with ASC Topic 718 (as of the date of grant of the awards as determined for accounting purposes and excluding the effect of estimated forfeitures). For information on the assumptions used in the grant date fair value computations, refer to Note 12 “— Share-Based Compensation” in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 27, 2026. The amounts included in the Director Compensation Table above may be different from the value that will be realized by the non-employee directors upon vesting and settlement of the RSUs.
2.On March 10, 2025, following the Compensation Committee's recommendation and Board approval,, the Company entered into a letter agreement with Mr. Chan providing for incremental cash compensation of $40,000 per month (pro-rated for partial months) for his interim service as Executive Chair during the CEO transition (the "Interim Cash Compensation Adjustment"), subject to applicable withholding. The adjustment, which was based on market benchmark data and analyses prepared by Compensia, the Compensation Committee’s independent compensation consultant, was effective from February 3, 2025 through December 2, 2025. During this interim period, Mr. Chan did not serve on the Audit or N&CG Committees or receive the related committee fees, but he continued to serve as Chair of the Board and received the applicable retainer.

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The aggregate number of unvested RSUs outstanding as of June 27, 2026, held by each of our non-employee directors then in office are as set forth below. None of our non-employee directors held any outstanding stock options as of that date.

Director	Unvested Stock Awards

Nelson C. Chan	1,518
Jeffrey D. Buchanan	1,518
Keith B. Geeslin	1,518
Susan J. Hardman	1,518
Patricia Kummrow	1,518
Vivie Lee	1,518
Venkatesh Nathamuni	1,150
James L. Whims	1,518

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PROPOSAL 2 –
Ratification of the Appointment of the Independent Auditor
We are seeking stockholder ratification of our appointment of KPMG LLP (“KPMG”) as our independent auditor for the fiscal year ending June 26, 2027. KPMG has served as our independent auditor since 2003 and in July 2026, the Audit Committee re-appointed KPMG for Fiscal 2027 ending June 26, 2027. The Audit Committee has determined that KPMG is independent within the meaning of the Exchange Act and the applicable published rules and regulations thereunder and by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee also considered whether the provision of non-audit services by KPMG is compatible with maintaining KPMG’s independence.
Additional information about KPMG, including the fees we paid to KPMG in Fiscal 2026 and 2025, can be found in this proxy statement under the caption “Audit and Non-Audit Fees.” The report of the Audit Committee included in this proxy statement under the caption “Audit Committee Report” also contains information about the role of KPMG with respect to the audit of the Company’s annual financial statements.
A representative of KPMG is expected to be present at our Annual Meeting, be available to respond to appropriate questions and will have the opportunity to make a statement, if desired.
Stockholder ratification of the appointment of KPMG as our independent auditor is not required by our Amended and Restated Bylaws or otherwise. However, the Board is submitting the appointment of KPMG to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee may reconsider whether or not to retain KPMG. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.
Vote Required
Ratification of the appointment of KPMG as our independent auditor for Fiscal 2027 will be approved if a majority of the votes cast on Proposal 2 at the Annual Meeting are cast in favor of the proposal. Abstentions are not counted as votes cast.
Recommendation

The Board Unanimously Recommends a Vote “FOR” the Ratification of the Appointment of KPMG as Our Independent Auditor for the Fiscal Year Ending June 26, 2027.
✓

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Audit and Non-Audit Fees
In accordance with PCAOB rules, the Audit Committee requires the lead auditor partner to be rotated every five years. The Audit Committee directly oversees this process, including presiding at meetings between the Audit Committee Chair and candidates for this role as well as discussions with the full Audit Committee and management. Our most recent rotation occurred in August 2025 after the filing of our Annual Report on Form 10-K for Fiscal Year 2025, when a new lead audit partner was selected.
Audit Committee Pre-Approval Policies
The Audit Committee's Charter requires our Audit Committee to pre-approve all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations to be performed by our independent auditor, including related fee and cost ranges. Any services expected to exceed the pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise required by law or applicable SEC regulations, any pre-approval shall be effective until the respective service is complete to the satisfaction of the Audit Committee under the terms of the engagement with the independent auditor or until such date as the Audit Committee designates. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Code and related regulations.
To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chair or other members of the Audit Committee, provided that such such member(s) report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent auditor.
Our Audit Committee requires that our independent auditor, in conjunction with either our Principal Financial Officer or Principal Accounting Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must provide information to the Audit Committee about each service to be provided, and the details of such service.
All of the services provided by KPMG in Fiscal 2026 and 2025 described below under the captions “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” were approved by our Audit Committee in accordance with these policies.
Principal Accountant Fees and Services
The aggregate fees billed to the Company by KPMG for professional services rendered in Fiscal 2026 and 2025 are as follows:

Fees	2026 ($)	2025 ($)

Audit Fees	2,874,000	3,515,000
Audit-Related Fees(1)	—	18,000
Tax Fees(2)	708,000	504,000
All Other Fees	—	—
Total Fees	3,582,000	4,037,000
1.Includes fees for accounting consultations relating to mergers and acquisitions activity.
2.Includes fees for professional services rendered by KPMG with respect to tax preparation and compliance, and tax consultation. The fees for tax consultation services were $327,000 and $130,000 for Fiscal 2026 and 2025, respectively.

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Audit Committee Report
Our Board has appointed an Audit Committee consisting of five directors. The current members of the Audit Committee are Jeffrey D. Buchanan, Nelson C. Chan, Susan J. Hardman, Vivie Lee and Venkatesh Nathamuni. Each of the Audit Committee members is “independent” of our Company and management, as that term is defined under applicable Nasdaq listing standards and SEC rules.
The primary responsibility of the Audit Committee is to assist our Board in fulfilling its responsibility to oversee management’s conduct of our Company’s financial reporting process, including overseeing the financial reports and other financial information provided by our Company to governmental or regulatory bodies (such as the SEC), the public, and other users thereof; our Company’s systems of internal accounting and financial controls; and the annual independent audit of our Company’s financial statements.
Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditor is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with GAAP.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements with management and the independent auditor. The Audit Committee discussed with the independent auditor the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee received from the independent auditor written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with the independent auditor the firm’s independence from management and our Company, including the matters covered by the written disclosures and letter provided by the independent auditor, and considered the compatibility of non-audit services with KPMG’s independence.
The Audit Committee discussed with the independent auditor the overall scope and plans for its audits. The Audit Committee met with the independent auditor, with and without management present, to discuss the results of its audit, its consideration of the Company’s internal controls, and the overall quality of the financial reporting. The Audit Committee held five meetings with management of our Company, all of which were attended by our independent auditor, with respect to our Company’s financial statements and audit or quarterly review procedures.
Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board, and our Board approved, that the audited financial statements be included in our Company’s Annual Report on Form 10-K for the fiscal year ended June 27, 2026, for filing with the SEC. The Audit Committee also has appointed KPMG as our Company’s independent auditor.
This report has been furnished by the Audit Committee of the Board.
Audit Committee
Jeffrey D. Buchanan, Chair
Nelson C. Chan
Susan J. Hardman
Vivie Lee
Venkatesh Nathamuni
The foregoing report of the Audit Committee is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

Synaptics Incorporated	52	Proxy Statement

PROPOSAL 3 –
Approval of the Amended and Restated 2019 Equity and Incentive Compensation Plan
General
At the Annual Meeting, our stockholders will be asked to approve an amended and restated version of our 2019 Equity and Incentive Compensation Plan (the “Amended Plan”). The Amended Plan would increase the share reserve, subject to stockholder approval, by 1,000,000 shares, bringing the total limit (before taking into account share transfers from the 2010 predecessor plan (the “Predecessor Plan”) to 10,488,000 shares.
Equity Plan Amendment — Reasons to Vote for Proposal 3

We are requesting approval to add 1.0 million shares to our Amended Plan. This limited request is intended to allow Synaptics to continue to operate as an independent public company for up to one year. Specifically, we may need these additional shares for our annual employee refresher grants in August 2027; however, if we are no longer an independent public company at that time, we would not expect to use these shares.
These equity awards are a cornerstone of our compensation program and culture of ownership. They are broadly distributed across our workforce, but increasingly targeted to high performers and critical talent, ensuring alignment with stockholder value creation. Without stockholder approval of this Amended Plan, our constrained ability to grant competitive equity awards would significantly impair our ability to attract and retain key employees in this talent-driven industry.

In evaluating our request to approve the Amended Plan (the "2019 Incentive Plan Proposal"), we ask that you consider the following:
•Incentive to Attract and Retain Talent. Our equity incentive program has been instrumental in building and maintaining high quality talent at all levels of the organization. These employees drive Synaptics’ ability to generate sustainable, long-term value for stockholders. We believe that our future success depends in large part on our ability to continue to use the Amended Plan to attract, hire, motivate and retain key talent. Equity awards are a critical component of compensation within the semiconductor industry and, without additional shares, we would be constrained in our ability to grant future awards, undermining our competitiveness in a talent-driven market.
•Our Equity Request is Aligned with our Market for Talent. We operate in the highly competitive semiconductor industry, where innovation and talent drive returns. Our location in the Bay Area further intensifies the competition for skilled professionals, who typically expect equity awards to comprise a key component of their compensation, consistent with geographic and industry market practice. Without sufficient shares, Synaptics would be at a competitive disadvantage to attract and keep highly skilled and qualified employees, particularly when competing against both established technology leaders and equity-heavy startups.
•Equity Compensation and Our Culture of Ownership. We remain committed to fostering a culture of ownership by aligning the interests of employees and stockholders. Currently, all full-time employees receive equity at hire, reinforcing broad-based participation. At the same time, we are pivoting to a more targeted approach to annual refresher awards, prioritizing high performers and critical talent. This shift is designed to preserve our culture of ownership, pride, and accountability for the Company’s success, while helping to control burn rate and dilution and better align equity usage with long-term stockholder value creation.

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•Annual Stockholder Approval Enhances Accountability. Unlike many companies that seek multi-year share pools, Synaptics requests shares annually, giving stockholders recurring opportunities to evaluate our equity usage, evaluate our approach and hold the Company accountable for alignment with long-term stockholder value. This annual cadence complements our stockholder engagement efforts. As outlined in the "CD&A" section of this proxy statement, during Fiscal 2026, we contacted institutional stockholders representing approximately 76% of our outstanding shares and held discussions with holders representing approximately 53% of our outstanding shares, and we intend to continue these engagement efforts.
•Significant Focus on Performance-Based Vesting Equity Awards. Approximately 70% of Fiscal 2026 CEO equity (excluding the one-time CEO new hire equity award) and 53% of Fiscal 2026 NEO equity was subject to performance-based vesting tied to relative TSR and non-GAAP EPS, reinforcing our pay-for-performance philosophy. The foregoing percentages are based on the grant date fair value of the awards granted in Fiscal 2026.
•Limiting Cash Compensation Expense. Equity compensation reduces reliance on cash-based pay, preserving capital for investment to drive growth and stockholder returns. Without an increased share reserve, larger cash awards would raise fixed costs, reduce our flexibility and competitiveness in the market, and could also constrain the cash available for other internal investments.
•Responsible Plan Features. Our Amended Plan incorporates governance safeguards: Our Board believes the use of stock-based incentive awards promotes best practices in corporate governance by incentivizing the creation of stockholder value. By providing participants in the Amended Plan with a stake in our success, the interests of participants are further aligned with those of our stockholders. Specific features of the Amended Plan that we believe are consistent with good corporate governance practices include:
•Minimum 1-year vesting requirements, Minimum one-year vesting (with only a 5% carve-out for exceptions).
•No evergreen provision. Share pool increases require stockholder approval.
•No repricing or exchange without stockholder approval, including the cancellation and replacement of underwater options
•No liberal share recycling. Shares used to pay exercise prices or taxes are not returned to the Amended Plan for future grants.
•Double-trigger change in control protections. The Amended Plan generally provides for outstanding awards to be continued or replaced in connection with a change in control. If a qualifying replacement award is not provided, time-based awards generally vest upon the change in control. Performance-based awards are treated as specified in the applicable award agreement and Plan provisions. Separately, the Company’s NEO severance arrangements provide double-trigger benefits, as described in the CD&A. See “Potential Payments Upon Termination or Change in Control” for the specific treatment of RSUs, PSUs and MSUs. While the Plan, like most equity plans, permits the Compensation Committee or Board discretion to accelerate vesting, it is their intent to limit acceleration to qualifying events (e.g., termination) and, in the case of a change in control, only with a double-trigger. Consistent with this approach, the Compensation Committee has not exercised its discretion to accelerate vesting outside of qualifying events.
•Annual Cap. The Amended Plan caps annual non-employee director compensation to $750,000.
•Clawback provisions consistent with SEC rules and policy.
•Independent administration by the Compensation Committee, which consists entirely of independent directors.
•Fair market value pricing. Stock options and stock appreciation rights ("SARs") must be granted with an exercise or base price at least equal to the fair market value of the shares on the grant date.
•No dividend equivalents on options or SARs; dividends and equivalents on other awards are subject to the same vesting conditions as the underlying shares.

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Equity Usage, Overhang/Dilution and Stockholder Alignment
To help our stockholders better understand our historical equity compensation practices, current anticipated needs, and the potential impact of the 2019 Incentive Plan Proposal, we provide the following:
Overview of our Current Share Usage and Request
As of August 28, 2026, we had 39,692,413 shares outstanding. We had 3,444,095 unvested full-value awards (8.7% of outstanding shares), of which 3,211,792 were outstanding under the Amended Plan and 232,303 of which were outstanding under the 2025 Inducement Equity Plan (the “2025 Inducement Plan”). The total number of shares of common stock subject to outstanding awards under the Amended Plan and the 2025 Inducement Plan (3,444,095 shares in total), plus the total number of shares available for future awards under the Amended Plan and the 2025 Inducement Plan (2,291,057 shares in total) represent a 14.4% overhang — the potential dilution if all outstanding awards vested and all available shares were granted. Shares issued under our Amended and Restated 2019 Employee Stock Purchase Plan (the "2019 ESPP") are not included in this overhang calculation.
Importantly, no stock options remain outstanding; all awards are full-value. We believe full-value awards deliver more value per share than options and help manage dilution efficiently.
We are seeking stockholder approval for an additional 1,000,000 shares (2.5% of outstanding common stock as of August 28, 2026) under the Amended Plan (which percentage reflects the simple dilution of our stockholders that would occur if the 2019 Incentive Plan Proposal is approved, and all such shares were delivered in respect of awards granted under the Amended Plan).
Unlike companies that seek large multi-year pools, Synaptics requests shares annually, giving stockholders recurring opportunities to evaluate our usage.
Burn Rate Trends
In addition to the overhang metrics discussed above, we also monitor our equity grant practices through our “burn rate” (or "run rate") which measures our annual usage of shares. Burn rate is generally calculated as the number of shares granted under the Company's Amended Plan and 2025 Inducement Plan divided by the weighted average number of shares outstanding and is used to demonstrate how quickly a company uses available shares. Excluded from burn rate calculations are shares issued under our 2019 ESPP.
Our Fiscal 2026 gross burn rate was 5.20%, which included a one-time CEO new hire equity award designed as an incentive for Mr. Patel to join the Company. Adjusted for this item, the Fiscal 2026 burn rate was approximately 5.00%.
Our three-year average burn rate (Fiscal 2024–Fiscal 2026) was 5.56% on an unadjusted basis and approximately 4.50% on an adjusted basis. As our industry and stock price recovers, and we narrow the population of employees who receive annual refresher awards, we expect burn rates to reduce accordingly.
Based on the closing price of our common stock on Nasdaq on August 28, 2026, of $95.08 per share, the aggregate market value as of that date of the additional 1,000,000 shares of common stock requested for issuance under the 2019 Incentive Plan Proposal was $95,080,000.
The table below provides more detail of our average burn rate under the Amended Plan (with performance-based awards being included for the year in which they are earned based on the number of shares earned).

Synaptics Incorporated	55	Proxy Statement

Fiscal Year	Options Granted	Time-Based Restricted Stock Awards/ Units Granted		Performance-Based Restricted Stock Awards/Units		Total Time- Based Shares Granted and Performance- Based Shares Earned	Weighted Average Shares at End of Fiscal Year	Burn Rate

				Granted	Earned

2026	—	1,865,162		287,188	157,228	2,022,390	38,900,000	5.20% (5.00% adjusted)
2025	—	2,694,317	(1)	325,790	73,360	2,767,677	39,300,000	7.04% (4.04% adjusted)	(1)
2024	—	1,380,507		425,965	365,281	1,745,788	39.200,000	4.45%
Average Three-Year Burn Rate (Fiscal 2024-2026)								5.56% (4.50% adjusted)	(1)
1.Approximately 0.2 percentage points of the Fiscal 2026 burn rate was impacted by a one-time CEO new hire equity award designed as an incentive for Mr. Patel to join the Company and approximately 3.0 percentage points of the Fiscal 2025 burn rate was impacted by awards issued as part of the Broadcom acquisition and retention grants for our non-CEO NEOs and other key employees, designed to promote stability and to ensure continuity of leadership during the CEO transition period. Excluding these awards, the the three-year average for Fiscal 2024–2026 would have been approximately 4.50%. For context, ISS’s benchmark burn rate for semiconductor companies in the Russell 3000 (ex-S&P 500) is 3.45%; while our unadjusted average was 5.56%, the adjusted average excluding the one-time CEO new hire equity award and the one-time transition and acquisition-related awards, when combined with our goal of targeting refresher awards to a reduced population of employees, are expected to achieve levels nearer to industry norms.
Offsetting Overhang/Dilution
We recognize that equity compensation programs can create overhang and potential dilution. To help manage these effects, in Fiscal 2026, we repurchased approximately $93 million of our common stock, under a $150 million repurchase program authorized in August 2025 by our Board. These repurchases reduced the number of shares outstanding and provided an important offset to the dilutive impact of equity awards while also returning capital to stockholders.
Governance Safeguards
The Amended Plan incorporates significant investor-preferred protections:
•No evergreen provision – all increases require stockholder approval.
•No repricing or liberal share recycling.
•Minimum one-year vesting (95% of awards).
•Double-trigger change-in-control protection.
•Robust clawback and stock ownership policies (including requirement that the NEOs and other key employees hold 50% of shares received upon settlement of RSUs, PSUs, MSUs and any other equity awards to achieve and/or maintain required ownership levels).
Performance Alignment
Approximately two-thirds of our CEO's equity and one-half of our NEO's equity is performance-based (tied to relative TSR and non-GAAP EPS). In addition, about 75% of employees receive annual refresher equity awards, reinforcing broad-based ownership and alignment with stockholder interests.

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Key Takeaways
•While our current overhang (14.4% or 13.9% as adjusted to exclude the remaining one-time inducement awards for the Broadcom acquisition) and incremental request (2.5%) are above peer medians, we expect that more disciplined grant practices focused on rewarding high performers and key personnel, together with our strong governance safeguards, will support the responsible use of equity and reinforce alignment with stockholders.
•While we currently anticipate that the shares requested, when combined with reserves currently available under the Amended Plan, will provide flexibility for us to make grants in the ordinary course of business for approximately one year (if the closing of the Merger is not consummated by the time we grant refresher awards in August 2027), this is only an estimate, in our judgment, based on current circumstances. The total number of shares that are subject to our award grants in any one year or from year-to-year may change based on a number of variables, including, without limitation, the value of our common stock (since higher share prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of employees, changes in the number of directors and officers, whether and the extent to which vesting conditions applicable to equity-based awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the type of awards we grant, and how we choose to balance total compensation between cash and equity-based awards.
Plan Summary
The principal terms of the Amended Plan are summarized below. The following summary is qualified in its entirety by the full text of the Amended Plan, which appears as Appendix B to this proxy statement.
Purpose
The purpose of the Amended Plan is to provide a means through which the Company may attract and retain key non-employee directors, officers, and employees of the Company and its subsidiaries, and to provide to such persons incentives and rewards for service and/or performance.
Eligibility
Non-employee directors, officers, employees, and consultants of the Company and its subsidiaries are eligible for awards, as selected by the Compensation Committee or such other committee designated by the Board to administer the plan; provided, that, incentive stock options may be granted only to employees. As of August 28, 2026, 1,605 employees and eight non-employee directors were considered eligible to participate in the Amended Plan. No consultants participate in the Amended Plan.
Share Reserve & Limits
Stockholders are being asked to approve an increase in the number of shares available for issuance under the Amended Plan in the form of options, SARs, restricted stock, RSUs, performance shares or PSUs, dividend equivalents, or other awards granted under the Amended Plan. If approved, the aggregate share limit and the related incentive stock option sub-limit will each increase by 1,000,000 shares (with any shares issued pursuant to incentive stock options also counting against the aggregate share limit), as shown below:

Description	Current	Proposed	Increase

Aggregate Share Limit (includes 990,489 shares transferred from the Predecessor Plan)	10,478,489	11,478,489	1,000,000
Incentive Stock Option Sub-Limit	9,488,000	10,488,000	1,000,000

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Shares underlying awards that expire, are canceled, forfeited, settled in cash or otherwise unearned (in whole or in part), will again be made available for future grants under the Amended Plan. Furthermore, no awards remain outstanding under the Predecessor Plan and as a result no additional shares can be transferred from the Predecessor Plan to the Amended Plan. If a participant elects to give up the right to receive compensation in exchange for shares of common stock based on fair market value, such shares of common stock will not count against the aggregate share limit authorized under the Amended Plan.
Minimum Vesting Requirements
Award granted under the Amended Plan generally may not vest in less than one year or be subject to a performance period shorter than one year performance period, unless in connection with the award recipient’s death or disability or in connection with a change in control of the Company. However, up to 5% of the sum of (i) the aggregate number of shares available for issuance under the Amended Plan as described above, and (ii) the number of shares returned to the Amended Plan from the Predecessor Plan that are cancelled or forfeited, settled in cash, or unearned, may be granted in the form of awards that do not meet such minimum vesting requirements. This 5% limit applies to all participants, including our officers, non-employee directors and employees.
Post-Vesting Holding Requirement
As part of its ongoing review of executive compensation programs, in Fiscal 2025, the Compensation Committee eliminated the one-year post-vesting holding requirement in the Amended Plan that previously applied to our Chief Executive Officer. This provision was originally adopted in connection with a prior CEO’s award and is not a prevailing market practice. In consultation with its independent compensation consultant and with reference to peer practices, the Compensation Committee determined that this legacy provision is no longer necessary to ensure alignment with stockholders and may reduce the competitiveness of our program in attracting and retaining top leadership talent. The removal of this provision does not diminish the safeguards we maintain to ensure long-term alignment with stockholder interests. Our CEO and other executives remain subject to robust stock ownership guidelines and in Fiscal 2026, the Compensation Committee amended the Stock Ownership Policy for NEOs and Section 16 Insiders to reflect that if any such participant falls below target ownership, the participant must meet target within two (2) calendar years and retain 50% of the net after-tax shares acquired upon future vesting or exercise of equity awards until the target ownership amount is achieved. These post-vesting holding requirements, as well as our clawback, anti-hedging, and anti-pledging policies, reflect our strong ownership and accountability mechanisms. In addition, our long-term incentive design emphasizes multi-year vesting, multiple performance metrics, and 3-year TSR-based awards, which directly link realized pay to sustainable Company performance. Accordingly, we believe this change modernizes our program, aligns it with prevailing market practice, and preserves the governance safeguards that protect stockholder interests.
Individual Director Limit
Non-employee directors may not be granted compensation (including cash compensation) having an aggregate maximum value at the date of grant that exceeds $750,000 per calendar year.
Administration
The Compensation Committee administers the Amended Plan. Among other responsibilities, the Compensation Committee selects participants and determines the type of awards granted to participants, the number of shares of common stock covered by awards and the terms and conditions of awards, interprets the Amended Plan and awards granted thereunder, and makes any other determinations and takes any other actions that it may deem necessary or desirable to administer it. The Compensation Committee may delegate to a subcommittee of its members, officers of the Company, agents or advisors, such administrative duties or powers as the Compensation Committee deems advisable, and the Compensation Committee or any such delegate may employ persons to render advice with respect to a responsibility of the Compensation Committee. The Compensation Committee may also, by resolution, authorize officers of the Company to designate employees to be recipients of awards and to determine the size of such awards; provided, however, that (A) the Compensation Committee may not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, director, or more than 10% “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Compensation Committee in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization must set forth the total number of common

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shares the officer may grant; and (C) the officer(s) must periodically report to the Compensation Committee regarding the nature and scope of such awards granted. The Board may also assume administration of the Amended Plan or certain aspects of the plan.
Amendment or Termination
Unless earlier terminated, the expiration date of the Amended Plan will be October 29, 2029; provided, however, that such expiration will not affect awards then outstanding, and the terms and conditions of the Amended Plan will continue to apply to such awards. The Board may amend or terminate the Amended Plan at any time. Stockholder approval for an amendment will be required only to the extent then required by applicable law or deemed necessary or advisable by the Board. Further, any such amendment that would impair the rights of any participant, holder or beneficiary of any award granted thereunder will not be effective without the consent of the affected participant, holder or beneficiary.
No Repricing
Except for customary adjustments in connection with a corporate transaction (such as a stock split) or change in control, none of the following actions may be taken under the Amended Plan without approval of our stockholders: (i) an amendment or modification to reduce the exercise price of any option or the base price of any SAR; (ii) the cancellation of any outstanding option or SAR and replacement of such option or SAR with a new option, SAR, other award or cash for the purpose of repricing the award; or (iii) any other action that is considered a “repricing” for purposes of Nasdaq stockholder approval rules.
Options
The Compensation Committee may, in its discretion, grant incentive stock options and nonqualified stock options to participants. Non-employee directors, officers, employees, and consultants of the Company and its subsidiaries may be granted nonqualified stock options, but only employees of the Company and its subsidiaries may be granted incentive stock options. The Compensation Committee determines the exercise price of options granted under Amended Plan. Subject to certain exceptions in connection with a corporate transaction such as an acquisition, the exercise price of an incentive or nonqualified stock option must be at least 100% of the fair market value of the common stock subject to the option on the date the option is granted. The Compensation Committee determines, in its sole discretion, the terms of each option. Options may not be exercisable for more than ten years from the date they are granted and may not provide for any dividends or dividend equivalents thereon. Acceptable consideration for the purchase of the common stock issued upon the exercise of an option is specified in the award agreement and may include cash, check, cash equivalents, shares of common stock, a reduction in the number of shares deliverable upon exercise, or such other forms of consideration that the Compensation Committee may accept.
Stock Appreciation Rights (SARs)
The Compensation Committee may, in its discretion, grant SARs to participants in the Amended Plan. Generally, SARs permit a participant to exercise the right and receive a payment equal to the value of the common stock’s appreciation over a period of time in excess of the fair market value (the “base price”) of a share of the common stock on the date of grant. Subject to certain exceptions in connection with a corporate transaction such as an acquisition, the base price of a SAR must be at least 100% of the fair market value of the common stock subject to the award on the date the SAR is granted. The Company may settle such amount in cash, in shares of our common stock valued at fair market value, or in any combination thereof, as determined by the Compensation Committee and specified in the award agreement. SARs granted under the Amended Plan become exercisable and expire in such manner and on such date(s) as determined by the Compensation Committee, with the term of the SAR not to exceed ten years from the grant date. The Compensation Committee determines, in its sole discretion, the terms of each SAR. SARs granted under the Amended Plan may not provide for any dividends or dividend equivalents thereon.

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Restricted Stock
The Compensation Committee may, in its discretion, grant restricted stock to participants in the Amended Plan. The Compensation Committee determines, in its sole discretion, the terms of each grant of restricted stock. Subject to the terms of the award, a recipient of restricted stock generally has the rights and privileges of a stockholder with respect to the restricted stock, including the right to vote the stock, on the grant date. Dividends, if any, paid by the Company with respect to awards of restricted stock prior to the time all restrictions and vesting conditions on the restricted stock have lapsed are withheld by the Compensation Committee and distributed to the participant in cash or shares of common stock upon, and subject to, the release of the restrictions applicable to the underlying shares of restricted stock.
Restricted Stock Units (RSUs)
The Compensation Committee may, in its discretion, grant RSUs to participants. An RSU is the right to receive shares of our common stock (or to the extent provided in the award agreement, cash or a combination of cash and common stock) following achievement of all vesting conditions and the lapse of all restrictions. The Compensation Committee determines, in its sole discretion, the terms of each award of RSUs. Recipients of RSUs do not have the rights and privileges of a stockholder with respect to the common stock underlying such RSUs, including the right to vote the stock or receive dividends on the stock, until common stock in respect of the RSUs is actually issued to the recipient following satisfaction of all vesting conditions. If dividends are paid by the Company with respect to common stock underlying an award of RSUs prior to the time all vesting conditions on the RSU have been satisfied, an RSU award may provide that the recipient will be credited with dividend equivalents with respect to the RSUs. Any such dividend equivalents will be subject to the same vesting and payment terms that apply to the RSUs as to which the dividend equivalents were credited. RSUs may be settled in shares of our common stock, cash or a combination thereof in the discretion of the Compensation Committee.
Other Stock-Based Awards
The Compensation Committee, in its discretion, may award unrestricted shares of our common stock, or other awards denominated in shares of our common stock, to participants either alone or in tandem with other awards granted under the Amended Plan. The Compensation Committee determines, in its sole discretion, the terms of each other stock-based award.
Cash Incentive Awards, Performance Shares, and Performance Units
The Compensation Committee may, in its discretion, also grant performance shares, performance units or cash incentive awards to participants under the Amended Plan. Each grant specifies the number or amount of performance shares or performance units, or the amount payable with respect to cash incentive awards, which number or amount may be subject to adjustment to reflect changes in compensation or other factors. These awards, when granted under the Amended Plan, become payable to participants upon the achievement of specified management objectives and upon such terms and conditions as the Compensation Committee determines at the time of grant. Each grant may specify, with respect to the management objectives, a minimum acceptable level of achievement and may set forth a formula for determining the number of performance shares or performance units, or the amount payable with respect to cash incentive awards, that will be earned if performance is at or above the minimum or threshold level or is at or above the target level but falls short of maximum achievement. If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable or an adjustment thereto is appropriate, the Compensation Committee may in its discretion modify such management objectives or the acceptable levels of achievement, in whole or in part, as the Compensation Committee deems appropriate. Each grant specifies the time and manner of payment of cash incentive awards, performance shares or performance units that have been earned, and any grant may further specify that any such amount may be paid or settled in cash, shares of common stock, restricted stock, restricted stock units or any combination thereof. Any grant of performance shares may provide for the payment of dividend equivalents in cash or in additional shares of common stock, subject to deferral and payment on a contingent basis based on the participant’s earning of the performance shares with respect to which such dividend equivalents are paid. Each grant of performance shares, performance units or cash incentive awards is evidenced by an award agreement which specifies the applicable terms and conditions of such award, including any vesting and forfeiture provisions. The performance period with respect to a cash incentive award, performance share, or

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performance unit is a period of time determined by the Compensation Committee on the grant date. The performance period may be subject to earlier lapse or modification, including in the event of retirement, death or disability of the participant.
Adjustments in Capitalization
In general, in the event of (1) any extraordinary cash dividend, stock dividend, stock split, combination of common stock, recapitalization or other change in the capital structure of the Company, (2) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities or (3) any other corporate transaction or event having an effect similar to any of the foregoing, equitable adjustments (as determined by the Compensation Committee) will be made to the number of shares of common stock or other securities of the Company (or number and kind of other securities, consideration or other property) that may be delivered in respect of awards or with respect to which awards may be granted under the Amended Plan, as well as adjustments to the exercise price of options and base price of SARs granted thereunder. In addition, in the event of a Change in Control (as defined within the Amended Plan), the Compensation Committee may provide in substitution for any or all awards outstanding thereunder such alternative consideration (including cash), if any, it in good faith may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced. In connection with any of the foregoing events, the Compensation Committee may in its sole discretion elect to cancel outstanding options or SARs with an exercise price or base price that is equal to or less than the then current fair market value of our common stock without any consideration to the participant therefor.
Change in Control
UNDER THE AMENDED PLAN
A Change in Control is defined in the Amended Plan as the occurrence of any of the following events:
•A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act;
•The following individuals no longer constitute a majority of the members of the Board: (1) the individuals who, as of October 29, 2019, constituted the Board (the “Current Directors”); (2) the individuals who thereafter were elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of a majority of all of the Current Directors then still in office (such directors becoming “Additional Directors” immediately following their election); and (3) the individuals who were elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of a majority of all of the Current Directors and Additional Directors then still in office;
•A tender offer or exchange offer is made whereby the effect of such offer is to take over and control the Company, and such offer is consummated for the equity securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities;
•Following approval by the stockholders of the Company, the Company closes a reorganization, merger, consolidation or recapitalization of the Company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not obtained, other than any such transaction that would result in more than 50% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction;
•The consummation of a transaction approved by our stockholders of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company’s assets to another person, which is not a wholly owned subsidiary of the Company; or
•Any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly of more than 50% of the total voting power represented by the Company’s then outstanding voting securities.

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Consistent with market practice for broad-based equity plans, the Amended Plan applies to all participants (e.g., employees, non-employee directors and officers). Under the Amended Plan, awards generally accelerate upon a Change in Control unless replacement awards (as such term is defined in the Amended Plan) are provided, in which case the awards continue on their existing terms (unless the Compensation Committee provides otherwise with respect to a particular award). As a result, upon a Change in Control, unless replacement awards are provided: (i) unvested options and SARs will immediately vest; (ii) any restrictions, deferral of settlement and forfeiture conditions applicable to restricted stock, RSUs, or other awards that vest solely based on continued service (and not based on the achievement of management objectives) will lapse and be deemed fully vested; (iii) with respect to cash incentive awards, performance shares, performance units, and other awards that are subject to the achievement of management objectives (other than awards described as “Market Stock Units”), the management objectives will be deemed satisfied at target, the applicable performance periods will be deemed completed, and remaining restrictions, deferral of settlement and forfeiture conditions will lapse and the awards will be deemed fully vested; and (iv) with respect to RSUs with management objectives described as “Market Stock Units,” a prorated portion of such units will vest based on the actual performance of the management objectives through the date of the Change in Control, while the remainder of the Market Stock Units will vest in accordance with their regular vesting schedules if replacement awards are provided, or if not, the remaining restrictions, deferral of settlement and forfeiture conditions will lapse and the Market Stock Units will be deemed fully vested.
CONTRAST CHANGE IN CONTROL TREATMENT FOR NEOS UNDER EXECUTIVE SEVERANCE AGREEMENTS
While the Amended Plan applies broadly to all participants and provides for acceleration of awards upon a Change in Control unless replacement awards are provided, our CEO and other NEOs are covered by separate severance agreements that impose a double-trigger standard. Under these agreements, equity acceleration and severance benefits are provided only if both (i) a Change in Control occurs and (ii) the executive experiences a qualifying termination of employment (termination without cause or resignation for good reason) during the applicable protection period. For additional information on executive severance protections and related equity award treatment, see “Potential Payments Upon Termination or Change in Control” on page 98 of this proxy statement.
Clawback and Recoupment
All awards granted under the Amended Plan (i.e., both time and performance-based equity awards) and held by the Company’s executive officers are subject to clawback, recoupment or forfeiture if (i) an executive engages in fraud or intentional illegal conduct that results in the Company materially failing to comply with applicable financial reporting requirements and results in a financial restatement; or (ii) as otherwise required by applicable laws, rules, regulations or listing requirements. Additionally, any incentive-based awards granted earned, or vested based wholly or in part upon the attainment of a financial reporting measure are subject to recoupment under the Company's Compensation Recovery Policy, adopted by the Compensation Committee on October 23, 2023, pursuant to applicable SEC rules and the Nasdaq listing standards.
Transferability
Awards under the Amended Plan are generally not transferable except by will or the laws of descent and distribution or as otherwise determined by the Compensation Committee.
No Right to Continued Employment
The Amended Plan does not give participants any right to be retained in the employ or service of the Company or any of its subsidiaries.
No Limit on Other Authority
The Amended Plan does not limit the authority of the Board or any committee to grant awards or authorize any other compensation, with or without reference to the common stock, under any other plan or authority.

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U.S. Federal Income Tax Consequences
The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the Amended Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the Amended Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the Amended Plan.
Incentive Stock Options
A participant who is granted an incentive stock option will not have federal income tax liability upon the grant of an incentive stock option and will not recognize regular taxable income when the incentive stock option is exercised. However, the participant will recognize alternative minimum taxable income equal to the excess of the fair market value of the purchased shares at the time of exercise over the exercise price paid for those shares, if the participant is subject to the alternative minimum tax in the taxable year of the exercise. A participant generally will recognize income in the year in which the participant disposes of the shares purchased under such incentive stock option. If the participant makes a “qualifying disposition,” the participant will recognize a long-term capital gain equal to the excess of (i) the amount realized upon the sale or disposition over (ii) the exercise price paid for the shares and the Company cannot take an income tax deduction with respect to those shares. A qualifying disposition occurs when the participant’s sale or other disposition of the shares takes place (a) more than two (2) years after the grant date of the incentive stock option and (b) more than one (1) year after the date the option was exercised for the particular shares involved in the disposition. In contrast, a “disqualifying disposition” is any sale or other disposition of the shares made before both of these minimum holding periods are satisfied. Normally, when shares purchased under an incentive stock option are subject to a disqualifying disposition, the participant will recognize ordinary income at the time of the disposition in an amount equal to the excess of (x) the lesser of (1) the amount realized upon that disposition and (2) the excess of the fair market value of the shares on the exercise date over (y) the exercise price paid for those shares. the Company will be entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes in connection with the disposition, subject to any applicable limitations under Section 162(m) of the Internal Revenue Code (“Code”).
Nonqualified Stock Options
A participant who is granted a nonqualified stock option will not have federal income tax liability upon the grant of the nonqualified stock option but will recognize ordinary income in the year in which the participant exercises the option in an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for those shares. The Company will be entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes, subject to any applicable limitations under Section 162(m) of the Code. A participant will later also recognize a capital gain to the extent that the amount realized from the subsequent sale of the shares exceeds the participant’s basis in the shares.
Appreciation Rights (SARs)
A participant who is granted a SAR will not have federal income tax liability upon the grant of the SAR but will recognize ordinary income in the year in which the participant exercises the SAR in an amount equal to the amount of the cash or the value of the stock that is transferred to the participant upon exercise of the SAR. The Company will be entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes, subject to any applicable limitations under Section 162(m) of the Code.

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Restricted Stock
A participant who is granted an award of restricted stock will recognize taxable income when the substantial risk of forfeiture of the shares lapses, i.e., at the time of “vesting,” unless the participant makes an election to be taxed at the time of grant. Assuming such an election is not made, the taxable income will be equal to the fair market value of the shares of restricted stock when they vest over the amount, if any, paid for those shares and the Company will be entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes, subject to any applicable limitations under Section 162(m) of the Code. The participant may elect under Section 83(b) of the Code to include as ordinary income in the year of the award an amount equal to the fair market value of the shares on the transfer date, less the amount, if any, paid for those shares. If the participant makes a Section 83(b) election, the participant will not recognize any additional income when the shares vest. If a Section 83(b) election is made, any appreciation in the value of the shares of restricted stock after the award is granted is not taxed as compensation but instead is taxed as a capital gain when the restricted shares are later sold or transferred. If the participant makes a Section 83(b) election and the restricted stock is later forfeited, the participant is not entitled to a tax deduction or a refund of the tax already paid. The Section 83(b) election must be filed with the Internal Revenue Service within thirty (30) days after the shares are awarded to the participant.
Restricted Stock Units (RSUs)
A participant who is granted a RSU generally will not recognize income when the RSU is granted or vested, but only when the RSU is settled. The participant will recognize ordinary income equal to the amount of the cash or the fair market value of the stock that the participant receives on settlement. The Company will be entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes, subject to any applicable limitations under Section 162(m) of the Code.
Cash Incentive Awards, Performance Shares and Performance Units
Generally, no income is recognized upon the grant of cash incentive awards, performance shares or performance units. Upon payment or settlement of cash incentive awards, performance shares or performance units, the recipient is generally required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any non-restricted shares of common stock received. The Company will be entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes, subject to any applicable limitations under Section 162(m) of the Code.
Section 162(m)
Section 162(m) of the Code generally limits a public company’s ability to deduct aggregate compensation paid in excess of $1 million during any taxable year to current or former NEOs (including amounts attributable to equity-based and other incentive awards).
Withholding Taxes
To the extent the Company is required to withhold federal, state, local or non-U.S. taxes in connection with any payment made or benefit realized by a participant or other person under the Amended Plan, the participant must make arrangements satisfactory to the Company for satisfaction of those obligations. Subject to the Amended Plan, the applicable award agreement and law, the Company may satisfy withholding obligations through cash payment, payroll withholding, withholding shares otherwise deliverable upon settlement, a broker-assisted sell-to-cover transaction, or another permitted method. If shares are withheld or sold to satisfy withholding obligations, their value will be determined using the applicable fair-market-value methodology and will not exceed the amount permitted under the Amended Plan and applicable law.

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New Plan Benefits
The Company has not approved any awards that are conditioned upon stockholder approval of the 2019 Incentive Plan Proposal. The Company is not currently considering any other specific award grants under the 2019 Incentive Plan, except for the annual grants of RSUs to non-employee directors described below. If the proposed plan amendments subject to the 2019 Incentive Plan Proposal had been in effect in Fiscal 2026, the Company expects that its award grants for Fiscal 2026 would not have been substantially different from those actually made in that year under the current version of the 2019 Incentive Plan. For information regarding stock-based awards granted to the NEOs during Fiscal 2026, see the material under the heading “Compensation Discussion and Analysis” below.
As described under the heading “Director Compensation” below, our current practice is to make grants of RSUs with a value of approximately $210,000 to non-employee directors each year after our Annual Meeting of Stockholders. The number of RSUs subject to each grant is based on the average closing price of our common stock on Nasdaq during the month of October in the applicable year. Assuming, for illustrative purposes only, that the price of our common stock used for the conversion of the $210,000 grant value into RSUs is $95.08 (which was the closing price of our common stock on Nasdaq on August 28, 2026), the total number of RSUs that would be granted to our seven non-employee directors who are nominees for re-election at, or will continue in office after, the Annual Meeting, as a group, for Fiscal 2027 through 2029 (the three remaining years in the term of the Amended Plan) would be approximately 46,368 RSUs. This calculation assumes, among other future variables, that there are no new eligible directors, the directors eligible to receive these awards continue to serve on the Board through the scheduled grant date and there are no changes to the awards granted under the director equity grant program.
Aggregate Past Grants Under the Amended Plan
As of August 26, 2026, awards covering 10,483,709 shares of our common stock had been granted under the Amended Plan, all of which were granted as PSU, RSU or MSU awards. This number of shares includes shares subject to awards granted under the Amended Plan that expired or terminated without having been exercised or issued and became available for new award grants. In the following table, performance-based vesting awards in which the performance period was complete and that were outstanding and unvested as of August 26, 2026, have been adjusted to reflect the actual performance level. The following table shows information regarding the distribution of all awards granted under the Amended Plan among the persons and groups identified below, stock units vesting prior to that date, and unvested stock unit holdings as of that date.

	Stock Units

Name and Position	Number of Shares/Units Subject to Past Awards	Number of Shares/Units Vested as of August 26, 2026	Number of Shares/Units Outstanding and Unvested as of August 26, 2026

Total for All Current Executive Officers as a Group (4 persons)(1):	969,763	454,232	569,872
Total for All Current Non-Executive Directors as a Group (8 persons):	114,016	108,128	5,888
Each associate of any such directors, executive officers or nominees:
Each other person who has received 5% or more of the options, warrants or rights:	—	—	—
All employees, including all current officers who are not executive officers or directors, as a group:	9,330,946	5,051,776	2,636,032
Total	10,414,725	5,614,136	3,211,792
1.On August 20, 2026, Mr. Rizvi voluntarily resigned from his position as our Senior Vice President and CFO, effective immediately.
As of August 28, 2026, no stock options have been granted or are outstanding under the Amended Plan.

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Equity Compensation Plan Information
For additional information on our equity compensation plans, including information about shares of our common stock that may be issued on exercise of options and warrants under all of our equity compensation plans as of June 27, 2026, please refer to the “Equity Compensation Plan Information” section of this proxy statement.
Vote Required
The Amended Plan will be approved if a majority of the votes cast at the Annual Meeting are cast in favor of the proposal. Abstentions and broker non-votes are not counted as votes cast and, accordingly, will have no effect on the outcome of this proposal.
Recommendation

✓	The Board Unanimously Recommends a Vote “FOR” the Approval of the Amended and Restated 2019 Equity and Incentive Compensation Plan.
The Board believes that the adoption of the 2019 Incentive Plan Proposal will promote the interests of the Company and its stockholders and will help the Company and its subsidiaries continue to be able to attract, retain and reward persons important to its success.
All members of the Board and all of our executive officers are eligible for awards under the 2019 Incentive Plan and thus have a personal interest in the approval of the 2019 Incentive Plan Proposal.

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PROPOSAL 4 –
Advisory Approval of the Compensation of Our Named Executive Officers
This proposal provides our stockholders an opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our NEOs (as identified in the CD&A) as disclosed in this proxy statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific NEO, but rather the overall compensation of all our NEOs and the compensation philosophy, policies and practices described in this proxy statement.
The advisory vote relates to the executive compensation disclosed in this proxy statement and is separate from any advisory vote regarding Merger-related compensation that may be required in connection with the Merger.
We are asking our stockholders to approve the compensation of our NEOs as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this proxy statement (including in the CD&A, the compensation tables, and the narratives accompanying those tables).
Advisory Resolution
In accordance with the requirements of Section 14A of the Exchange Act, and the related rules of the SEC, our Board requests your advisory Say-on-Pay vote to approve the following resolution at our Annual Meeting:
RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this proxy statement pursuant to the Securities and Exchange Commission’s executive compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis” section, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.
This vote is an advisory vote only and will not be binding on the Company, our Board or the Compensation Committee, and it does not create or imply any additional fiduciary duty for, the Company, our Board or the Compensation Committee. However, our Board and Compensation Committee value stockholder input and will consider the outcome of this vote when making future compensation decisions for our NEOs.
Consistent with stockholder preference and our existing policy, we provide our stockholders with an advisory Say-on-Pay vote to approve the compensation of our NEOs each year at the annual meeting of stockholders. Accordingly, the next advisory Say-on-Pay vote is expected to take place at our 2027 annual meeting of stockholders.
Vote Required
The compensation of our NEOs will be approved, on an advisory basis, if a majority of the votes cast on Proposal 4 at the Annual Meeting are cast in favor of the proposal. Abstentions and broker non-votes are not counted as votes cast and, accordingly, will have no effect on the outcome of this proposal.
Recommendation

✓	The Board Unanimously Recommends a Vote “FOR” Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers.

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Compensation Discussion and Analysis
This CD&A provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each element of compensation that we provide. In addition, we explain how and why the Compensation Committee arrived at the specific compensation policies and decisions involving our executive officers during Fiscal 2026.
Named Executive Officers
This CD&A provides information with respect to the following persons who, pursuant to SEC rules, constitute our named executive officers (our "NEOs") for Fiscal 2026:

Name	Title

Rahul Patel	President and Chief Executive Officer(1)
Ken Rizvi	Senior Vice President and Chief Financial Officer(2)
Lisa Bodensteiner	Senior Vice President, Chief Legal Officer and Secretary
Satish Ganesan	Senior Vice President and General Manager, Edge Interface & Sensing, and Chief Strategy Officer
Vikram Gupta	Senior Vice President and General Manager, Edge Compute and Connectivity, and Chief Product Officer
1.On August 20, 2026, due to Mr. Rizvi's resignation as CFO, Mr. Patel began serving as our principal financial officer.
2.On August 20, 2026, Mr. Rizvi resigned from his position as our Senior Vice President and CFO to pursue a new opportunity. Mr. Rizvi will remain employed by the Company in an advisory role through September 30, 2026 to assist with the transition of his responsibilities. For more information, see the Current Report on Form 8-K filed with the SEC on August 21, 2026.
Post-Fiscal 2026 Leadership Transition
In August 2026, following the resignation of Mr. Rizvi as our CFO, the Company determined not to conduct a search for a successor CFO at this time in light of the entry into the Merger Agreement. Effective August 20, 2026, Mr. Patel, our President and Chief Executive Officer, began serving as our principal financial officer. Mr. Rizvi will remain employed by the Company in an advisory role through September 30, 2026 to assist with the transition of his responsibilities.
Executive Summary
Disciplined Execution of Strategy Delivered Solid Financial Results
In Fiscal 2026, the Compensation Committee reinforced our pay-for-performance philosophy, linking executive compensation outcomes directly to the Company’s financial and strategic results. Decisions were set in July 2025, amid significant macroeconomic uncertainty, with goals designed to be rigorous yet achievable.
Despite these headwinds, Synaptics delivered 11% revenue growth, to approximately $1.2 billion, marking our second consecutive year of double-digit revenue growth, 12% non-GAAP gross profit growth, and a 27% increase in non-GAAP EPS (diluted), together with $149.4 million in operating cash flow. These results exceeded performance goals, resulting in above-target annual incentive payouts of 115% of target for the CEO and on average, 116.2% of target for the non-CEO NEOs. Individual non-CEO NEO outcomes varied based on corporate and, where applicable, business-unit performance.

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In July 2025, our Compensation Committee also approved long-term equity awards for Fiscal 2026 consisting of MSUs, PSUs, and RSUs. These awards balanced retention with accountability by tying a majority of the value opportunity to achievement of rigorous relative TSR and non-GAAP EPS (diluted) goals. Consistent with our Fiscal 2025 response to stockholder feedback, the Compensation Committee maintained the following design features in our Fiscal 2026 long-term equity awards::
•Capped MSU payouts at 200% of target
•Transitioned the CEO’s MSUs, and MSUs granted on August 17, 2026 to other NEOs, to a single three-year performance period
•PSU targets were calibrated to the July 2025 environment and were earned at level of 163.36% based on achievement of non-GAAP EPS (diluted) of $4.58
Overall, Fiscal 2026 compensation reflects strong alignment between executive pay and Company performance, while incorporating changes that enhance accountability, support retention, and reinforce stockholder interests.
In Fiscal 2026, we delivered solid financial and operational results, as shown in the compensation highlights in the Proxy Summary. Net revenue increased 11% and operating cash flow increased to $149.4 million from $142.0 million in Fiscal 2025. This growth was driven primarily by strong execution in our Core IoT product category, where revenue increased 43% and represented approximately 33% of total revenue, supported by our wireless connectivity and processor solutions and the contribution from the Broadcom transaction. Revenue from our Enterprise and Automotive product applications also increased, driven by higher unit sales, favorable product mix and increased license revenue from certain of our intellectual property, partially offset by lower revenue from our Mobile product applications. These results reflect disciplined execution of our strategy and product roadmap amid continued macroeconomic, geopolitical and industry uncertainty.
When setting Fiscal 2026 incentive compensation goals in July 2025, our Compensation Committee considered our long-term strategy and the broader operating environment, including macroeconomic and geopolitical uncertainty, evolving trade and tariff developments, volatility in end-market demand, continued pricing pressure, and the cyclical nature of the semiconductor industry. Targets were calibrated to be rigorous yet achievable given the unpredictable operating environment, while supporting our ability to attract, retain and motivate the talent necessary to advance our strategic priorities. Actual performance exceeded the applicable target levels, resulting in above-target annual incentive payouts for our NEOs, with differentiated outcomes reflecting performance at the corporate, and, where applicable, business-unit levels for certain NEOs.
Fiscal 2026 Executive Compensation Highlights
Our executive compensation program is designed to attract, motivate and retain highly qualified executive talent, drive achievement of our strategic and financial objectives, and align the interests of our NEOs with those of our stockholders. Consistent with these objectives, a significant portion of our NEOs target total direct compensation is variable, at-risk, and tied to Company performance measured against specific financial objectives that are key for driving our success. We believe our executive compensation program balances annual incentives that reward the achievement of key financial objectives and individual contributions with long-term equity incentives that promote sustained performance and long-term stockholder value creation. We believe this performance-oriented framework appropriately aligns executive compensation outcomes with Company performance while supporting accountability and disciplined decision-making. Our Fiscal 2026 compensation program included:
•Short-term incentive compensation in the form of annual cash bonuses (tied to pre-established financial goals of revenue, non-GAAP gross margin, non-GAAP operating profit) and individual contributions
•Long-term equity incentives tied to performance metrics including MSUs linked to total stock return, PSUs linked to non-GAAP EPS (diluted), and RSUs linked to stock price appreciation
•Strong Compensation Governance features including challenging goal-setting, disciplined compensation decisions, differentiated pay outcomes based upon performance, no guaranteed annual bonuses, no option repricing or evergreen share provisions, meaningful stock ownership guidelines with holding requirements to achieve/maintain thresholds, and robust clawback policies that reinforce accountability and discipline

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TARGET TOTAL DIRECT COMPENSATION (TTDC) MIX EMPHASIZES PERFORMANCE-BASED AND AT-RISK PAY
The TTDC of our NEOs includes a significant portion of equity incentives that are based on our financial performance and/or stock price growth. The Compensation Committee approves target long-term equity incentive award value using the Company’s average stock price for the month prior to the date of grant (i.e., August 17, 2025, in the case of Fiscal 2026 awards). Accordingly, such amount differs from the amounts reported in the Summary Compensation Table, which reports grant date fair values in accordance with ASC Topic 718. In particular, the closing stock price on the date of the grant is used to calculate the grant date fair value of RSUs and PSUs, which may reflect a different value than the average stock price for the preceding month. In addition, the Monte Carlo simulation used to calculate awards with market-based vesting conditions significantly impacts the grant date fair value of MSUs reported as compared to the target values approved by the Compensation Committee. The following charts reflect target TTDC, and not the grant date fair value of the Fiscal 2026 long-term equity incentive awards.
FISCAL 2026 NEO TARGET TOTAL DIRECT COMPENSATION MIX (REPORTED IN THIS FISCAL 2026 PROXY STATEMENT)
CEO (1)
Non-CEO NEOs(2)
1.CEO figures reflect the recurring annual incentive programs and exclude the one-time $1.85 million cash "sign-on" bonus and $5.0 million "make-whole" RSU award. Including the make-whole award would result in $16.8 million of TTDC, 95% at risk and 89% in long-term equity. Dollar amounts and percentages are rounded.
2.Percentages represent an average of the target total direct compensation for our non-CEO NEOs who were employed by the Company on the last day of Fiscal 2026 (i.e., Ms. Bodensteiner and Messrs. Rizvi, Ganesan and Gupta).

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SHORT-TERM INCENTIVE COMPENSATION
We use annual performance-based cash bonuses to incentivize and reward the achievement of our annual financial and operational objectives as set forth in our annual operating plan. For Fiscal 2026, the Compensation Committee based cash bonuses on the achievement of three Compensation Committee-selected objective financial performance metrics at the corporate level for NEOs with corporate responsibilities (Messrs. Patel and Rizvi and Ms. Bodensteiner) and at both the corporate and business-unit level for NEOs with business unit responsibilities (Messrs. Ganesan and Gupta), in each case, as reflected in our annual operating plan. Each metric is weighted equally, and in Fiscal 2026, the annual performance-based cash bonus payout was 115% at the corporate level.
These outcomes directly informed short-term incentive results. The Compensation Committee set Fiscal 2026 cash bonus opportunities in July 2025, calibrating performance goals to reflect the uncertain operating environment while maintaining rigor. Actual results exceeded these goals, producing above-target payouts for continuing NEOs, with differentiated outcomes at the corporate and business unit levels. The following section summarizes the specific corporate metrics, targets, and results under our Fiscal 2026 annual cash bonus program.
LONG-TERM INCENTIVE COMPENSATION
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. We use these awards to incentivize and reward our NEOs for performance that leads to long-term success and stockholder value creation, and to promote retention of critical executive officers to join or remain with us in an environment where competition for talent is fierce. In Fiscal 2026, we used three equity award vehicles – MSU awards, PSU awards, and RSU awards – to provide long-term incentive compensation opportunities to our NEOs upon hire or as part of our annual equity compensation program.
FISCAL 2026 LONG-TERM INCENTIVE COMPENSATION METRICS AND RESULTS
As of the Record Date, the following charts represent MSU awards earned in Fiscal 2026 by our NEOs (other than our CEO) for MSUs granted in Fiscal 2024, and 2025 and the number of PSUs earned based upon actual performance by our NEOs under the grants awarded in Fiscal 2024, 2025 and 2026 (each of which is subject to additional time-based vesting) by our NEOs.

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MSU Metrics
•Relative TSR
•Compared to the peer companies in the Russell 2000 Index
•Pre-Fiscal 2026 MSUs generally are measured over one-, two- and three-year performance periods, except the Fiscal 2025 CEO award, which used a single three-year period. Fiscal 2026 MSUs use a single three-year period for the CEO and two- and three-year periods for the other NEOs.
•Target shares allocated equally over each performance period
•Payouts for the one- and two-year performance periods are capped at 200% of target; true up for overachievement, if any, may be made at the end of the full three-year performance period, subject to the applicable cap (except that the true-up feature was eliminated for Fiscal 2026 MSUs). The Fiscal 2024 award reflects a true-up for overachievement for the one- and two-year performance periods. Overall achievement for the Fiscal 2024 award was 115.66%.
•Starting measurement period was the 90-day period ending on the June 30th immediately prior to the grant date and ending measurement periods were or will be 90-day periods ending on the June 30th coinciding with the end of each performance period
•Payout for each performance period requires continued employment through the end of that period

PSU Metrics
•Non-GAAP EPS (diluted)
•One-year performance periods (vesting over 3 years)
•Maximum number of shares earned overall is 200% of target
•Targets may be adjusted by the Compensation Committee for merger and acquisition activity
•Payout for each performance period requires continued employment through the end of that period

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Stockholder Engagement and Fiscal 2025 Say-on-Pay and Equity Plan Vote
At our 2025 annual meeting of stockholders, approximately 96% of votes cast supported our Say-on-Pay proposal, and approximately 68% supported our equity plan proposal. While stockholders approved both proposals, our Board and Compensation Committee viewed the lower level of support for the equity plan proposal as an important reason to continue engaging with stockholders on equity usage, dilution and compensation design to understand and incorporate stockholders’ feedback regarding our compensation practices into its decision-making.
During Fiscal 2026, at the Compensation Committee’s direction, members of our senior management contacted institutional stockholders representing approximately 76% of our outstanding shares of common stock to solicit feedback on our compensation practices, among other topics, to understand any stockholder concerns that influenced their Say-on-Pay voting decisions. Management ultimately had discussions with stockholders representing 53% of our then outstanding shares. Across these conversations, stockholders generally viewed the overall design of our compensation programs positively, while also providing feedback on equity usage and dilution.
This feedback was reviewed with management and shared with our full Board and Compensation Committee. Our Board and Compensation Committee values the opinions of our stockholders, and incorporated this feedback into its compensation actions and decisions for Fiscal 2026, including CEO pay levels, MSU design, and our NEOs' long-term equity incentive mix. For more information, see "Taking Actions Based Upon our Stockholder Feedback" on page 12.
We are dedicated to continued proactive engagement with our stockholders and providing transparency with respect to pay decisions in our CD&A. The Compensation Committee will continue to consider stockholder input when making future decisions regarding our executive pay, disclosure, and corporate governance practices.

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How We Make Compensation Decisions

ROLE OF THE COMPENSATION COMMITTEE
•Discharges the responsibilities of our Board relating to the compensation of our executive officers.
•Periodically reviews and makes recommendations to our Board regarding the compensation of the non-employee members of our Board.
•Oversees our compensation and benefits policies generally.
•Oversees and evaluates the compensation plans, policies, and practices applicable to our executive officers.
•Reviews and approves the performance criteria and targets for our short-term and long-term incentive compensation programs.
•Administers our equity compensation plans.
•Evaluates the performance of our CEO for the fiscal year and determines, or recommends to our Board, our CEO’s compensation in light of our goals and objectives for that year.
•Considers our CEO’s recommendations in evaluating the performance of our other executive officers for the fiscal year and determining the compensation of our other executive officers.

ROLE OF OUR CEO

•Attends the meetings of the Compensation Committee to review and discuss the corporate and individual goals and objectives that he/she regards as important to our overall success and other related matters.
•Assesses the performance of, and our goals and objectives for, our other executive officers.
•Makes recommendations for each element of the compensation for our other executive officers based on his/her evaluation of their performance.

ROLE OF THE COMPENSATION CONSULTANT
•Conducts an analysis of the competitive market and the compensation practices of the companies in the compensation peer group and determines our compensation positioning relative to the market and our compensation peer group.
•Develops market-based guidelines for the structure of our executive compensation program and reviews the overall compensation packages of our executive officers.
•Conducts a review of the overall compensation program for the non-employee members of our Board.
•Reviews market practices in incentive and performance share plan design.
•Provides the Compensation Committee with information regarding executive compensation trends generally, as well as industry specific compensation trends.
•Provides analysis and recommendations on special matters, including the design and use of retention incentives to be used on a limited bases (such as with a CEO transition) and other one-time compensation, as appropriate.
•Answers questions that may be posed by the Compensation Committee regarding compensation issues.
•Attends Compensation Committee meetings, as requested, and meetings in executive session without management present.

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Compensation Consultant
During Fiscal 2026, the Compensation Committee engaged Compensia, a national compensation consulting firm, to serve as its compensation consultant to assist it in connection with its review of our Fiscal 2026 executive compensation program and its analysis of the competitive market for executive talent. The Compensation Committee assessed the independence of Compensia pursuant to the six independence factors set forth in the SEC rules and Nasdaq listing standards and has concluded that Compensia is independent, and that its work for the Compensation Committee does not raise any conflict of interest. Compensia did not provide any additional services or products to us during Fiscal 2026 beyond the services provided to the Compensation Committee.
Compensation Peer Group and Market Review
In determining the compensation of our executive officers, the Compensation Committee considers data gathered from a self-constructed group of peer companies, and published survey data for technology companies. During January 2025, after consultation with Compensia, the Compensation Committee developed and approved a compensation peer group for use in its executive compensation decisions for Fiscal 2026 based on the following selection criteria:

INDUSTRY Companies that compete in the semiconductor, semiconductor equipment, communications equipment, and electrical components and equipment industries	REVENUE Companies with revenue between approximately $252 million and approximately $7.3 billion, based upon the last four quarters of reported revenue at the time of selection	MARKET CAPITALIZATION Companies with a market capitalization of approximately $1.0 billion to approximately $94.9 billion at the time of selection

The companies included in the compensation peer group approved by the Compensation Committee for Fiscal 2026 were as follows:

Fiscal 2026 Compensation Peer Group

Ambarella, Inc.	Marvell Technology, Inc.	Qorvo, Inc.
Cirrus Logic Inc.	MaxLinear, Inc.	Semtech Corporation
Diodes Incorporated	MKS Instruments	Silicon Laboratories Inc.
Lattice Semiconductor Corporation	Monolithic Power Systems Inc.	Skyworks Solutions, Inc.
Lumentum Holdings Inc.	ON Semiconductor Corporation	Universal Display Corporation
MACOM Technology Solutions Holdings, Inc.	Power Integrations, Inc.	Wolfspeed, Inc.
The Compensation Committee used a competitive market analysis based on data gathered by Compensia from the public filings of the companies in our compensation peer group, as well as data from a custom peer data cut drawn from the Radford Global Technology Survey database for purposes of providing additional perspective in the case of executive positions where the compensation peer group offered a limited number of relevant data points, in connection with its deliberations. In reviewing survey data, the Compensation Committee does not focus on any particular company in the survey (other than the peer companies listed above). In general, the Compensation Committee uses the analysis and data provided by Compensia as background information for its compensation decisions and does not “benchmark” aggregate compensation at any particular level relative to the peer companies. Except as otherwise noted in this CD&A, decisions by the Compensation Committee are qualitative and the result of the Compensation Committee’s business judgment, which is informed by the experience of the members of the Compensation Committee as well as input from our CEO and Compensia.

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Governance and Pay Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. Below is a summary of what we believe to be best executive compensation practices that we have implemented and practices that we avoid because we believe they are not in the best interests of the Company or our stockholders.

What We Do		What We Don’t Do

✓	Maintain an independent Compensation Committee	X	No executive retirement plans
✓	Engage an independent compensation consultant to support the Compensation Committee	X	No excessive perquisites
✓	Conduct an annual executive compensation review	X	No tax reimbursements or "gross ups" payments on perquisites
✓	Use a “pay-for-performance” compensation philosophy	X	No hedging or pledging of our equity securities by our executive officers
✓	Require "double-trigger" accelerated vesting of equity awards upon a change in control	X	No single-trigger change-in-control payments
✓	Impose caps on maximum incentive award payouts	X	No post-employment excise tax reimbursements or "gross-up" payments on change-in-control benefits
✓	Use multiple financial metrics under our annual bonus plan	X	No guaranteed bonuses
✓	Use performance-based MSUs and PSUs in our long-term incentive compensation program	X	No special health or welfare benefit programs for our executive officers
✓	Maintain stock ownership guidelines for our NEOs and non-employee directors	X	No liberal share recycling of shares under equity plans
✓	Maintain a compensation recovery (“clawback”) policy for the recovery of both cash and equity-based incentive compensation in the event of a financial restatement	X	No stock option repricing (without stockholder approval)
✓	Conduct an annual stockholder advisory vote on NEO compensation	X	No backdating, spring-loading, or reloading of stock options
✓	Evaluate Board and CEO/NEO succession planning on a regular basis	X	No payment of dividends or dividend equivalents on unearned or unvested equity awards
✓	Impose caps on maximum incentive award payouts
✓	Engage regularly with stockholders on governance and compensation matters

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Compensation Philosophy and Objectives
Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•Align executive compensation with the Company’s corporate strategies, business objectives, and the creation of long-term value for our stockholders, while maintaining prudent alignment of risk and reward and avoiding incentives that could encourage unnecessary or excessive risk-taking;
•Provide an incentive to achieve key strategic and financial performance measures by linking short-term incentive award opportunities and a substantial portion of long-term incentive award opportunities to the achievement of corporate and operational performance objectives in these areas;
•Offer total compensation opportunities to our executive officers that are competitive, fair and appropriately balanced across fixed, short-term and long-term elements to support retention and motivation across business cycles;
•Align the interests of our executive officers with those of our stockholders by linking our executive officers’ long-term incentive compensation opportunities to stockholder value and their cash incentives to our annual performance; and
•Provide compensation and benefit levels that will attract, motivate, reward, and retain a highly talented team of executive officers within the context of responsible cost management, while exercising disciplined cost management and maintaining alignment with market practices and stockholder expectations.
Fiscal 2026 Named Executive Officer Compensation
Our executive compensation program has three principal elements:

Base Salary	Annual Performance-Based Cash Bonuses	Long-Term Equity Awards

Base Salary
We use base salaries to compensate our executive officers for performing their day-to-day duties and responsibilities. In determining base salary, the Compensation Committee exercises its judgment and primarily considers each individual’s performance, experience level, role and responsibilities during the year, the competitive market for the position as reflected by peer group and relevant survey data, and the recommendations of our CEO (except with respect to his own base salary). Consistent with our compensation philosophy, the Compensation Committee sets base salaries modestly relative to the market to reinforce our desire that our annual performance-based cash bonuses and long-term incentive compensation represent the majority of our executive officers’ TTDC each year.

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The annual base salaries of our NEOs for Fiscal 2026 were unchanged from Fiscal 2025 as shown below:

Named Executive Officer	Fiscal 2025 Annual Base Salary ($)	Fiscal 2026 Annual Base Salary ($)	Percentage Change (%)

Mr. Patel	800,000	800,000	—
Mr. Rizvi(1)	490,000	490,000	—
Ms. Bodensteiner	445,000	445,000	—
Mr. Ganesan	450,000	450,000	—
Mr. Gupta	470,000	470,000	—
1.Mr. Rizvi served as Interim Chief Executive Officer from February 2025 through June 2, 2025, during which period his annualized base salary was temporarily increased until August 2025. All compensation paid to Mr. Rizvi for the fiscal year, including compensation related to his service as Interim Chief Executive Officer, is reflected in the "Summary Compensation Table" below.
Annual Performance-Based Cash Bonuses
We use annual performance-based cash bonuses to motivate our NEOs to achieve the financial objectives in our annual operating plan and support our longer-term strategic and growth priorities. For Fiscal 2026, funding under our annual performance-based cash bonus plan (the “Fiscal 2026 Cash Bonus Plan”) was based entirely on the achievement of objective financial performance measures approved by our Board and reflected in our annual operating plan. The annual target cash bonus pool is established by the Compensation Committee based on the aggregate target annual cash bonus opportunities for all of our employees, including our executive officers.
At the beginning of each fiscal year, the Board approves our annual operating plan. The Compensation Committee then establishes the bonus-plan framework, including confirming the plan participants, establishing a target annual cash bonus opportunity for each participating executive officer, and selecting the corporate performance measures and related target levels for the fiscal year.
Earned bonuses are paid after the end of the fiscal year, subject to continued employment on that date.
TARGET ANNUAL CASH BONUS
For Fiscal 2026, target annual cash bonus opportunities for executive officers were expressed as a percentage of base salary. In setting these opportunities, the Compensation Committee considered prior-year financial and operational results, individual performance, experience level, role and responsibilities, competitive market for the position as reflected by an analysis of peer group and relevant survey data, and our CEO's recommendations for executives (except with respect to his own target annual cash bonus opportunity).
For Fiscal 2026, the Compensation Committee did not change the target annual cash bonus opportunities of any of our NEOs as set forth below.
The following formula was used to calculate the actual annual cash bonus payments for participants in the Fiscal 2026 Cash Bonus Plan:

Bonus Earned	=	Target Annual Cash Bonus Percentage	X	Base Salary	X	2026 Weighted Corporate Achievement

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CORPORATE PERFORMANCE METRICS
The Compensation Committee selected three equally weighted corporate financial metrics for the Fiscal 2026 Cash Bonus Plan – revenue, non-GAAP gross margin percentage, and non-GAAP operating profit. The Compensation Committee believed these performance metrics balanced growth, profitability and expense management, and were intended to support execution of the annual operating plan and sustainable long-term stockholder value creation.
Consistent with past practices, the targets for the selected financial performance metrics were set at the close of the prior fiscal year which tied directly to the approved operating plan, incorporating any known risks, opportunities and customer demand forecasts. Our annual plan was calibrated relative to the extremely challenging business environment as we entered Fiscal 2026. For Fiscal 2026, upon the recommendation of our Compensation Committee informed by analyses performed by its independent Compensation Consultant, the Compensation Committee established targets slightly above our Fiscal 2025 actual results to drive year-over-year operational improvements, while recognizing the ongoing macroeconomic uncertainty, weaker end-market demand, and continued customer inventory reductions. The Compensation Committee also considered the cyclical nature of the semiconductor industry, share price volatility, and the need to retain and motivate critical talent in a very competitive semiconductor labor market, particularly in the Bay Area. Our Board viewed the targets for the Fiscal 2026 Cash Bonus Plan financial performance metrics as realistic and difficult to achieve at the time they were set.
For purposes of the Fiscal 2026 Cash Bonus Plan:
•“Non-GAAP gross margin percentage” was calculated as GAAP gross margin, excluding acquisition related costs and share-based compensation; and
•“Non-GAAP operating profit” was calculated as GAAP operating profit excluding share-based compensation, acquisition and transaction/integration-related costs, intangible asset impairment charges, and restructuring costs.
The Compensation Committee established target achievement levels for each of these performance metrics for Fiscal 2026 compared to Fiscal 2025 actual results as follows:

Corporate Performance Metric	Weighting	Fiscal 2026 Target Achievement Level	vs. Fiscal 2025 Actual Results

Revenue (in millions)	33.3%	$1,200	$1,074
Non-GAAP gross margin percentage	33.3%	53.66%	53.60%
Non-GAAP operating profit (in millions)	33.3%	$201	$178
Actual performance against each metric was determined based on the percentage by which we exceeded or failed to achieve the target achievement level for that metric, and the three results were equally weighted to determine the aggregate weighted corporate achievement score. Each metric had a threshold below which the weighed achievement score for that metric was 0%.
Funding of the bonus pool was capped at a maximum weighted achievement score of 200%.

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FISCAL 2026 BONUS RESULTS
For our NEOs with corporate responsibilities (i.e., Messrs. Patel and Rizvi and Ms. Bodensteiner) bonus outcomes were based entirely on corporate performance. For Messrs. Ganesan and Gupta, 50% of the bonus opportunity was based on corporate performance and 50% was based on revenue, non-GAAP gross margin percentage, and non-GAAP operating profit levels calculated at the business unit level. Fiscal 2026 corporate performance resulted in a 115% achievement level, and a corresponding corporate bonus payment percentage of 115%, as set forth in the following table:

Corporate Performance Metric	Threshold Performance Level (0%)	Target Performance Level (100%)	Maximum Performance Level (200%)	Weight	Actual Results	Achievement Level

Revenue (in millions)	$1,008	$1,200	$1,343	33.33%	$1,197.2	99%
Non-GAAP gross margin percentage	52.70%	53.66%	55.00%	33.33%	53.73%	110%
Non-GAAP operating profit (in millions)	$137	$201	$257	33.33%	$222.8	136%
Cash Bonus Payment Percentage						115%
Based on the foregoing, our CEO and other NEOs received bonus payments in amounts ranging from $376,312 to $1,150,000 (representing 112%-121% of each of their Fiscal 2026 target annual cash bonus opportunities). The Compensation Committee approved the following annual performance-based cash bonus payments for our NEOs for Fiscal 2026 as follows:

Named Executive Officer	Fiscal 2026 Annual Base Salary ($)	Target Annual Cash Bonus Opportunity ($)	Target Annual Cash Bonus Opportunity (as a percentage of base salary)	Actual Cash Bonus Payment ($)

Mr. Patel	800,000	1,000,000	125%	1,150,000
Mr. Rizvi(1)	490,000	367,500	75%	480,885
Ms. Bodensteiner	445,000	333,750	75%	383,813
Mr. Ganesan(2)	450,000	337,500	75%	376,312
Mr. Gupta(2)	470,000	352,500	75%	378,938
1.Mr. Rizvi's annual performance-based cash bonus payment reflects the one-month period of time he served as interim CEO.
2.Both Mr. Ganesan’s and Mr. Gupta’s annual performance-based cash bonus payments were determined 50% by corporate results (each measured against the same three performance metrics used at the corporate level) and 50% by their respective business unit results. Their actual payouts reflected a weighted average of these results. We do not present target achievement levels for business unit performance because we do not publicly disclose such information and believe that such disclosure would result in competitive harm to the Company.

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Long-Term Incentive Compensation
We use long-term equity incentives to align executive officers with long-term corporate performance based on the potential for increases in the value of our common stock and thereby further align their interests with the interests of our stockholders. In April 2025, the Compensation Committee reviewed the incentive framework and determined that the annual equity awards for our NEOs who were employed at the start of Fiscal 2026 would consist of MSUs, PSUs, and RSUs. The actual grant date fair values of the awards reflected in the Fiscal 2026 Summary Compensation Table may differ from the target values approved by the Compensation Committee because of the average stock price valuation methodology used to value PSU and RSU awards and the accounting valuation methodology used to value MSU awards.
The Compensation Committee determined the size and mix of these awards in July 2025. Its assessment considered our actual prior-year financial results, each executive officer’s performance or expected contributions, as applicable, equity award practices of the companies in our compensation peer group, the competitive market for each executive officer's position as reflected by an analysis of peer group and relevant survey data, our need to motivate and retain our executive officers, and an assessment of the outstanding equity awards then-held by each executive officer.
In making its award decisions, the Compensation Committee exercised its judgment to set the size of each award at a level it considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value and, in the case of MSUs and PSUs, the achievement of financial goals we believed would contribute to the long-term success of the Company.
The long-term equity awards granted to our NEOs for Fiscal 2026 were granted in August 2025 (except as otherwise noted) as follows.

Named Executive Officer	MSU Award (target number of shares) (#)	PSU Award (target number of shares) (#)	RSU Award (other than One-time CEO RSU Award) (number of shares) (#)	"One-time" CEO RSU Award (number of shares)(1) (#)	Aggregate Grant Date Fair Value ($)

Mr. Patel(1)	52,386	52,386	52,386	78,579	17,790,286
Mr. Rizvi	13,607	13,607	27,214	—	4,101,896
Ms. Bodensteiner	11,594	11,594	23,188	—	3,495,069
Mr. Ganesan	12,302	12,302	24,604	—	3,708,499
Mr. Gupta	12,861	12,861	25,723	—	3,877,077
1.On July 17, 2025, Mr. Patel received an annual MSU, PSU and RSU award, plus a "one-time" make-whole RSU award provided under his employment offer letter to replace unvested equity awards forfeited when he left Qualcomm to join Synaptics. The make-whole award is excluded from annual CEO TTDC and the annual LTI mix.
MSU AWARDS
For legacy MSU awards granted in Fiscal 2024 and Fiscal 2025,, applicable NEOs have overlapping one-, two-, and three-year performance periods. Mr. Patel joined the Company in June 2025 and received his first MSU grant in Fiscal 2026; Fiscal 2024 and Fiscal 2025 MSU outcomes therefore do not apply to him. Mr. Rizvi joined in July 2024 and received a Fiscal 2025 new-hire MSU award, but not a Fiscal 2024 MSU award. The CEO’s Fiscal 2026 MSU award has a single three-year performance period ending June 30, 2028. Other NEOs’ Fiscal 2026 MSU awards have two- and three-year performance periods ending June 30, 2027 and June 30, 2028, respectively. Given the cyclicality of our business and the potential resulting volatility to our stock price at any single point in time, the Compensation Committee historically determined that assessing performance over three scaffolded observation points was appropriate to provide a more holistic view of our progress and long-term trajectory. However, after careful consideration of stockholders’ feedback as described above, the Compensation Committee committed to transition to a single, three-year performance period. Accordingly, beginning in Fiscal 2025 for our CEO and for Fiscal 2027 awards granted on August 17, 2026 for all NEOs, MSU awards have a single three-year performance period.

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The features of the Fiscal 2026 MSU awards granted in August 2025 are as follows:

MSU Award Feature	Description

Performance Period
•CEO : One three-year performance period
•Other NEOs: Fiscal 2026 grants include two- and three-year performance periods with a full transition to the three-year performance period for Fiscal 2027 MSU awards granted on August 17, 2026

Payout Range	0% to 200% of target shares, based on relative TSR
Performance Measure	Company TSR performance relative to the TSR of peer companies in the Russell 2000 Index
Performance Scaling
•No payout at or below the 25th percentile
•100% payout at the 50th percentile (target)
•200% (cap) at or above the 75th percentile
•Linear interpolation between 25th and 75th percentile
•Four-to-one ratio above and below target

Payout Frequency	•CEO: 100% of earned MSUs, if any, paid after year three •Other NEOs: 50% of earned MSUs, if any, are paid after year two and 50% of earned MSUs, if any, are paid after year three
Payout Caps in Years Two & Three	Capped at 200% of shares allocated to the performance period
Eliminated True-Up in Year Three	There is no true-up for over- or under-performance in year three
Following the end of each applicable performance period, the number of MSUs earned is determined based on the Company's relative TSR performance. Shares earned vest and are delivered on the applicable vesting date, subject to the award agreement and continued employment through the applicable vesting date.
In Fiscal 2026, certain of our NEOs received the following payouts in connection with their previously granted MSU awards:

MSU Grant	Tranche Ending Fiscal 2026	TSR (Synaptics Percentile)	Payout (Percentage of Target)

Fiscal 2024	Third Performance Period	52nd	115.66%(1)
Fiscal 2025	Second Performance Period	55th	118.56%
Fiscal 2026	First Performance Period	In Process	In Process
1.The Fiscal 2024 MSU grant contained a legacy true-up feature for outperformance during the third performance period. Under that feature, the first and second performance periods were retroactively adjusted to reflect the third period result, resulting in an increase in the first and second performance periods from 102.45% and 21.79%, respectively, to 115.66%, and an effective third period payout of 222.74%. The Compensation Committee eliminated this legacy true-up feature beginning with Fiscal 2026 MSU awards.
PSU AWARDS
PSU awards are earned over a one-year performance period based on the achievement of a pre-established non-GAAP EPS (diluted) target. For Fiscal 2026 “non-GAAP EPS (diluted)” was calculated as GAAP EPS, excluding share-based compensation, acquisition and transaction/integration-related costs, intangible asset impairment charges, restructuring costs, and amortization of debt issuance costs. See Appendix A for the full definition of Non-GAAP EPS (diluted) and a reconciliation of Non-GAAP EPS to GAAP EPS.

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The potential payout ranges from 0% to 200% of the target number of shares subject to the PSU awards and is determined on a linear basis between threshold and maximum performance levels. In no event will the maximum payout exceed 200% of the target number of shares. PSUs are earned based on performance during a one-year period for the fiscal year. Any shares earned are then subject to additional time-based vesting, delivered in three equal annual installments following the date the Compensation Committee certifies the actual performance level achieved, subject to the NEO’s continued employment with us at the time of delivery.
Our Compensation Committee set the non-GAAP diluted EPS target at $3.75 for the Fiscal 2026 PSU awards. Although the increase may appear modest, in the context of the highly challenging business environment for the year including macroeconomic uncertainty, weaker end-market demand, ongoing customer inventory reductions, and the cyclicality of our business makes, the Compensation Committee viewed this target as a rigorous stretch goal. These factors made it difficult to meaningfully forecast our performance over a multi-year time horizon. Utilizing a one-year performance period enables the Compensation Committee to have sufficient line of sight to set informed and challenging goals. Our Compensation Committee viewed the Fiscal 2026 non-GAAP EPS (diluted) target as realistic but difficult to achieve at the time that it was set. Our actual non-GAAP EPS (diluted) for Fiscal 2026 was $4.58, which resulted in a payout percentage of 163.36% as set forth below.

Corporate Performance Metric	Threshold Performance Level (0%)	Target Performance Level (100%)	Maximum Performance Level (200%)	Actual Results	Achievement Level

Non-GAAP EPS (diluted)	$2.44	$3.75	$5.06	$4.58	163.36%

Named Executive Officer	PSU Award (target number of shares)	PSU Award (earned number of shares)

Mr. Patel	52,386	85,578
Mr. Rizvi	13,607	22,228
Ms. Bodensteiner	11,594	18,940
Mr. Ganesan	12,302	20,097
Mr. Gupta	12,861	21,010
Following the end of Fiscal 2026 PSU performance period, the Compensation Committee certified the achievement level and the resulting number of PSUs earned. Following that certification, one-third of the earned shares vested and were delivered to each NEO (28,526 shares in the case of our CEO, 7,409 shares in the case of Mr. Rizvi, 6,313 shares in the case of Ms. Bodensteiner, 6,699 shares in the case of Mr. Ganesan, and 7,003 shares in the case of Mr. Gupta). The remaining earned shares are subject to quarterly vesting thereafter until fully vested on the third anniversary of the grant date, subject to continued employment.
ANNUAL RSU AWARDS
Each RSU award generally vests over three years, with one-third of the total number of shares of our common stock subject to the award vesting on the first anniversary of the grant date and the remainder vesting in equal quarterly tranches until fully vested, subject to the NEO’s continued employment with us through each relevant vesting date.
For Fiscal 2026, the supplemental one-time make-whole RSU award granted to our CEO at hire vests on a separate schedule intended to replace equity Mr. Patel forfeited upon leaving his prior employer: $1.25 million in value vested on December 17, 2025, $1.25 million in value vested on July 17, 2026, and the remaining $2.5 million in value vests in quarterly installments through June 2028, in each case subject to his continued employment through the applicable vesting date.

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Health, Welfare, and Retirement Benefits
Our executive officers are eligible to participate in the same standard health and welfare benefit plans, and on the same terms and conditions, as all other regular full-time employees. These benefits include medical, dental, vision, life and disability insurance benefits, and participation in our employee stock purchase plan.
We maintain a tax-qualified Section 401(k) retirement savings plan ("401(k) plan") for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Our NEOs may participate in the same 401(k) plan available to our eligible employees, but do not receive supplemental executive retirement, pension, or deferred-compensation benefits. Employees may make contributions to the 401(k) plan, subject to the contribution limitations imposed by the Internal Revenue Service ("IRS"). We matched 25% of each participant’s contributions, subject to IRS limits on participant deferrals, which resulted in a maximum Company match of $6,125 per participant, including our NEOs. We intend for the 401(k) plan to qualify under Section 401(a) of the Code, so that contributions by employees to the 401(k) plan, and income earned thereon, are not taxable to employees until withdrawn from the 401(k) plan.
Perquisites and Other Personal Benefits
We do not view perquisites or other personal benefits as a significant element of our executive compensation program. Accordingly, we do not provide perquisites or other personal benefits to our executive officers except as generally made available to our employees or in situations where we believe it is appropriate to assist an individual in the performance of the executive officer’s duties, to make the executive officer more efficient and effective, and for recruitment, motivation, or retention purposes. During Fiscal 2026, none of our NEOs received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual, with the exception of one-time reimbursement of relocation expenses for Mr. Gupta as reported below under "Summary Compensation Table - Fiscal Years 2024, 2025, and 2026."
Severance and Change in Control Agreements
We have entered into severance and change in control agreements with each of the NEOs (the "Executive Severance Agreements"). which we believe provide a stable work environment and are used primarily to attract, motivate, and retain individuals with the requisite experience and ability to drive our success. The provision of enhanced severance payments and benefits for an involuntary termination of the executive officer’s employment in connection with a change in control of the Company helps to secure the continued employment and dedication of our executive officers, to reduce any concern that they might have regarding their own continued employment prior to or following a change in control, and to promote continuity of management during a corporate transaction. We do not provide for tax gross-up payments for any excise taxes imposed pursuant to Section 4999 of the Internal Revenue Code, as amended (the "Code").
The Executive Severance Agreements are not employment contracts and do not specify an employment term, compensation level or other employment terms. The Executive Severance Agreements provide for certain severance benefits to each NEO in the event such NEO's employment is terminated under specified circumstances as set forth in the Executive Severance Agreement, subject to the NEO satisfying certain conditions, including the delivery of a general release of specified claims in favor of the Company.
A summary of the material terms and conditions of the arrangements under the Executive Severance Agreements, as well as an estimate of the potential payments and benefits payable to our NEOs upon a qualifying termination as of Fiscal 2026 year end, is below under “Potential Payments upon Termination or Change in Control."
Outstanding Equity Awards
For treatment of outstanding equity awards held by our NEOs in the event of a change in control or certain involuntary terminations, see “Potential Payments upon Termination or Change in Control – Equity Awards” below.

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Other Compensation Policies
Equity Grant Policy
The Compensation Committee approves annual equity awards to our executive officers at a regularly scheduled meeting in the first half of each year. The Compensation Committee may also approve grants of equity awards at other times of the year such as in connection with the hiring of a new executive officer or in such other circumstances as the Compensation Committee may determine appropriate.
During Fiscal 2026, we did not grant stock options or similar awards having option-like features (“similar awards”) as part of our equity compensation programs. If we grant stock options or similar awards in the future, we will not time the grants in connection with the release of material nonpublic information or during trading “blackout” periods" established under our insider trading policy. To the contrary, we anticipate that our Board would grant any stock options or similar awards on a predetermined schedule without taking into account material nonpublic information in determining either the time or terms of such awards. We have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
Stock Ownership Guidelines-Executives and Independent Directors
We maintain stock ownership guidelines for our executive officers and independent directors to align their long-term interests with those of our stockholders.

Requirement	•Chief Executive Officer: 6.0x base salary •Other Executive Officers: 2.0x base salary •Independent Directors: 5.0x annual cash retainer

Measurement
•Measured at fiscal year-end using 90 trading-day average stock price
•Ownership includes shares owned outright, vested in-the-money stock options, unvested time-based RSUs. Unvested stock options, PSUs and MSUs do not count towards satisfying the ownership requirement

Compliance
•Grace period of five years from when participant becomes subject to guidelines
•If participant falls below target ownership, participant must meet target within two years and retain 50% of the net after-tax shares acquired upon future vesting or exercise of equity awards until the target ownership amount is achieved
•Management annually notifies participants and the Compensation Committee of compliance and progress towards ownership requirement
•As of June 27, 2026, all participants either met the requirements or were within the five-year grace period

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Compensation Recovery (“Clawback”) Policy
Our equity and incentive plans contain compensation recovery (“clawback”) provisions that apply to all awards held by our executive officers. Pursuant to these plans, all awards (cash and equity) held by an executive officer will be subject to clawback, recoupment or forfeiture to the extent that such executive officer is determined to have engaged in fraud or intentional illegal conduct that caused a material non-compliance with any applicable financial reporting requirements and resulted in a financial restatement, the result of which is that the amount received from such award would have been lower had it been calculated on the basis of such restated results, or as required by applicable laws, rules, regulations or listing requirements.
In addition, the Board has adopted and we maintain the Synaptics Compensation Recovery Policy (the “Clawback Policy”). If we are required to prepare an accounting restatement due to material non-compliance with any financial reporting requirements, the Clawback Policy requires (subject to certain limited exceptions described in the policy and permitted by the applicable clawback rules) that we recover erroneously awarded compensation received by any current or former executive officer in the three fiscal years prior to the date we were required to restate our financial statements that is in excess of the amount that would have been received based on the restated financial statements.
Tax Considerations
Deductibility of Executive Compensation
Section 162(m) of the Code generally disallows public companies a deduction for federal income tax purposes of remuneration in excess of $1 million paid in any taxable year to certain “covered employees,” which typically includes our NEOs.
While the Compensation Committee considers the deductibility of compensation as one factor in determining executive compensation, the Compensation Committee believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation in order to structure a program that we consider to be the most effective in attracting, motivating and retaining our executive officers, and the Compensation Committee may grant compensation that is not deductible for purposes of Section 162(m) of the Code.

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Compensation Committee Matters
Compensation Committee Report
The Compensation Committee has reviewed and discussed our CD&A section with management and, based on the review and discussions, recommended to the Board that the CD&A section be included in this proxy statement on Schedule 14A.
Compensation Committee
Susan J. Hardman, Chair
Keith B. Geeslin
Patricia Kummrow
James L. Whims
The foregoing report of the Compensation Committee is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.
Compensation Committee Interlocks and Insider Participation
Mses. Hardman and Kummrow and Messrs. Geeslin and Whims were members of the Compensation Committee during all of Fiscal 2026. No one who served on the Compensation Committee at any time during Fiscal 2026 is or has been an executive officer of the Company or had any relationships requiring disclosure by the Company under the rules of the SEC requiring disclosure of certain relationships and related party transactions. None of our executive officers who served as a director of the Company or as a member of the Compensation Committee during Fiscal 2026 served as a director or a member of a compensation committee (or other committee serving an equivalent function) for any other entity.

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Named Executive Officer Compensation Tables
The Summary Compensation Table quantifies the value of the different forms of compensation earned by or awarded to our NEOs for Fiscal 2024, 2025, and 2026. The primary elements of each NEO’s total compensation reported in the table are base salary, a short-term incentive (annual cash bonus) and long-term incentive equity awards. Our NEOs also received the other benefits listed in column (i) of the Summary Compensation Table, as further described in the footnotes to the table.
The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of employment offer letters for Messrs. Patel, Rizvi, Ganesan and Gupta and Ms. Bodensteiner regarding base salary and short-term incentive amounts in the periods presented is provided immediately following the Summary Compensation Table. The Grants of Plan-Based Awards table, and the accompanying disclosure following that table, provide information regarding the cash and equity awards granted to our NEOs in Fiscal 2026. The Outstanding Equity Awards at Fiscal Year End table and Option Exercises and Stock Vested table provide further information on the NEOs’ potential realizable value and actual value realized with respect to their equity awards.
Summary Compensation Table — Fiscal Years 2024, 2025, and 2026
The following table sets forth summary information regarding compensation for each of our NEOs for all services rendered to us in all capacities in Fiscal 2024, 2025, and 2026.

Name and Principal Positions	Fiscal Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3)(4)(5) ($)	Non-Equity Incentive Plan Compensation(6) ($)	All Other Compensation(7) ($)	Total ($)

(a)	(b)	(c)	(d)	(e)	(g)	(i)	(j)

Rahul Patel(8) President and CEO	2026	800,000	—	17,790,286	1,150,000	14,890	19,755,176
	2025	66,667	1,850,000	—	—	226	1,916,893
Ken Rizvi(9) Former Senior Vice President and Chief Financial Officer and Former Interim CEO	2026	510,909	—	4,101,896	480,885	9,023	5,102,713
	2025	571,439	—	8,873,782	709,741	8,148	10,163,110
Lisa Bodensteiner(10) Senior Vice President, Chief Legal Officer and Secretary	2026	445,000	—	3,495,069	383,813	18,868	4,342,750
	2025	442,917	—	3,533,871	404,505	12,235	4,393,528
	2024	246,591	—	5,412,122	53,531	14,229	5,726,473
Satish Ganesan Senior Vice President and General Manager, Edge Interface & Sensing and Chief Strategy Officer	2026	450,000	—	3,708,499	376,312	10,735	4,545,546
	2025	445,833	—	4,228,841	363,825	8,664	5,047,163
	2024	400,000	—	4,329,343	308,100	8,190	5,045,633
Vikram Gupta Senior Vice President and General Manager, Edge Compute & Connectivity and Chief Product Officer	2026	470,000	—	3,877,077	378,938	30,188	4,756,203
	2025	467,083	—	4,305,439	528,750	11,445	5,312,717
	2024	435,000	—	6,019,448	80,910	12,255	6,547,613
1.Base salaries reported represent actual amounts paid for the twelve-month periods ended June 27, 2026, June 28, 2025, and June 29, 2024.

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2.Mr. Patel received a one-time cash sign-on bonus, payable in a lump sum payment, less applicable withholding. Mr. Patel must repay the Company 100% of such amount should he voluntarily resign within one year from his employment effective date, or 50% if he voluntarily resigns within two years from his employment effective date. As of the end of Fiscal 2026, only the latter 50% remains subject to repayment.
3.The amounts reported in column (e) of the table above for each fiscal year reflect the aggregate grant date fair value of PSUs, MSUs and RSUs awarded in the applicable year as computed in accordance with ASC Topic 718 (as of the date of grant of the awards as determined for accounting purposes and excluding the effect of estimated forfeitures). For information on the assumptions used in the grant date fair value computations, refer to Note 14 “— Share-Based Compensation” in the Notes to Consolidated Financial Statements in the Company’s 2026 Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 27, 2026 (or, for awards granted prior to Fiscal 2026, the corresponding note in the Company’s Annual Report on Form 10-K for the applicable fiscal year). The amounts included in the "Summary Compensation Table" above, and in the tables below in this footnote, may not be indicative of the realized value of the awards in the event the awards are earned and vest.
4.As discussed in the CD&A, in Fiscal 2024, 2025, and 2026, the Company granted annual long-term incentive awards of PSUs and MSUs to our NEOs, the vesting of which is subject, in part, to the Company’s financial performance. As required by applicable SEC rules, the grant date fair value of the PSUs and MSUs awarded in these years was determined based on the probable outcome (as of the date of grant of the awards as determined for accounting purposes) of the performance-based conditions applicable to the awards.
5.For these purposes, as of the date of grant of the awards, we determined that the “target” level of performance for the PSU awards was the probable outcome of the applicable performance-based conditions. Accordingly, for these PSU awards, the grant date fair value is included for the NEOs in the “Stock Awards” column for the fiscal year in which the award was granted based on the “target” number of shares subject to the awards. For the MSU awards, the grant date fair value was included for the NEOs in the “Stock Awards” column for the fiscal year in which the award was granted based on the Monte Carlo simulation pricing model (which probability weights multiple potential outcomes) as of the date of grant of the awards. Under the terms of the MSU awards granted in Fiscal 2024, between 0% and 300% of the target number of shares could be earned and vest based on performance and the other vesting conditions applicable to the awards. Beginning with Fiscal 2025 awards, the maximum payout opportunity was reduced to 200% of the target number of shares, while the one-, two-, and three-year performance periods remained in place for the NEOs. Beginning with Fiscal 2026 awards, in response to investor feedback and to align more closely with the CEO's MSU award structure of a three-year performance period, the design was further strengthened for non-CEO NEOs by eliminating the one-year performance period and measuring performance only over two- and three-year periods, with the same 200% cap. The following tables present the grant date fair value (determined as described above as of the date of grant of the awards) of the PSUs and MSUs awarded to the NEOs in Fiscal 2024, 2025 and 2026 under two sets of assumptions: (a) assuming performance would be achieved at the level which we originally judged to be the probable outcome as described above (or in the case of MSUs, based on the Monte Carlo simulation pricing model), and (b) assuming that the highest level of performance for each such award would be achieved.

	AGGREGATE GRANT DATE FAIR VALUE OF ANNUAL PSU AWARDS

	Fiscal Year 2024		Fiscal Year 2025		Fiscal Year 2026

Name	Based on Probable Outcome as of the Date of Grant ($)	Based on Maximum Performance ($)	Based on Probable Outcome as of the Date of Grant ($)	Based on Maximum Performance ($)	Based on Probable Outcome as of the Date of Grant ($)	Based on Maximum Performance ($)

Rahul Patel	—	—	—	—	3,509,862	7,019,724
Ken Rizvi	—	—	1,835,411	3,670,823	908,948	1,817,895
Lisa Bodensteiner	1,026,289	2,052,577	608,214	1,216,428	774,479	1,548,958
Satish Ganesan	832,100	1,664,200	693,607	1,387,214	821,774	1,643,547
Vikram Gupta	1,198,206	2,396,412	693,607	1,387,214	859,115	1,718,230

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	AGGREGATE GRANT DATE FAIR VALUE OF ANNUAL MSU AWARDS

	Fiscal Year 2024		Fiscal Year 2025		Fiscal Year 2026

Name	Based on Monte Carlo Simulation Pricing Model as of the Date of Grant ($)	Based on Maximum Performance ($)	Based on Monte Carlo Simulation Pricing Model as of the Date of Grant ($)	Based on Maximum Performance ($)	Based on Monte Carlo Simulation Pricing Model as of the Date of Grant ($)	Based on Maximum Performance ($)

Rahul Patel	—	—	—	—	5,505,769	7,019,724
Ken Rizvi	—	—	2,846,354	3,670,823	1,375,053	1,817,895
Lisa Bodensteiner	2,333,139	3,078,866	943,170	1,216,428	1,171,632	1,548,958
Satish Ganesan	1,891,629	2,496,299	1,075,644	1,387,214	1,243,179	1,643,547
Vikram Gupta	2,723,960	3,594,618	1,075,644	1,387,214	1,299,666	1,718,230
6.The amounts reported in column (g) of the table above constitute amounts earned under our annual performance-based cash bonus plan during the applicable fiscal year, which amounts are generally paid early in the next fiscal year.
7.The following table identifies the items reported in the “All Other Compensation” column of the table for each NEO in Fiscal 2026:

Executive Officers	Company Contributions to 401(k) Plan ($)	Company Contributions to Health Savings Account ($)	Reimbursement of Relocation Costs ($)	Patent Award ($)	Group Term Life ($)	Total Benefits ($)

Rahul Patel	7,972	1,500	—	—	5,418	14,890
Ken Rizvi	6,125	—	—	—	2,898	9,023
Lisa Bodensteiner	6,709	—	—	—	12,159	18,868
Satish Ganesan	6,437	—	—	1,400	2,898	10,735
Vikram Gupta	6,463	1,500	16,807	—	5,418	30,188
8.Mr. Patel joined the Company, effective as of June 2, 2025. As such, his compensation for Fiscal 2025 reflects the amount earned during that period.
9.Mr. Rizvi served as the Interim CEO from February 2025 until Mr. Patel's appointment which was effective on June 2, 2025. Amounts reported include pro-rated amounts for his service as our CFO and as Interim CEO during the fiscal year, which included a temporary increase in salary, enhanced bonus opportunity and equity awards for such interim service which continued through August 2025. As disclosed in the Current Report on Form 8-K filed with the SEC on August 21, 2026, on August 20, 2026, Mr. Rizvi resigned from his position as our Senior Vice President and CFO to pursue a new opportunity. Mr. Rizvi will remain employed by the Company in an advisory role through September 30, 2026 to assist with the transition of his responsibilities.
10.Ms. Bodensteiner joined the company effective November 30, 2023. For Fiscal 2024, the amounts reported in the “Salary” column reflect her base salary paid following the commencement of employment and the amounts reported in the “Non-Equity Incentive Plan Compensation” column reflect a pro-rated annual bonus payout.

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Employment Agreements
Mr. Patel
Mr. Patel entered into an employment offer letter with the Company, effective June 2, 2025. The letter provided for "at will" employment and that Mr. Patel would receive: an initial annual base salary of $800,000; an annual cash bonus target of 125% of his base salary (maximum 200%), based on company-wide and individual performance level achieved against pre-determined goals; a one-time sign on cash bonus of $1,850,000, 100% which was subject to clawback should he voluntarily resign within one year and 50% of which is subject to clawback should he voluntarily resign within two years of his employment effective date); long-term incentive compensation equity valued at $10 million, divided equally among RSUs, MSUs and PSUs; and a supplemental RSU award with an aggregate value of $5 million to make him whole as a result of the equity forfeited when he left Qualcomm to join the Company. Mr. Patel also is a party to an Executive Severance Agreement as described below under “Potential Payments Upon Termination or Change in Control.”
Mr. Rizvi
Mr. Rizvi's employment offer letter with the Company, effective on July 15, 2024, provided for: "at will" employment; an initial annual base salary of $490,000; an annual cash bonus target of 75% of his base salary, based on company-wide and individual performance level achieved against pre-determined goals (pro-rated for Fiscal 2025 based on the date he commenced employment); and long-term incentive equity valued at $2,150,000 each in RSUs, MSUs and PSUs.
On February 3, 2025, due to the resignation of the Company's then CEO, the Board appointed Mr. Rizvi as Interim CEO, pursuant to which he and the Company entered into a new employment offer letter effective on March 10, 2025 through the appointment of a permanent CEO which occurred on June 2, 2025. The letter provided for incremental cash compensation of $240,000 per annum (or $20,000 per month) over his then-current base salary and an increase of 55% over his then-current annual cash bonus target, both pro-rated for the partial year and subject to withholdings as required by applicable law. Mr. Rizvi also is party to an Executive Severance Agreement as described below under “Potential Payments Upon Termination or Change in Control.”
On August 20, 2026, Mr. Rizvi resigned from his position as our Senior Vice President and CFO, but will remain employed by the Company in an advisory role through September 30, 2026, and he will continue to receive his current compensation and benefits until his employment terminates. However, Mr. Rizvi will not be entitled to any change in control benefits or any other severance benefits as a result of his voluntary resignation from the Company.
Ms. Bodensteiner
Ms. Bodensteiner entered into an employment offer letter with the Company, effective November 30, 2023, which provided for: “at will” employment; an initial annual base salary of $420,000; an annual cash bonus target of 75% of her base salary, based on company-wide and individual performance level achieved against pre-determined goals (pro-rated for Fiscal 2024 based on the date she commenced employment); and long-term incentive equity of RSUs corresponding to $1.7 million equity value, PSUs corresponding to $850,000 equity value, and MSUs corresponding to $850,000 equity value. Ms. Bodensteiner also is a party to an Executive Severance Agreement as described below under “Potential Payments Upon Termination or Change in Control.”
Mr. Ganesan
Mr. Ganesan entered into an employment offer letter with the Company, effective October 24, 2019, which provided for "at will" employment; an initial annual base salary of $350,000; an annual cash bonus target of 75% of his base salary, based on company-wide and individual performance level achieved against pre-determined goals; and long-term incentive equity corresponding to a value of $400,000 each in RSUs, PSUs and MSUs. Mr. Ganesan also is a party to an Executive Severance Agreement as described below under "Potential Payments Upon Termination or Change in Control."

Synaptics Incorporated	91	Proxy Statement

Mr. Gupta
Mr. Gupta entered into an employment offer letter with the Company, effective January 16, 2023, which provided for “at will” employment; an initial annual base salary of $415,000; an annual cash bonus target of 75% of his base salary, based on company-wide and individual performance level achieved against pre-determined goals; a cash signing bonus of $200,000 that he would have been required to repay to the Company had he voluntarily terminated his employment or been terminated by the Company for cause less than 12 months after his start date; and long-term incentive equity of RSUs corresponding to $1.75 million equity value, PSUs corresponding to $700,000 equity value, and MSUs corresponding to $1.05 million equity value. Mr. Gupta also is a party to an Executive Severance Agreement as described below under “Potential Payments Upon Termination or Change in Control.”

Synaptics Incorporated	92	Proxy Statement

Grants of Plan-Based Awards — Fiscal 2026
The following table sets forth summary information regarding the plan-based awards granted to our NEOs during Fiscal 2026.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(2) ($)

Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)

Rahul Patel	Bonus	—	—	1,000,000	2,000,000	—	—	—	—	—
	MSU	07/17/25	—	—	—	—	52,386	104,772	—	5,505,769
	PSU	07/17/25	—	—	—	—	52,386	104,772	—	3,509,862
	RSU	07/17/25	—	—	—	—	—	—	78,579	5,264,793
	RSU	07/17/25	—	—	—	—	—	—	52,386	3,509,862
Ken Rizvi	Bonus	—	—	367,500	735,000	—	—	—	—	—
	MSU	08/17/25	—	—	—		13,607	27,214	—	1,375,053
	PSU	08/17/25	—	—	—	—	13,607	27,214	—	908,948
	RSU	08/17/25	—	—	—	—	—	—	27,214	1,817,895
Lisa Bodensteiner	Bonus	—	—	333,750	667,500	—	—	—	—	—
	MSU	08/17/25	—	—	—	—	11,594	23,188	—	1,171,632
	PSU	08/17/25	—	—	—	—	11,594	23,188	—	774,479
	RSU	08/17/25	—	—	—	—	—	—	23,188	1,548,958
Satish Ganesan	Bonus	—	—	337,500	675,000	—	—	—	—	—
	MSU	08/17/25	—	—	—	—	12,302	24,604	—	1,243,179
	PSU	08/17/25	—	—	—	—	12,302	24,604	—	821,774
	RSU	08/17/25	—	—	—	—	—	—	24,604	1,643,547
Vikram Gupta	Bonus	—	—	352,500	705,000	—	—	—	—	—
	MSU	08/17/25	—	—	—	—	12,861	25,722	—	1,299,666
	PSU	08/17/25	—	—	—	—	12,861	25,722	—	859,115
	RSU	08/17/25	—	—	—	—	—	—	25,723	1,718,296
1.Our Fiscal 2026 annual cash bonus plan had no payout at the threshold achievement level and the payout at the maximum achievement level was capped at 200% of the applicable target annual cash bonus opportunity. The reported amounts reflect the applicable threshold, target and maximum annual cash bonus opportunities for our NEOs under our Fiscal 2026 annual cash bonus plan. All such awards have been paid, and the actual amounts paid are set forth in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for Fiscal Years 2024, 2025, and 2026 above. Our Fiscal 2026 annual cash bonus plan is discussed under “Compensation Discussion and Analysis — Fiscal 2026 Named Executive Officer Compensation - Annual Performance-Based Cash Bonuses.”
2.These amounts present the aggregate grant date fair value of the equity awards computed in accordance with ASC Topic 718 (as of the date of grant of the awards as determined for accounting purposes). For information on the assumptions used in the grant date fair value computations, refer to Note 12 “— Share-Based Compensation” in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 27, 2026. Also see footnote (3) to the Summary Compensation Table for Fiscal Years 2024, 2025, and 2026 above.

Synaptics Incorporated	93	Proxy Statement

Description of Plan-Based Awards
The non-equity incentive plan awards reported in the Grants of Plan-Based Awards table above represent the annual cash bonus opportunities for our NEOs for Fiscal 2026. The amounts actually paid to our NEOs pursuant to these awards are presented in the Summary Compensation Table for Fiscal Years 2024, 2025, and 2026 above under the heading “Non-Equity Incentive Plan Compensation.” See the “Fiscal 2026 Named Executive Officer Compensation – Annual Performance-Based Cash Bonuses” section of the CD&A for a discussion of our performance measurement framework and the Fiscal 2026 annual performance-based cash bonus awards for our NEOs.
Each of the equity awards reported in the above table was granted under, and is subject to, the terms of the 2019 Incentive Plan. The Compensation Committee has authority to interpret the provisions of the plan and to make all required determinations under the plan. Awards granted under the plan are generally only transferable by the NEO by will or the laws of descent and distribution.
Each NEO may be entitled to accelerated vesting of his or her outstanding equity awards upon certain terminations of employment with the Company in connection with a change in control of the Company. Outstanding awards under our equity plans will also generally vest on a change in control to the extent replacement awards are not provided by the acquiring or successor entity. The terms of this accelerated vesting are described in this section and below under “Potential Payments Upon Termination or Change in Control.”
Each RSU, MSU, and PSU subject to the awards described below represents a contractual right to receive one share of our common stock for each unit that is earned and/or vested. Payment will generally be made as the equity award vests. Until delivery of the shares, the NEO has no rights as a stockholder with respect to any shares of our common stock underlying the award, although the award may provide for dividend equivalents to accrue while the award is outstanding and be paid upon and subject to vesting of the underlying units. Subject to the NEO’s Executive Severance Agreement and the award agreement evidencing the RSUs, MSUs or PSUs, if a NEO’s employment terminates for any reason during the vesting period, any units that have not previously vested will terminate.
Time-Based RSUs
Awards of RSUs granted to our NEOs in Fiscal 2026 vest based solely on the NEO’s continued employment or service with the Company. The annual RSU awards granted to each of the NEOs in Fiscal 2026 generally vest over a three-year period.
Performance-Based MSUs
As described more fully above under “Compensation Discussion and Analysis — Fiscal 2026 Named Executive Officer Compensation,” the percentage of the performance-based MSU awards granted to each of the NEOs in Fiscal 2026 that become eligible to vest range from 0% to 200% of the total number of MSUs subject to the award that are earned depending on the Company’s TSR compared to that of the Russell 2000 Index TSR over a three-year performance period for our CEO, and a two-, and a three-year performance period for our NEOs (with such performance periods ending on June 30, 2028 for our CEO, and June 30, 2027 and June 30, 2028 for our other NEOs, respectively).
Performance-Based PSUs
As described more fully above under “Compensation Discussion and Analysis — Fiscal 2026 Named Executive Officer Compensation,” the percentage of the performance-based PSU awards granted to each of the NEOs in Fiscal 2026 that become eligible to be earned and vest range from 0% to 200% of the PSUs subject to the award depending on the Company’s non-GAAP EPS (diluted) during Fiscal 2026. To the extent earned based on performance, PSUs are typically subject to a three-year vesting schedule, with one-third of the award vesting on the first anniversary of the date of grant, and the remaining award vesting thereafter in eight equal quarterly installments.

Synaptics Incorporated	94	Proxy Statement

Outstanding Equity Awards at Fiscal 2026 Year End
The following table sets forth summary information regarding the outstanding equity awards held by each of our NEOs as of June 27, 2026, including the vesting dates for the portions of these awards that had not vested as of that date.

			Stock Awards

Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)

(a)	(b)		(c)	(d)	(e)	(f)

Rahul Patel	07/17/25	(2)	85,578	10,354,938	—	—
	07/17/25	(3)	58,934	7,131,014	—	—
	07/17/25	(4)	52,386	6,338,706	—	—
	07/17/25	(5)	—	—	52,386	6,338,706
Ken Rizvi	08/17/24	(6)	20,022	2,422,662	—	—
	08/17/24	(7)	10,018	1,212,178	—	—
	08/17/24	(8)	—	—	16,020	1,938,420
	04/17/25	(9)	10,927	1,322,167	—	—
	08/17/25	(2)	22,228	2,689,588	—	—
	08/17/25	(10)	27,214	3,292,894	—	—
	08/17/25	(11)	—	—	13,607	1,646,447
Lisa Bodensteiner	12/17/23	(12)	62	7,502	—	—
	12/17/23	(13)	2,903	351,263	—	—
	12/17/23	(14)	—	—	2,901	351,021
	08/17/24	(6)	6,634	802,714	—	—
	08/17/24	(7)	6,640	803,440	—	—
	08/17/24	(8)	—	—	5,308	642,268
	04/17/25	(9)	7,805	944,405	—	—
	08/17/25	(2)	18,940	2,291,740	—	—
	08/17/25	(10)	23,188	2,805,748	—	—
	08/17/25	(11)	—	—	11,594	1,402,874

Synaptics Incorporated	95	Proxy Statement

			Stock Awards

Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)

(a)	(b)		(c)	(d)	(e)	(f)

Satish Ganesan	08/17/23	(12)	67	8,107	—	—
	08/17/23	(15)	783	94,743	—	—
	08/17/23	(15)	423	51,183	—	—
	08/17/23	(14)	—	—	3,126	378,246
	03/17/24	(16)	824	99,704	—	—
	08/17/24	(6)	7,566	915,486	—	—
	08/17/24	(7)	7,572	916,212	—	—
	08/17/24	(8)	—	—	6,054	732,534
	04/17/25	(9)	10,927	1,322,167	—	—
	08/17/25	(2)	20,097	2,431,737	—	—
	08/17/25	(10)	24,604	2,977,084	—	—
	08/17/25	(11)	—	—	12,302	1,488,542
Vikram Gupta	02/17/23	(17)	1,584	191,664	—	—
	08/17/23	(12)	97	11,737	—	—
	08/17/23	(15)	1,127	136,367	—	—
	08/17/23	(15)	845	102,245	—	—
	08/17/23	(14)	—	—	4,502	544,742
	08/17/24	(6)	7,566	915,486	—	—
	08/17/24	(7)	7,572	916,212	—	—
	08/17/24	(8)	—	—	6,054	732,534
	04/17/25	(9)	11,707	1,416,547	—	—
	08/17/25	(2)	21,010	2,542,210	—	—
	08/17/25	(10)	25,723	3,112,483	—	—
	08/17/25	(11)	—	—	12,861	1,556,181
1.The dollar amounts shown in columns (d) and (f) are determined by multiplying the number of shares or units reported in columns (c) and (e), respectively, by $121.00 per share (the Company’s closing stock price on Nasdaq on June 26, 2026, the last trading day of Fiscal 2026).
2.PSUs were earned based on the Company’s non-GAAP EPS (diluted) over a one-year performance period during Fiscal 2026. The shares of common stock earned for Fiscal 2026 represent a 163.36% payout of the target quantity, based on the performance level achieved for the performance period ended June 27, 2026. Earned shares remain subject to service-based vesting, one-third will vest on August 17, 2026 following the certification by the Compensation Committee and the remaining shares will vest in eight equal quarterly installments through August 17, 2028, subject to continued employment on each such date.

Synaptics Incorporated	96	Proxy Statement

3.This represents the unvested portion of the RSU award. One-third will vest on July 17, 2026, and the remaining shares will vest in eight equal quarterly installments through June 17, 2028, subject to continued employment on each such date.
4.This represents the unvested portion of the RSU award. One-third will vest on July 17, 2026, and the remaining shares will vest in eight equal quarterly installments through July 17, 2028, subject to continued employment on each such date.
5.Performance-based MSUs granted to our CEO on July 17, 2025 are earned based on the Company's TSR relative to the TSR of each company in the Russell 2000 Index (the "Russell Companies' TSR") over a three-year performance period (beginning on July 1, 2025 and ending on June 30, 2028). As of June 27, 2026 (the date of this table), the performance period was ongoing and the number of shares earned has not yet been determined. Payouts range from 0% at or below the 25th percentile to 200% at or above the 75th percentile, with linear interpolation in between, with performance at the 50th percentile equal to 100% of target. Vesting is subject to continued employment on such date.
6.This represents the unvested portion of the Fiscal 2025 PSU award, which was earned at 200% of target based on the Company’s non-GAAP EPS (diluted) over a one-year performance period ended June 28, 2025. The remaining shares will vest in five equal quarterly installments through August 17, 2028, subject to continued employment on each such date.
7.This represents the unvested portion of the RSU award. The remaining shares will vest in five equal quarterly installments through August 17, 2027, subject to continued employment on each such date.
8.Performance-based MSUs granted to our NEOs on August 17, 2024 are earned based on the Company's TSR relative to the TSR of each company in the Russell 2000 Index (the "Russell Companies' TSR") over a one-, two- and three-year performance period (each beginning on July 1, 2024 and ending on June 30 at the end of each applicable performance period). As of June 27, 2026 (the date of this table), the number of shares reported in the table above reflects the target number of shares subject to these awards that were still in progress. Payouts range from 0% at or below the 25th percentile to 200% at or above the 75th percentile, with linear interpolation in between, with performance at the 50th percentile equal to 100% of target. Once the number of shares earned for a performance period has been determined, the payout for that tranche is final and is not adjusted based on the results of any subsequent performance period. Vesting is subject to continued employment on each such date.
9.This represents the unvested portion of the RSU award. The remaining shares will vest in four equal quarterly installments through April 17, 2027, subject to continued employment on each such date.
10.This represents the unvested portion of the RSU award. One-third will vest on August 17, 2026, and the remaining shares will vest in eight equal quarterly installments through August 17, 2028, subject to continued employment on each such date.
11.Performance-based MSUs granted to our other NEOs on August 17, 2025 are earned based on the Company's TSR relative to the TSR of each company in the Russell 2000 Index (the "Russell Companies' TSR") over a two- and three-year performance period (beginning on July 1, 2025 and ending on June 30 at the end of each applicable performance period). As of June 27, 2026 (the date of this table), the performance periods were ongoing and the number of shares earned has not yet been determined. Payouts range from 0% at or below the 25th percentile to 200% at or above the 75th percentile, with linear interpolation in between, with performance at the 50th percentile equal to 100% of target. Vesting is subject to continued employment on such date.
12.This represents the unvested portion of the Fiscal 2024 PSU award, which was earned at 8.6% of target based on the Company’s non-GAAP EPS (diluted) over a one-year performance period ended June 29, 2024. The remaining shares will vest on August 17, 2026, subject to continued employment on such date.
13.This represents the unvested portion of the RSU award. The remaining shares will vest in two equal quarterly installments through December 17, 2026, subject to continued employment on each such date.
14.This represents the unvested portion of the performance-based MSUs granted to our NEOs on August 17, 2023. These MSU awards vested in part on August 17, 2024 and August 17, 2025, with the remainder scheduled to vest on August 17, 2026, subject to continued employment on such date. Under the design of these legacy awards, the number of MSUs earned varies, based on the Company's TSR relative to t the "Russell Companies' TSR" over one-, two-, and three-year performance periods, with each such period beginning on July 1 of the fiscal year in which the award was granted and ending on June 30 at the end of the applicable period. No payout occurs if our TSR performance is at or below the 25th percentile of the Russell Companies' TSR and a maximum payout at 300% occurs if the Company's TSR performance equals or exceeds the 80th percentile of Russell Companies' TSR. Payouts between the 25th and 80th percentiles are determined on a linear basis, with performance at the 50th percentile equal to 100% of target. The one- and two-year periods allow up to 300% of target shares, with a final three-year true-up based on overall performance. If the final three-year calculation is less than shares delivered for prior periods, no clawback applies. The number of shares reported in the table above reflects the target number of shares subject to these legacy awards that were still in progress as of June 27, 2026.
15.This represents the unvested portion of the RSU award. The remaining shares will vest on August 17, 2026, subject to continued employment on such date.
16.This represents the unvested portion of the RSU award. The remaining shares will vest in three equal quarterly installments through March 17, 2026, subject to continued employment on each such date.
17.This represents the unvested portion of the RSU award. The remaining shares will vest in three equal quarterly installments through February 17, 2026, subject to continued employment on each such date.

Synaptics Incorporated	97	Proxy Statement

Option Exercises and Stock Vested — Fiscal 2026
The following table summarizes the vesting of stock awards during Fiscal 2026 that were previously granted to our NEOs. None of our NEOs have received stock options under our equity compensation plans and therefore no stock options were exercised by our NEOs during Fiscal 2026.

Name	Stock Awards Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)

(a)	(b)	(c)

Rahul Patel	19,645	1,450,587
Lisa Bodensteiner	33,070	2,643,787
Satish Ganesan	39,513	3,132,802
Vikram Gupta	44,252	3,535,498
Ken Rizvi	74,134	6,054,801
1.The dollar amounts shown in column (c) above are determined by multiplying the number of units that vested by the Company’s closing stock price per share on the vesting date.
Potential Payments Upon Termination or Change in Control
The following section describes the payments and benefits that would be provided to our NEOs in connection with a termination of their employment with the Company and/or a change in control of the Company as of June 27, 2026, the last day of Fiscal 2026.
NEO Severance Agreements (For Non-CIC and CIC Covered Terminations)
The following summarizes the key severance payments and benefits that the Company would provide to each NEO under the Executive Severance Agreements in the event the NEO were to experience a termination of employment without “Cause” or resign for “Good Reason” (each, as defined in the Executive Severance Agreement, and both referred to as a “Covered Termination”) whether within the time period commencing three months prior to and ending 18 months after a change in control (the “CIC Period”) or outside of any CIC Period (the “Non-CIC Period”).
COVERED TERMINATION IN A NON-CIC PERIOD:
•Cash Severance: paid in a lump sum less applicable withholding:
•For our CEO (Mr. Patel) at 1.5x base salary plus 100% of the annual target bonus;
•For Mr. Rizvi, who served as our CFO during Fiscal 2026, at 1.0x base salary plus the greater of 100% of the annual target bonus prorated for the number of days employed in the year of termination or 50% of the annual target bonus; and
•For the other NEOs (Ms. Bodensteiner and Messrs. Gupta and Ganesan) at 1.0x base salary plus 100% of the annual target bonus prorated for the number of days employed in the year of termination.
•Health Care Coverage: If the NEO elects to receive continued healthcare coverage under COBRA, the Company will directly pay the full COBRA premiums as follows:
•For CEO - 18 months
•For other NEOs - 12 months

Synaptics Incorporated	98	Proxy Statement

•Equity: Outstanding and unvested equity would be accelerated as follows:
•For CEO - if a Covered Termination occurs within 24 months of hire date, accelerated vesting of unvested time-based RSUs and PSUs at target (MSUs would not accelerate); If after 24 months of hire date, acceleration of RSUs only that would have vested within 12 months of termination;
•For other NEOs - acceleration of time-based RSUs only that would have vested within 12 months of termination (MSUs and performance-based PSUs would not accelerate).
COVERED TERMINATION IN A CIC PERIOD:
•Cash Severance: paid in a lump sum less applicable withholding:
•For the CEO (Mr. Patel) at 2.0x base salary plus 200% of the annual target bonus;
•For all other NEOs (Ms. Bodensteiner and Messrs. Rizvi, Gupta and Ganesan) at 1.5x base salary plus 150% of the annual target bonus.
•Health Care Coverage: If NEO elects to receive continued healthcare coverage under COBRA, the Company will directly pay the full COBRA premium as follows:
•For all NEOs - 18 months
•Equity: Outstanding and unvested equity would be accelerated as follows:
•For all NEOs: Any outstanding and unvested RSUs and PSUs (excluding MSUs) would be accelerated. PSUs would be deemed to be achieved at target level of performance if the performance period is still underway as of the termination date.
•For all NEOs: MSUs are treated under the applicable award agreement as follows:
•If a CIC occurs while the CEO is still employed:
•A portion of the MSUs vests immediately based on the Company’s relative TSR performance from the start of the performance period through the CIC date (pro-rated for the portion of the period that has elapsed).
•Any remaining unvested MSUs also vest in full at the CIC closing, unless they are continued or replaced with a qualifying “Replacement Award.”
•If the NEO is terminated within 18 months after a CIC closes: All remaining unvested MSUs vest in full immediately on the termination date.
•If the NEO is terminated before a CIC closes: Unvested MSUs remain outstanding (but unvested) for up to three months after termination (the “Equity Award Period”). If a CIC closes during that window, the MSUs vest under the same CIC rules described above.
•If no CIC closes within that period, the MSUs are forfeited
•In the event any payment to a NEO would be subject to the excise tax imposed by Section 4999 of the Code (as a result of the payment being classified as a “parachute payment” under Section 280G of the Code), the NEO will receive such payment as would entitle such NEO to receive the greatest after-tax benefit, even if it means that we pay such NEO a lower aggregate payment so as to minimize or eliminate the potential excise tax that would be imposed by Section 4999. We do not provide for tax gross-up payments for any elements of compensation, including for excise taxes imposed pursuant to Section and 4999 of the Code.

Synaptics Incorporated	99	Proxy Statement

Treatment of Retention RSUs Upon NEO Termination
Certain key employees, including our NEOs, received one-time retention awards to ensure leadership stability and continued focus on execution of our long-term strategic goals during the CEO transition period. In addition to the severance payments and benefits described above under each NEO's Executive Severance Agreement, each of the retention award agreements provide as follows:
•Change in Control: Any unvested retention RSUs will immediately vest in full if (i) the NEO experiences a Covered Termination (as defined in the Executive Severance Agreement) during a Change in Control Period, or (ii) the awards are not assumed or continued by the surviving or acquiring corporation in the transaction.
•CEO Succession Provision: If, following the appointment of Mr. Patel as our new CEO, the NEO experiences a Covered Termination before the expiration of the vesting period, then all remaining unvested retention RSUs also vest in full immediately prior to termination.
Equity Awards
Under the terms of our stock incentive plans (i.e., the 2025 Inducement Plan and 2019 Incentive Plan) and the award agreements thereunder, outstanding awards do not automatically accelerate upon a Change in Control of the Company. If, however, the awards are not continued, assumed or substituted by the successor in connection with the Change in Control, after the change in control (that is, the awards are to be terminated in connection with the change in control event), such awards will generally accelerate in full, and, in the case of options, become exercisable. The Compensation Committee also has discretion to establish other Change in Control provisions with respect to awards granted under the plans. As noted above, the Executive Severance Agreements also provide for accelerated vesting of certain equity awards if a participant’s employment terminates in circumstances that entitle the participant to severance payments and benefits as described above.
PSUs: The PSU awards granted to our NEOs provide that if a Change in Control occurs during a “performance period” (as defined in the award agreement), the applicable performance-based vesting condition(s) for the award will be deemed satisfied at the target level, and the performance period will be deemed completed as of immediately prior to the Change in Control date. If the successor or acquiring entity assumes or substitutes the PSU awards, the resulting target number of PSUs will remain outstanding after the Change in Control and continue to vest pursuant to the original service-based vesting schedule set forth in the NEO’s grant notice, subject to continued service. However, if the successor or acquiring entity does not assume or substitute the PSU awards (that is, the PSUs are to be terminated in connection with the Change in Control event), the PSU awards will become fully vested upon the Change in Control.
MSUs: The MSU awards granted to our NEOs provide that, if a Change in Control occurs during a “performance period” (as defined in the award agreement), the number of MSUs eligible to vest for that performance period (the “CIC MSUs”) will be determined based on the Company’s actual TSR performance relative to the TSR of each of the companies in the applicable comparator group for the award, measured through the Change in Control date (using the transaction consideration for the Company’s common stock). A pro-rated portion of the CIC MSUs will vest immediately at the Change in Control, based on the portion of the performance period that has elapsed as of the Change in Control date. If the successor or acquiring entity assumes or substitutes the remaining portion of such CIC MSUs (the “Non-Vested MSUs”), they will remain outstanding and continue to vest on the original schedule, subject to the NEO’s continued service. If the Non-Vested MSUs are not assumed or substituted (that is, the Non-Vested MSUs are to be terminated in connection with the Change in Control), they will accelerate in full at the Change in Control. In addition, if a NEO’s employment is terminated within 18 months after the Change in Control either by the Company without “cause” or by the NEO for “good reason” (as such terms are defined in the award agreement), all Non-Vested MSUs will become fully vested.
RSUs: Time-based RSU awards granted to our NEOs provide that if a Change in Control occurs and the awards are not assumed, substituted or continued, the RSUs will become fully vested upon the Change in Control. In addition, under the Executive Severance Agreements, if a NEO experiences a qualifying termination of employment during the Change in Control protection period, all unvested RSUs will accelerate in full.

Synaptics Incorporated	100	Proxy Statement

Retention RSUs: In addition as noted above, for retention RSUs, if any of our non-CEO NEOs experiences a Covered Termination following the appointment of our new CEO, Mr. Patel, and the NEO experiences a Covered Termination before the expiration of the vesting period, then all remaining unvested retention RSUs also vest in full immediately prior to termination.
Estimated Severance and Change in Control Benefits
As described above under ‘Employment Agreements,’ Mr. Rizvi resigned as Chief Financial Officer effective August 20, 2026 and is expected to remain employed by the Company in an advisory capacity through September 30, 2026. The information in this section sets forth the value of payments and benefits that would be provided to each of the NEOs who was employed by us on June 27, 2026, pursuant to the arrangements described in “Potential Payments Upon Termination or Change in Control” above if their employment with us terminated in the circumstances described above on June 27, 2026, or a change in control of the Company occurred on that date and therefore, do no reflect Mr. Rizvi's subsequent resignation.
Severance Payments and Benefits (No Change in Control)
The following table presents the payments and benefits that would be provided to each of our NEOs if their employment were terminated on June 27, 2026, either by the Company without “Cause” or by the NEO for “Good Reason,” as each of these terms is defined in the Executive Severance Agreements (other than in connection with a change in control).

Name	Cash Severance (Salary Component) ($)(1)	Cash Severance (Target Bonus Component)(2) ($)	Continuation of Health Insurance Coverage(2) ($)	Equity Acceleration(3) ($)	Total ($)

Rahul Patel	1,200,000	1,000,000	60,309	19,808,426	22,068,735
Ken Rizvi	490,000	367,500	46,517	4,212,010	5,116,027
Lisa Bodensteiner	445,000	333,750	46,517	3,574,461	4,399,728
Satish Ganesan	450,000	337,500	13	4,036,681	4,824,194
Vikram Gupta	470,000	352,500	40,206	4,394,599	5,257,305
1.The amount represents 1.5x and 1.0x base salary for the CEO and other NEO's, respectively. Additionally, under the terms of each NEO's Executive Severance Agreement, these amounts assume the base salaries in effect as of immediately preceding June 27, 2026.
2.The amount represents 100% of bonus at target levels. This amount assumes the NEO has elected to continue to receive COBRA coverage and represents the Company’s estimated cost to directly pay the NEO’s full COBRA premiums for continued health coverage under the Executive Severance Agreements, which for our CEO is 18 months and for the other NEOs is 12 months, in each case based on the NEO’s benefit elections in effect as of June 27, 2026. Mr. Ganesan's amount reflects only the amount allocated to our Employee Assistance Program, as he elected not to participate in any other health care coverage.
3.Under the terms of each NEO's (other than the CEO's) Executive Severance Agreement, this amount reflects acceleration of only outstanding unvested time-based RSU awards that would have otherwise vested over the 12-month period following termination (assumed as of June 27, 2026). No PSUs or MSUs are accelerated. The value of such accelerated RSUs was calculated by multiplying the number of such RSUs by the closing price of our common stock on Nasdaq as of June 26, 2026, the last trading day of Fiscal 2026 ($121.00 per share).

Synaptics Incorporated	101	Proxy Statement

Severance Payments and Benefits (Change in Control)
The following table presents the payments and benefits that would be provided to each of our NEOs if their employment were terminated on June 27, 2026, either by the Company without “Cause” or by the NEO for “Good Reason” and such termination occurred within three months prior to or 18 months following a "Change in Control," as each of these terms is defined in the Executive Severance Agreements:

Name	Cash Severance (Salary Component)(1) ($)	Cash Severance (Target Bonus Component)(2) ($)	Continuation of Health Insurance Coverage(3) ($)	Equity Acceleration(4)(5) ($)	Total ($)

Rahul Patel	1,600,000	2,000,000	60,309	36,502,042	40,162,351
Ken Rizvi	735,000	551,250	69,775	17,679,717	19,035,742
Lisa Bodensteiner	667,500	500,625	69,775	12,736,858	13,974,758
Satish Ganesan	675,000	506,250	19	13,938,965	15,120,234
Vikram Gupta	705,000	528,750	60,309	14,973,521	16,267,580
1.The amount represents 2x and 1.5x base salary for the CEO and other NEOs, respectively. Additionally, under the terms of their Executive Severance Agreement, these amounts assume the base salaries in effect as of immediately preceding June 27, 2026.
2.The amount represents 200% and 150% of bonus at target levels for the CEO and other NEOs, respectively.
3.This amount assumes the NEO has elected to continue to receive COBRA coverage and represents the Company’s estimated cost to directly pay the NEO’s full COBRA premiums for continued health coverage under the Executive Severance Agreements, which for all of our NEOs is 18 months, in each case based on the NEO’s benefit elections in effect as of June 27, 2026. Mr. Ganesan's amount reflects only the amount allocated to our Employee Assistance Program, as he elected not to participate in any other health care coverage.
4.Under the terms of each NEO's Executive Severance Agreement, in the event of a termination of the NEO’s employment by the Company without “Cause” or by the NEO for “Good Reason” in connection with a Change in Control, all outstanding unvested RSUs (including retention RSUs) accelerate in full, and all outstanding unvested PSUs accelerate in full, with PSUs for which the performance period has not been completed deemed earned at target performance. In addition, under the terms of our stock incentive plans and the equity award agreements thereunder, if awards are not substituted for, assumed or otherwise continued following a Change in Control with qualifying "Replacement Awards" in the transaction, then the awards would accelerate in full. The values shown in the table reflect the aggregate dollar amounts of such accelerated RSUs and PSUs, calculated using the closing price of our common stock on Nasdaq as of June 26, 2026, the last trading day of Fiscal 2026 ($121.00 per share), and assumes that both the Change in Control closed and, in the case of a qualifying termination, such termination occurred on June 27, 2026.
5.As noted above, under the terms of each of the NEO's MSU award agreements, upon a Change in Control, the number of MSUs is first adjusted based on the Company’s relative TSR performance measured through the Change in Control date. A pro-rated portion of these adjusted MSUs (referred to above as “CIC MSUs”) vests immediately upon the Change in Control based on the portion of the performance period that has elapsed as of such date. The remaining portion of the adjusted MSUs generally continues to vest on the original vesting schedule, subject to the NEO’s continued service to the Company, unless the MSUs are assumed, substituted or replaced with qualifying "Replacement Awards" in the transaction. Assuming a Change in Control transaction had closed on June 27, 2026, the aggregate value of the CIC MSUs that would have vested immediately as of the such date (regardless of any termination of the NEO’s employment in connection with or following the Change in Control) would have been as follows: Mr. Patel - $3,990,609; Mr. Rizvi - $4,110,354; Ms. Bodensteiner - $2,694,256; Mr. Ganesan - $2,996,555; and Mr. Gupta - $3,406,847. The aggregate value of the unvested MSUs subject to Replacement Awards, that would not vest immediately as of the such date (unless employment is terminated in connection with or following the Change in Control) would have been as follows: Mr. Patel - $8,686,803; Mr. Rizvi - $2,629,826; Ms. Bodensteiner - $2,035,752; Mr. Ganesan - $2,126,022; and Mr. Gupta - $2,221,787. The values shown in the table reflect the aggregate dollar amounts of such CIC MSUs and unvested MSUs subject to Replacement Awards, calculated using the closing price of our common stock on Nasdaq as of June 26, 2026, the last trading day of Fiscal 2026 ($121.00 per share), and assumes that both the Change in Control closed and termination of employment occurred on June 27, 2026. For clarity, these amounts are included as part of each NEO’s “Equity Acceleration” benefit reported in the table above. If no Change in Control had closed as of June 27, 2026, no MSUs would have vested.

Synaptics Incorporated	102	Proxy Statement

CEO Pay-Ratio Disclosure
Pursuant to Item 402(u)of Regulation S-K, we are required to disclose in this proxy statement the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all of our employees (excluding our CEO). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our CEO’s total compensation for Fiscal 2026 was $19,755,176, and the median of the total Fiscal 2026 compensation of all of our employees (excluding our CEO) was $155,890. Accordingly, we estimate the ratio of our CEO's annual total compensation for Fiscal 2026 to the median of the Fiscal 2026 annual total compensation of all of our employees (excluding our CEO) to be 127:1.
In determining the median employee, we have chosen to exclude 66 non-U.S. employees as permitted under the de minimis exemption to Item 402(u) , which allows us to exclude up to 5% of our total employees who are non-U.S. employees. Of the 1,691 employees employed by us or one of our affiliates on June 27, 2026, the last day of our fiscal year, 66 are employed outside the U.S. in the following countries: Hong Kong 27, Germany 6, France 20, Switzerland 9, Canada 2, and Singapore 2. Such non-U.S. employees account for approximately 4% of our total employee population.
We identified the median employee by taking into account the total cash compensation and the grant date fair value of equity awards granted in Fiscal 2026 for all remaining 1,625 employees, excluding our CEO, who were employed by us or one of our affiliates on June 27, 2026. We included all employees, whether employed on a full-time, part-time, temporary or seasonal basis.
We did not make any assumptions, adjustments or estimates with respect to their total compensation for Fiscal 2026, other than to annualize the base wages for any full-time employee not employed by us for the entire year. Once the median employee was identified as described above, that employee’s total annual compensation for Fiscal 2026 was determined using the same rules that apply to reporting the compensation of our NEOs (including our CEO) in the “Total” column of the Summary Compensation Table for Fiscal Years 2024, 2025, and 2026.

Synaptics Incorporated	103	Proxy Statement

Pay Versus Performance Disclosure
Our executive compensation program is guided by a pay for performance philosophy and is designed to align NEO pay with our stockholders’ interests. Accordingly, a substantial portion of our NEOs’ target total direct compensation is tied directly to the Company’s performance against its corporate financial goals, including revenue, non-GAAP gross margin percentage, non-GAAP operating profit, non-GAAP EPS (diluted), and our relative TSR performance compared to the TSR of each company in the Russell 2000 Index.
The Compensation Committee’s decisions on NEO compensation for Fiscal 2023, and Fiscal 2022 were made prior to the SEC’s adoption of rules regarding pay versus performance, which requires disclosure of “compensation actually paid,” or “CAP,” for our NEOs. The disclosure included in this section is prescribed by Item 402(v) of Regulation S-K and does not necessarily align with how the Company or the Compensation Committee views the link between NEO pay and the Company’s performance. In particular, amounts set forth below as CAP do not represent how the Company or the Compensation Committee value compensation paid to or received by our NEOs. Instead, CAP has been calculated in accordance with SEC rules, which includes measurement of the changes in the fair value of equity awards over the awards’ vesting or performance periods. CAP is a supplemental measure to be viewed alongside, not in replacement of, performance measures as an addition to the philosophy and strategy of compensation-setting discussed in greater detail above in the CD&A.

Synaptics Incorporated	104	Proxy Statement

Pay Versus Performance
The following table summarizes information regarding the compensation for our principal executive officer (“PEO”) and other NEOs, excluding the CEO (the “Non-PEO NEOs”), including CAP, as well as certain financial performance metrics during Fiscal 2026, 2025, 2024, 2023, and 2022.

									Value of Initial Fixed $100 Investment Based on:

Fiscal Year	Summary Compensation Table Total for PEO(1) ($)	Summary Compensation Table Total for Second PEO(1) ($)	Summary Compensation Table Total for Third PEO(1) ($)	Compensation Actually Paid to First PEO(1)(2)(3) ($)	Compensation Actually Paid to Second PEO(1)(2)(3) ($)	Compensation Actually Paid to Third PEO(1)(2)(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(1) ($)	Average Compensation Actually Paid to Non-PEO NEOs(1)(2)(3) ($)	Total Shareholder Return(4) ($)	Peer Group Total Shareholder Return(4) ($)	Net Income (Loss) (in millions) ($)	Non-GAAP Earnings Per Share(5) ($)

2026	—	—	19,755,176	—	—	38,605,018	4,686,803	12,621,233	79.85	394.69	(49.80)	4.58
2025	11,342,591	10,163,111	1,916,892	(16,760,220)	11,424,851	1,916,892	4,917,802	3,608,549	41.66	165.80	(47.80)	3.62
2024	23,774,730	—	—	22,826,141	—	—	6,000,519	2,053,539	56.69	163.58	125.60	2.25
2023	19,577,634	—	—	(23,368,222)	—	—	4,994,076	(225,753)	54.88	109.80	73.60	8.12
2022	14,160,936	—	—	11,696,441	—	—	4,057,648	4,497,491	75.88	76.41	257.50	13.54
1.Mr. Hurlston served as our PEO in each of Fiscal 2025, 2024, 2023 and 2022 (first PEO). Mr. Rizvi was our PEO from February 2025 to May 2025 (second PEO). Mr. Patel has been our PEO since June 2025 to present (third PEO). The individuals comprising the Non-PEO NEOs for each fiscal year presented are listed below:

2022	2023	2024	2025	2026

Dean Butler	Dean Butler	Dean Butler	Lisa Bodensteiner	Lisa Bodensteiner
Saleel Awsare	Saleel Awsare	Lisa Bodensteiner	Satish Ganesan	Satish Ganesan
John McFarland	John McFarland	Satish Ganesan	Vikram Gupta	Vikram Gupta
Craig Stein	Craig Stein	Vikram Gupta		Ken Rizvi
Saleel Awsare
2.The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company's NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.
3.Compensation Actually Paid reflects the exclusions and inclusion of certain amounts for the PEOs and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards column set forth in the Summary Compensation Table.

Synaptics Incorporated	105	Proxy Statement

RECONCILIATION OF SUMMARY COMPENSATION TABLE TOTAL COMPENSATION FOR CEO TO COMPENSATION ACTUALLY PAID

			Equity Award Adjustments

		Deduct:	Add:	Add/(Deduct):	Add/(Deduct):	Add:	Deduct:

Fiscal Year	Summary Compensation Table Total for PEO(1)(2) ($)	Value of Equity Awards Reported in Summary Compensation Table ($)	Year End Fair Value of Awards Granted During the Year which were Unvested at Year End ($)	Year Over Year Change in Fair Value of Outstanding and Unvested Awards ($)	Change in Fair Value of Awards Granted in Prior Years which Vested During the Year ($)	Fair Value of Awards Granted and Vested During the Fiscal Year ($)	Fair Value of Awards Granted in Prior Fiscal Years and Forfeited During the Year ($)	Total Equity Award Adjustments ($)	Compensation Actually Paid to PEO ($)

2026	19,755,176	(17,790,286)	35,189,541	—	—	1,450,587	—	36,640,128	38,605,018
2025	11,342,591	(10,870,708)	—	—	(2,503,806)	—	(14,728,297)	(17,232,103)	(16,760,220)
2025	10,163,111	(8,873,782)	10,135,522	—	—	—	—	10,135,522	11,424,851
2025	1,916,892	—	—	—	—	—	—	—	1,916,892
2024	23,774,730	(22,759,707)	16,613,449	(281,303)	5,478,972	—	—	21,811,118	22,826,141
2023	19,577,634	(18,339,934)	5,599,669	(15,234,211)	(14,971,380)	—	—	(24,605,922)	(23,368,222)
2022	14,160,936	(11,997,489)	11,393,086	3,223,623	(5,083,715)	—	—	9,532,994	11,696,441
4.The Peer Group TSR set forth in this table utilizes the PHLX Semiconductor Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended June 27, 2026. The comparison assumes $100 was invested for the period starting June 26, 2021, through the end of the listed year in the Company and in the PHLX Semiconductor Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.
5.We determined Non-GAAP Earnings Per Share to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in Fiscal 2026. Earnings Per Share is a non-GAAP measure that refers to Earnings Per Share plus Adjustments, and is defined in Appendix A of the CD&A for each of the listed years. Non-GAAP Earnings Per Share may not have been the most important financial performance measure for all years prior to Fiscal 2026, and we may determine a different financial performance measure to be the most important financial performance measure in future fiscal years.

Synaptics Incorporated	106	Proxy Statement

RECONCILIATION OF SUMMARY COMPENSATION TABLE TOTAL COMPENSATION FOR NON-PEO NEOS TO COMPENSATION ACTUALLY PAID

			Equity Award Adjustments(a)

		Deduct:	Add:	Add/(Deduct):	Add/(Deduct):	Add:	Deduct:

Fiscal Year	Summary Compensation Table Total for Non-PEO NEOs(1)(2) ($)	Value of Equity Awards Reported in Summary Compensation Table ($)	Year End Fair Value of Awards Granted During the Year which were Unvested at Year End ($)	Year Over Year Change in Fair Value of Outstanding and Unvested Awards ($)	Change in Fair Value of Awards Granted in Prior Years which Vested During the Year ($)	Fair Value of Awards Granted and Vested During the Fiscal Year ($)	Fair Value of Awards Granted in Prior Fiscal Years and Forfeited During the Year ($)	Total Equity Award Adjustments ($)	Compensation Actually Paid to Non-PEO NEOs ($)

2026	4,686,803	(3,795,635)	8,267,817	3,202,502	615,599	—	(355,853)	11,730,065	12,621,233
2025	4,917,802	(4,022,717)	4,542,045	(1,296,057)	(532,524)	—	—	2,713,464	3,608,549
2024	6,000,519	(5,584,995)	2,161,152	(12,785)	(115,537)	139,694	(534,509)	1,638,015	2,053,539
2023	4,994,076	(4,393,527)	1,341,489	(1,418,204)	(749,587)	—	—	(826,302)	(225,753)
2022	4,057,648	(3,175,582)	3,015,602	82,646	517,177	—	—	3,615,425	4,497,491

Synaptics Incorporated	107	Proxy Statement

Required Tabular Disclosure of Most Important Financial Performance Measures
The following table is an unranked list of the most important financial performance measures linking Fiscal 2026 NEO CAP to Company performance:

Revenue
Non-GAAP Operating Profit
Non-GAAP EPS
Non-GAAP Gross Margin Percentage
Relative TSR compared to the peer companies in the Russell 2000 Index
Refer to the CD&A, above, for a description of how each of these financial performance measures impacts NEO compensation.
Analysis of the Information Presented in the Pay versus Performance Table
As described in more detail in the CD&A, the Company’s executive compensation program reflects a variable pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with CAP (as computed in accordance with Item 402(v) of Regulation S-K) for a particular fiscal year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.
The following graphs illustrate how CAP for our NEOs aligns with the Company’s financial performance measures as detailed in the Pay Versus Performance table above for each of Fiscal 2022, 2023, 2024, 2025, and 2026 as well as between the TSRs of the Company and the Russell 2000 Index, reflecting the value of a fixed $100 investment beginning with the market close on June 25, 2021, the last trading day before the first day of Fiscal 2022, through and including the end of the respective covered fiscal years.

Synaptics Incorporated	108	Proxy Statement

PEO and Average Non-PEO NEO Compensation Actually Paid Versus TSR
Compensation Actually Paid ($ Millions)
TSR (6/26/2021 Indexed to $100)
100
80
60
40
20
0
-20
-40
$500
$400
$300
$200
$100
$0
-$100
-$200
-$300
2021
2022
2023
2024
2025
2026
100.00
76.41
109.80
163.58
165.80
394.69
100.00
75.88
54.88
56.69
41.66
79.85
11.7
4.5
-23.4
-0.2
22.8
2.1
-16.8
3.6
1.9
11.4
12.6
38.6
Michael Hurlston Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Rahul Patel Compensation Actually Paid
Ken Rizvi Compensation Actually Paid
Synaptics Inc. TSR
PHLX Semiconductor Index TSR

PEO and Average Non-PEO NEO Compensation Actually Paid Versus Net Income (Loss)

Compensation Actually Paid ($ Millions)
100
80
60
40
20
0
-20
-40
Net Income (Loss) ($ Millions)
$600
$400
$200
$0
-$200
-$400
-$600
257.5
73.6
125.6
-47.8
-490.8
11.7
4.5
-23.4
-0.2
22.8
2.1
-16.8
3.6
1.9
11.4
12.6
38.6
2022
2023
2024
2025
2026
Michael Hurlston Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Rahul Patel Compensation Actually Paid
Ken Rizvi Compensation Actually Paid
Synaptics Inc. Net Income

Synaptics Incorporated	109	Proxy Statement

PEO and Average Non-PEO NEO Compensation Actually Paid Versus Non-GAAP Earnings Per Share

Compensation Actually Paid ($ Millions)
100
80
60
40
20
0
-20
-40
Non-GAAP Earnings Per Share
$20
$16
$12
$8
$4
$0
-$4
-$8
13.5
8.1
2.3
3.6
4.6
11.7
4.5
-23.4
-0.2
22.8
2.1
-16.8
3.6
1.9
11.4
12.6
38.6
2022
2023
2024
2025
2026
Michael Hurlston Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Rahul Patel Compensation Actually Paid
Ken Rizvi Compensation Actually Paid
Non-GAAP Earnings Per Share ($ Thousands)

Synaptics Incorporated	110	Proxy Statement

Equity Compensation Plan Information
The Company currently maintains three equity incentive plans: the 2019 Incentive Plan, the 2025 Inducement Plan, and the 2019 Employee Stock Purchase Plan (the “2019 ESPP”). All such plans, except for the 2019 Inducement Plan, have been approved by the Company’s stockholders. The following table provides certain information as of June 27, 2026, with respect to shares of our common stock available for issuance under our equity compensation plans.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a))

	(a)		(b)	(c)

Equity Compensation plans approved by stockholders	2,884,893		N/A	4,340,319
Equity Compensation plans not approved by stockholders	355,364		—	693,494
Total	3,240,257	(1)	N/A	5,033,813	(2)
1.Includes (i) for the 2019 Incentive Plan, 2,399,603 shares subject to outstanding RSU awards, 304,677 shares subject to outstanding PSU awards, and 180,613 shares subject to outstanding MSU awards; and (ii) for 2025 Inducement Plan, no shares subject to outstanding MSU awards or PSU awards, and 355,364 shares subject to outstanding RSU awards. In each case, the number of shares subject to outstanding PSU and MSU awards is presented based on levels actually achieved for the performance conditions for which the performance period has been completed.
2.Includes 2,711,212 shares remaining available for issuance under the 2019 Incentive Plan, 693,494 shares remaining available for issuance under the 2025 Inducement Plan and 1,629,107 shares remaining available for issuance under the 2019 ESPP, in each case as of June 27, 2026. The calculation of shares available for issuance under the 2019 Incentive Plan is presented after taking into account a reserve for a sufficient number of shares to cover the vesting and payment of outstanding awards under the plan, including performance-based vesting awards at levels actually achieved for the performance conditions for which the performance period has been completed. The shares available under the 2019 Incentive Plan may, subject to the plan’s limits, be used for any type of award authorized under the 2019 Incentive Plan, including stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, and other awards specified therein. The number of shares available for issuance under the 2019 ESPP is presented before giving effect to any purchases that may be made under the 2019 ESPP during the offering period that began May 16, 2026. Under the terms of the Merger Agreement, the May 16, 2026 ESPP offering period will be the final offering period of the plan and will end on the earlier of the date immediately preceding the closing of the merger transaction or November 15, 2026.

Synaptics Incorporated	111	Proxy Statement

Beneficial Ownership of Certain Stockholders
The following table sets forth certain information, as of August 28, 2026, regarding the beneficial ownership of common stock for (i) each person or entity known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock; (ii) each director and director nominee and each NEO named in the Summary Compensation Table; and (iii) the current directors and executive officers of the Company as a group. Except as indicated below, all shares of common stock are owned directly, and the indicated person or entity has sole voting and investment power with respect to all of the shares of common stock beneficially owned by such person or entity other than restricted stock, as to which a person has sole voting power but no dispositive power. In preparing this table, the Company has relied upon information supplied by its officers, directors and certain stockholders, in addition to information contained in filings with the SEC. Except as otherwise indicated, the address of each beneficial owner is c/o Synaptics Incorporated, 1109 McKay Drive, San Jose, California 95131.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Outstanding Shares of Common Stock(1)

More than 5% Stockholders:
Ameriprise Financial, lnc.(2)	7,547,699	19.0%
Blackrock, Inc.(3)	4,883,900	12.3%
Vanguard Portfolio Management(4)	2,680,267	6.8%
FMR LLC(5)	2,211,640	5.6%
State Street Corporation(6)	2,029,867	5.1%
Vanguard Capital Management(7)	1,978,223	5.0%
Directors and NEOs:
Rahul Patel	28,494	*
Ken Rizvi	56,427	*
Lisa Bodensteiner	21,381	*
Satish Ganesan	24,489	*
Vikram Gupta	33,744	*
Jeffrey D. Buchanan	20,898	*
Nelson C. Chan	44,960	*
Keith B. Geeslin	40,218	*
Susan J. Hardman	13,575	*
Patricia Kummrow	11,079	*
Vivie Lee	10,199	*
Venkatesh Nathamuni	1,725	*
James L. Whims	24,467	*
All Current Directors and Executive Officers as a Group (12):	275,229	0.7%
*Represents less than 1.0% of the outstanding shares of our common stock.

Synaptics Incorporated	112	Proxy Statement

1.The number of shares of common stock beneficially owned by a stockholder is based on SEC regulations regarding the beneficial ownership of securities. The number of shares of common stock beneficially owned by a person includes any stock awards of such person that are vested or will vest within 60 days of August 28, 2026. The number of shares of common stock beneficially owned by Ms. Bodensteiner and Messrs. Patel, Rizvi, Ganesan and Gupta include 3,402, 4,912, 2,732, 3,007, and 2,927 stock awards vesting within 60-days, respectively. The percentage of outstanding shares of common stock beneficially owned by a person is based on 39,692,413 shares of common stock outstanding as of August 28, 2026 plus any stock awards vesting within 60-days and owned by that person.
2.The information is as reported on Amendment No. 18 to Schedule 13G/A as filed on May 15, 2026. Ameriprise Financial, Inc. (“AFI”) has shared power to direct the disposition 7,547,699 shares and shared power to vote 6,970,206 shares. AFI is the parent holding company of Columbia Management Investment Advisors, LLC (“CMIA”) which has shared power to direct the disposition of 7,236,873 shares and shared power to vote 6,970,206 shares. CMIA is the investment advisor to Columbia Seligman Communications and Information Fund (the “Fund”), an investment company, which has the shared power to direct the disposition of 4,575,900 shares and sole power to vote 4,575,900 shares. Both AFI and CMIA disclaim beneficial ownership of any shares reported on this Schedule 13G/A. The principal address of AFI is 145 Ameriprise Financial Center, Minneapolis, MN 55474 and the principal address of CMIA and the Fund is 290 Congress Street, Boston, MA 02210.
3.The information is as reported on Amendment No. 18 to Schedule 13G/A as filed on April 23, 2025. BlackRock, Inc. has sole power to direct the disposition of 4,883,900 shares and sole power to vote 4,809,249 shares. The principal address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
4.The information is as reported on Schedule 13G as filed on April 29, 2026. Vanguard Portfolio Management has sole power to direct the disposition of 2,680,267 shares and sole power to vote 16,603 shares. The principal address of Vanguard Portfolio Management is 100 Vanguard Blvd., Malvern, PA 19355.
5.The information is as reported on Schedule 13G as filed on August 6, 2026. FMR LLC has sole power to vote 2,192,018 shares and sole power to direct the disposition of 2,211,640 shares. Abigail P. Johnson, director, chairman and CEO of FMR LLC has sole power to direct the disposition of 2,211,640 shares. The principal address of each of FMR LLC and Abigail P. Johnson is 245 Summer Street, Boston, MA 02210.
6.The information is as reported on Schedule 13G as filed on May 13, 2025. State Street Corporation has shared power to direct the disposition of 2,029,867 shares and shared power to vote 1,872,912 shares. The principal address of State Street Corporation One Congress Street, Suite 1, Boston, MA 02114.
7.The information is as reported on Schedule 13G as filed on April 30, 2026. Vanguard Capital Management has sole power to direct the disposition of 1,978,223 shares and sole power to vote 296,715 shares. The principal address of Vanguard Capital Management is 100 Vanguard Blvd., Malvern, PA 19355.

Synaptics Incorporated	113	Proxy Statement

Other Matters
Certain Relationships and Related Transactions
Unless delegated to the Compensation Committee by our Board, the Audit Committee charter requires that the Audit Committee review and approve all related party transactions and review and make recommendations to the full Board, or approve, any contracts or other transactions with current or former executive officers of our company, including consulting arrangements, employment agreements, change in control agreements, termination arrangements, and loans to employees made or guaranteed by our company. Our Audit Committee and our Board will only approve those related party transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests.
There were no transactions or series of similar transactions since the beginning of Fiscal 2026 to which we were or are a party that involved an amount exceeding $120,000, and in which any of our directors, nominees for director, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.
We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals to the fullest extent permitted by Delaware law for certain liabilities to which they may become subject as a result of their affiliation with our company.
Proposals and Nominations for 2027 Annual Meeting of Stockholders
Stockholder Proposals and Nomination of Director Candidates Not Intended for Inclusion in Proxy Materials. A stockholder seeking to present a proposal or nominate a director for election to our Board at the 2027 annual meeting of stockholders but not intending for such proposal or nomination to be included in the proxy statement for the meeting must comply with the advance notice requirements set forth in our Bylaws. The Company’s Bylaws require a stockholder desiring to present a proposal or nominate a director for the 2027 annual meeting of stockholders to provide written notice to the Company’s Secretary at the Company’s principal executive offices (i) not later than the close of business on July 29, 2027, 90 days prior to the one-year anniversary of the Annual Meeting, and not earlier than June 29, 2027, 120 days prior to such one-year anniversary, or (ii) if the date of the 2027 annual meeting of stockholders is more than 30 days before or more than 70 days after the one-year anniversary of the Annual Meeting, not later than the 120th day prior to such annual meeting of stockholders and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. Other specifics regarding the notice procedures, including the required content of the notice, can be found in Section 2.3 of Article II of our Bylaws. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.
Stockholder director nominations must be submitted in writing to:
Synaptics Incorporated
1109 McKay Drive
San Jose, CA 95131
Attn: Corporate Secretary

Synaptics Incorporated	114	Proxy Statement

Proposals for Inclusion in Proxy Materials. A stockholder seeking to have a proposal included in the Company’s proxy statement for the 2027 annual meeting of stockholders must comply with Rule 14a-8 under the Exchange Act, which sets forth the requirements for including stockholder proposals in Company-sponsored proxy materials. In accordance with Rule 14a-8, any such proposal must be received by the Company’s Secretary at the Company’s principal executive offices no later than May 18, 2027, which is 120 days prior to the one-year anniversary of the date this proxy statement was first mailed or made available to stockholders. However, if the date of the 2027 annual meeting of stockholders changes by more than 30 days from the one-year anniversary of the date of the Annual Meeting, then such proposals must be received a reasonable time before the Company begins to print and send its proxy materials for the 2027 annual meeting of stockholders.
Stockholder proposals or director nominations submitted to the Company’s Secretary that do not comply with the above requirements may be excluded from the Company’s proxy statement and/or may not be brought before the 2027 annual meeting of stockholders, as applicable.

Synaptics Incorporated	115	Proxy Statement

Questions and Answers About the Annual Meeting and Voting Procedures
Q:    Why did I receive a notice in the mail regarding Internet availability of the proxy materials instead of a paper copy of the proxy materials?
A:    Pursuant to SEC rules, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record, while brokers, banks and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice to the beneficial owners. All stockholders will have the ability to access the proxy materials, including this proxy statement and our 2026 Annual Report, on the website referred to in the Notice or to request to receive a printed copy of the proxy materials. Instructions on how to request a printed copy by mail or electronically, including an option to request paper copies on an ongoing basis, may be found in the Notice and on the website referred to in the Notice. If a stockholder properly requests paper copies of this proxy statement, we intend to mail the proxy statement, together with a proxy card, to such stockholder promptly within their request.
Q:    What is the purpose of the Annual Meeting?
A:    At the Annual Meeting, stockholders will be asked to consider and vote on the following matters, as well as any other business properly brought before the Annual Meeting:

Proposal 1	Elect the eight nominees named in the attached proxy statement to the Board, each to serve for a one-year term expiring in 2027.
Proposal 2	Ratify the appointment of KPMG as our independent auditor for the fiscal year ending June 26, 2027.
Proposal 3	Approve our amended and restated 2019 Incentive Plan.
Proposal 4	Approve, on an advisory basis, the compensation of our named executive officers.
Q:    What are the Board’s recommendations on each of the proposals?
A:    The Board recommends that stockholders vote:

1
“FOR” each of the Board’s eight nominees for election to the Board: Nelson C. Chan, Keith B. Geeslin, Susan J, Hardman, Patricia Kummrow, Vivie Lee, Venkatesh Nathamuni, Rahul Patel and James L. Whims.

2	“FOR” ratification of the appointment of KPMG as our independent auditor for the fiscal year ending June 26, 2027.
3	“FOR” approval of the amended and restated 2019 Incentive Plan.
4	“FOR” approval, on an advisory basis, of the compensation of our named executive officers.
Q:    Who is entitled to vote?
A:    Only the holders of record of the shares of our common stock at the close of business on August 28, 2026 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. Each stockholder voting at the meeting, either via online attendance or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the Annual Meeting. As of the Record Date, 39,692,413 shares of common stock were outstanding.

Synaptics Incorporated	116	Proxy Statement

Q:    May I attend the Annual Meeting?
A:    We will be hosting the Annual Meeting live via the Internet. You will not be able to attend the Annual Meeting in person. Any stockholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/syna2026. Our Board annually considers the appropriate format of our annual meeting. Our virtual annual meeting allows stockholders to submit questions and comments before and during the meeting. After the Annual Meeting, we will spend up to 15 minutes answering in real-time stockholder questions that comply with the meeting rules of conduct; the rules of conduct will be posted on the virtual meeting web portal. To the extent time doesn’t allow us to answer all of the appropriately submitted questions, we will answer them in writing on our investor relations website, at http://www.synaptics.com, soon after the meeting. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.
The Annual Meeting webcast will begin promptly at 9:00 a.m., Pacific Time. We encourage you to access the Annual Meeting webcast prior to the start time. Online check-in will begin, and stockholders may begin submitting written questions, at 8:45 a.m., Pacific Time, and you should allow ample time for the check-in procedures.
Q:    What do I need in order to be able to participate in the Annual Meeting?
A:    You will need the control number included on your Notice or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you (if you received your proxy material by email) in order to be able to vote your shares or submit questions during the Annual Meeting. Instructions on how to connect to the Annual Meeting and participate via the Internet, are posted at www.virtualshareholdermeeting.com/syna2026. If you do not have your control number, you will be able to access and listen to the Annual Meeting, but you will not be able to vote your shares or submit questions during the Annual Meeting.
We will have technicians ready to assist you with any technical difficulties you may have in accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Stockholder Meeting log in page.
Q:    Why is the Company holding the Annual Meeting virtually?
A:    We are embracing technology to provide expanded access, improved communication, reduced environmental impact and cost savings for our stockholders and the Company. Hosting a virtual meeting enables increased stockholder attendance and participation since stockholders can participate and ask questions from any location around the world and provides us an opportunity to give thoughtful responses. In addition, we intend that the virtual meeting format provide stockholders a similar level of transparency to the traditional in-person meeting format, and we take steps to ensure such an experience. Our stockholders will be afforded the same opportunities to participate at the virtual Annual Meeting as they would at an in-person annual meeting of stockholders, including the ability to address management and/or the Board directly.
Q:    How do I vote?
A:    You may vote by submitting a proxy or voting instructions prior to the Annual Meeting or you may vote while participating in the Annual Meeting live via the Internet.
Submitting a Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a printed copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with this proxy statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

Synaptics Incorporated	117	Proxy Statement

Submitting Voting Instructions for Shares Registered in Street Name. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive instructions from your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, if you received a printed copy of this proxy statement, you may submit your voting instructions by completing, dating and signing the voting instruction form that was included with this proxy statement and promptly returning it in the preaddressed, postage paid envelope provided to you. If you vote by Internet or telephone, then you need not return a written voting instruction form by mail.
Vote During the Annual Meeting. Instructions on how to vote while participating in the Annual Meeting live via the Internet are posted at www.virtualshareholdermeeting.com/syna2026.
Q:    What if I have questions regarding the Annual Meeting or I need assistance voting my shares?
A:    If you have questions regarding the Annual Meeting or need assistance voting your shares, please contact:
MacKenzie Partners, Inc.
7 Penn Plaza, Suite 503
New York, New York 10001
Toll-Free: (800) 322-2885
Email: proxy@mackenziepartners.com
Q:    What is the deadline for voting my shares if I do not attend the Annual Meeting?
A:    If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Eastern time on October 26, 2026 in order for your shares to be voted at the Annual Meeting. If you are a stockholder of record and you received a printed set of proxy materials, you also have the option of completing, signing, dating and returning the proxy card enclosed with the proxy materials before the Annual Meeting in order for your shares to be voted at the meeting. If you are a beneficial owner of shares of our common stock, please comply with the deadlines included in the voting instructions provided by the bank, broker or other nominee that holds your shares.
Q:    Can I revoke or change my vote after I submit my proxy or voting instructions?
A:    A stockholder of record may revoke a previously submitted proxy at any time before it is exercised by (i) delivering a later dated proxy card or by submitting another proxy by telephone or the Internet (your latest telephone or Internet voting instructions will be followed); (ii) delivering to the Corporate Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting; or (iii) by voting live during the Annual Meeting. Simply participating in the Annual Meeting will not revoke your proxy. If your shares are held in “street name,” you must contact your broker, bank or other nominee to find out how to change or revoke your voting instructions. Any change to your proxy that is provided by telephone or the Internet must be submitted by 11:59 p.m. Eastern time on October 26, 2026.
Q:    How will my shares be voted on the proposals at the Annual Meeting?
A:    The shares of common stock represented by all properly submitted proxies will be voted at the Annual Meeting as instructed or, if no instruction is given, will be voted “FOR” each of the director nominees named in Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3, and “FOR” Proposal 4.

Synaptics Incorporated	118	Proxy Statement

If you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the street name holder. Proposal 2 (the ratification of the appointment of KPMG as our independent auditor for the fiscal year ending June 26, 2027) is considered routine under applicable rules, while each of the other proposals to be submitted for a vote of stockholders at the Annual Meeting is considered non-routine. Accordingly, if you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, then your broker may exercise its discretion to vote on Proposal 2 at the Annual Meeting but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. If your broker exercises this discretion, then your shares will be counted as present for determining the presence of a quorum at the Annual Meeting and will be voted on Proposal 2 in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the Annual Meeting.
Q:    How will voting on any other business be conducted?
A:    As to any other business that may properly come before the Annual Meeting, all properly submitted proxies will be voted by the proxyholders named in the proxy card, in their discretion. We do not presently know of any other business that may come before the Annual Meeting.
Q:    What constitutes a quorum?
A:    A majority in voting power of all outstanding shares of stock entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.
Q:    What vote is required to approve each proposal?
A:    Proposal 1 — Election of Directors. Each director nominee will be elected at the Annual Meeting if such nominee receives a majority of the votes cast with respect to such nominee’s election (that is, the number of votes cast “FOR” the nominee must exceed the number of votes cast “AGAINST” the nominee). This majority voting standard is discussed further under “Proposal 1 — Election of Directors — Vote Required.”
Proposal 2 — Ratification of the Appointment of KPMG as our Independent Auditor. The affirmative vote of a majority of the votes cast at the Annual Meeting will be required for the approval of the ratification of the appointment of KPMG as our independent auditor for the fiscal year ending June 26, 2027.
Proposal 3 — Approval of Amended and Restated 2019 Incentive Plan. The affirmative vote of a majority of the votes cast at the Annual Meeting will be required for the approval of the amendment and restatement of the 2019 Incentive Plan.
Proposal 4 — Advisory Approval of Compensation of our Named Executive Officers. The compensation of our NEOs will be approved, on an advisory basis, if a majority of the votes cast on Proposal 2 are cast in favor of the proposal. The Say-on-Pay vote is an advisory vote only and will not be binding on the Company, our Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, our Board or the Compensation Committee. However, our Board and the Compensation Committee will consider the outcome of this vote when making future compensation decisions for our NEOs.
Note on “Abstentions” and “Broker Non-Votes.” For purposes of determining the number of votes cast for Proposal 1, Proposal 2, Proposal 3, Proposal 4, and Proposal 5 only shares voted “FOR” or “AGAINST” are counted. Abstentions are not treated as votes cast on Proposal 1, Proposal 2, Proposal 3, or Proposal 4, and broker non-votes are not treated as votes cast on Proposal 1, Proposal 3, or Proposal 4.

Synaptics Incorporated	119	Proxy Statement

General Information
Proxy Solicitation Expenses
The cost of soliciting proxies will be borne by the Company. These costs will include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s common stock. Proxies may be solicited by directors, officers and employees of the Company in person or by mail, telephone, email or facsimile transmission, but such persons will not be specifically compensated therefor. We have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies.
Available Information
The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information electronically filed by the Company with the SEC are available without charge on the SEC’s website at http://www.sec.gov. These materials are also available free of charge in the Investors section of the Company’s website at http://www.synaptics.com as soon as reasonably practicable after they are filed or furnished with the SEC.
The Company will provide without charge to each person solicited hereby, upon the written or oral request of any such persons, copies of the Company’s Annual Report on Form 10-K for the year ended June 27, 2026. Any exhibits listed in the Annual Report on Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Requests for such copies should be addressed to the following: Synaptics Incorporated, 1109 McKay Drive, San Jose, California 95131, Attn: Corporate Secretary; telephone (408) 904-1100.
You may also access additional information about the Company at our Internet address, http://www.synaptics.com. References to our website throughout this proxy statement are provided for convenience only and the content on our website does not constitute a part of this proxy statement.
Other Matters
We do not know of any other matter that will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting or any adjournment(s) or postponement(s) thereof, which may properly be acted upon, the proxies solicited hereby will be voted at the discretion of the named proxy holders.
As permitted by the Exchange Act, only one copy of our proxy materials is being delivered to stockholders of record residing at the same address and who did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically, unless such stockholders have notified us of their desire to receive multiple copies of our proxy materials. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed. Stockholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should contact us. Requests for additional copies or requests for householding for this year or future years should be directed in writing to our principal executive offices at 1109 McKay Drive, San Jose, California 95131, Attn: Corporate Secretary or by telephone at (408) 904-1100.
You may vote on the Internet, or if you are receiving a paper copy of this proxy statement, by telephone (if available), or by completing and mailing a proxy card or voting instruction form in the pre-addressed, postage paid envelope provided to you. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the meeting.
WE URGE YOU TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON. IF YOU ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

Synaptics Incorporated	120	Proxy Statement

Appendix A – Definitions and Reconciliations of Non-GAAP Financial Measures
In evaluating our business, we consider and use gross margin as a percentage of revenue and net income/(loss) per share excluding certain acquisition/divestiture and integration related costs (including primarily amortization of acquired intangible assets, inventory fair value adjustments, integration costs, and legal and consulting costs), share-based compensation charges, recovery on supply commitment charges, restructuring costs, retention costs, amortization prepaid development costs, legal settlements, vendor settlement accrual and other, gain on sale of audio technology assets, gain on sale and leaseback transaction, gain on supplier settlement, intangible asset impairment, site remediation accrual, other items, net (including non-cash interest on convertible debt, loss on extinguishment of debt and amortization of debt issuance costs), and tax adjustments as a supplemental measure of operating performance. These adjustments to gross margin as a percentage of revenue and net income per share eliminate the impact of certain non-cash expenses and other items that may be either recurring or non-recurring that we do not consider to be indicative of our core ongoing operating performance. These non-GAAP measures of gross margin as a percentage of revenue and net income per share are not measurements of our financial performance under GAAP and should not be considered as an alternative to GAAP gross margin as a percentage of revenue and net income per share. We present non-GAAP gross margin as a percentage of revenue and net income per share because we consider it an important supplemental measure of our performance. We believe these measures facilitate operating performance comparisons from period to period by eliminating potential differences in gross margin as a percentage of revenue and net income per share caused by the existence and timing of certain acquisition/divestiture and integration related costs (including amortization of acquired intangible assets, inventory fair value adjustments, integration costs, and legal and consulting costs), share-based compensation charges, recovery on supply commitment charges, restructuring costs, retention costs, legal settlements, vendor settlement accrual and other, amortization prepaid development costs, gain on sale of audio technology assets, gain on sale of assets, gain on sale and leaseback transaction, gain on supplier settlement, intangible asset impairment, site remediation accrual, other items, net (including non-cash interest on convertible debt, loss on extinguishment of debt and amortization of debt issuance costs), and tax adjustments. Non-GAAP gross margin as a percentage of revenue and net income per share have limitations as analytical tools and should not be considered in isolation or as a substitute for our GAAP gross margin as a percentage of revenue and net income per share. The principal limitation of these measures is they do not reflect our actual expenses and may thus have the effect of inflating our GAAP gross margin as a percentage of revenue and net income per share.
The following is a reconciliation of the differences between GAAP and non-GAAP gross margin as a percentage of revenue for the periods indicated:

	Fiscal Years Ended June

	2025	2024	2023	2022

GAAP gross margin - percentage of revenue	44.7%	44.7%	45.8%	52.8%
Acquisition related costs - percentage of revenue(1)	8.9%	9.1%	6.7%	7.0%
Share-based compensation - percentage of revenue	0.1%	(0.2%)	0.5%	0.3%
Non-GAAP gross margin - percentage of revenue	53.7%	53.6%	53.0%	60.1%
1.Acquisition related costs consists of items related to acquisitions, including primarily amortization associated with certain acquired intangibles and inventory fair value adjustments.

Synaptics Incorporated	A-1	Proxy Statement

The following is a reconciliation of the differences between GAAP and non-GAAP net income/(loss) per share for the periods indicated:

	Fiscal Years Ended June

	2025	2024	2023	2022

GAAP net income per share - diluted	$(12.62)	$(1.22)	$3.16	$1.83
Acquisition & transaction/integration related costs(1)	3.35	3.12	2.08	3.29
Executive transition and other costs	0.08	0.07	—	—
Share-based compensation	3.84	2.87	3.03	3.05
Restructuring costs	0.08	0.43	0.27	—
Intangible asset impairment	0.17	0.35	0.41	—
Site remediation accrual	—	—	0.04	—
Amortization of prepaid development costs	—	—	—	0.14
Gain on sale and leaseback transaction	—	—	—	—
Gain on supplier settlement	—	—	—	—
Legal settlements, vendor settlement accrual and other	—	0.08	0.03	0.10
Other items, net(2)	0.07	0.24	0.07	0.06
Equity investment (gain) / loss	—	—	—	—
Non-GAAP tax adjustment(3)	9.80	(2.27)	(6.84)	(0.35)
Share adjustment	(0.19)	(0.05)	—	—
Non-GAAP net income per share - diluted	$4.58	$3.62	$2.25	$8.12
1.Acquisition/divestiture and integration related costs consists of items related to acquisitions, potential acquisitions and divestitures of businesses or assets, including primarily amortization associated with acquired intangibles, inventory fair value adjustments, integration costs, and legal and consulting costs.
2.Other items, net, within net income GAAP to Non-GAAP adjustments includes amortization of debt issuance costs, non-cash interest on convertible debt and loss on extinguishment of debt.
3.The fiscal 2024 income tax impact of Non-GAAP adjustments primarily reflects a one-time deferred tax benefit from the domestication, for U.S. tax purposes, of certain foreign subsidiaries, including the onshoring of certain intellectual property. The Fiscal 2026 income tax impact of Non-GAAP adjustments primarily reflects the establishment of a valuation allowance against U.S. based deferred tax assets.

Synaptics Incorporated	A-2	Proxy Statement

Appendix B – Amended and Restated 2019 Equity and Incentive Compensation Plan
SYNAPTICS INCORPORATED
AMENDED AND RESTATED 2019 EQUITY AND INCENTIVE COMPENSATION PLAN
1.Purpose. The purpose of this Plan is to attract and retain non-employee Directors, officers and other employees of the Company and its Subsidiaries, and certain consultants to the Company and its Subsidiaries, and to provide to such persons incentives and rewards for service and/or performance.
2.Definitions. As used in this Plan:
(a)“Appreciation Right” means a right granted pursuant to Section 5 of this Plan.
(b)“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.
(c)“Board” means the Board of Directors of the Company.
(d)“Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.
(e)“Cause” shall, with respect to any Participant, have the equivalent meaning (or the same meaning as “cause” or “for cause”) set forth in any employment, consulting, change in control or other agreement for the performance of services between the Participant and the Company or a Subsidiary or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (i) the Participant’s willful, material, and irreparable breach of any employment, consulting, change in control or other agreement between the Participant and the Company or a Subsidiary, (ii) the Participant’s gross negligence in the performance or intentional nonperformance (continuing for thirty (30) days after receipt of written notice of need to cure) of any of the Participant’s material duties and responsibilities to the Company, (iii) the Participant’s willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company, which materially and adversely affects the operations or reputation of the Company, (iv) the Participant’s indictment for, conviction of, or guilty plea to a felony crime involving dishonesty or moral turpitude whether or not relating to the Company, or (v) a confirmed positive illegal drug test. The good faith determination by the Committee of whether the Participant’s employment or service was terminated by the Company (or a Subsidiary) for “Cause” shall be final and binding for all purposes hereunder.
(f)“Change in Control” has the meaning set forth in Section 12 of this Plan.
(g)“Code” means the Internal Revenue Code of 1986, as amended from time to time. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.
(h)“Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan, and to the extent of any delegation by the Committee to a subcommittee pursuant to Section 10 of this Plan, such subcommittee.
(i)“Common Stock” means the common stock, par value $0.001 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.
(j)“Company” means Synaptics Incorporated, a Delaware corporation, and its successors.
(k)“Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by

Synaptics Incorporated	B-1	Proxy Statement

Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).
(l)“Director” means a member of the Board.
(m)“Disability” means, unless otherwise defined in the applicable Evidence of Award, (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or, if applicable, any Subsidiary; provided, however, that to the extent any Option Right granted hereunder is intended to qualify as an Incentive Stock Option, “Disability” for purposes of such Option Right shall mean a “permanent and total disability” as defined in Section 22(e)(3) of the Code.
(n)“Effective Date” means October 29, 2019, the date this Plan was initially approved by the Stockholders.
(o)“Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.
(p)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.
(q)“Executive Officer” means an executive officer of the Company as defined under the Exchange Act.
(r)“Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.
(s)“Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable or that an adjustment thereto is appropriate, the Committee may in its discretion modify such Management Objectives or the acceptable levels of achievement, in whole or in part, as the Committee deems appropriate and equitable.
(t)“Market Value per Share” means, as of any particular date, the closing price of a share of Common Stock as reported for that date on the Nasdaq Stock Market or, if the shares of Common Stock are not then listed on the Nasdaq Stock Market, on any other national securities exchange on which the shares of Common Stock are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the shares of Common Stock, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another method of determining the fair market value, and the value of a share of Common Stock determined using such method shall be deemed to be the Market Value per Share, provided such method in compliance with the fair market value pricing rules set forth in Section 409A of the Code to the extent applicable.
(u)“Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.
(v)“Option Price” means the purchase price payable on exercise of an Option Right.
(w)“Option Right” means the right to purchase shares of Common Stock upon exercise of an award granted pursuant to Section 4 of this Plan.

Synaptics Incorporated	B-2	Proxy Statement

(x)“Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) a non-employee Director (which, for purposes of this Plan, means a Director who is not, at the relevant time, employed by the Company or one of its Subsidiaries), (ii) an officer or other employee of the Company or any Subsidiary (or an individual engaged to become an officer or other employee), or (iii) an individual consultant or advisor who renders or has rendered bona fide services to the Company or any Subsidiary (other than services in connection with the offering or sale of securities of the Company or a Subsidiary in a capital-raising transaction or as a market maker or promoter of securities of the Company or a Subsidiary); provided, however, that an individual referred to in clause (iii) may participate in this Plan only if such participation would not adversely affect either the Company’s eligibility to use Form S-8 to register the offering and sale of shares issuable under this Plan under the Securities Act of 1933, as amended, or the Company’s compliance with any other applicable laws. Only individuals described in the foregoing clauses (i), (ii) or (iii), in each case as determined by the Committee, are eligible to receive awards under this Plan. No individual shall have any right to be granted an award, even if an award was granted to such individual at any prior time or if a similarly situated individual is or was granted an award under similar circumstances.
(y)“Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.
(z)“Performance Share” means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 8 of this Plan.
(aa)“Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.
(bb)    “Plan” means this Synaptics Incorporated 2019 Equity and Incentive Compensation Plan, as amended or amended and restated from time to time.
(cc)    “Predecessor Plans” means the Synaptics Incorporated Amended and Restated 2010 Incentive Compensation Plan and the Synaptics Incorporated Amended and Restated 2001 Incentive Compensation Plan, as amended.
(dd)    “Replacement Award” means an award (i) of the same type (e.g., time-based restricted stock units) as the replaced award, (ii) that has a value at least equal to the value of the replaced award, (iii) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (iv) if the Participant holding the replaced award is subject to U.S. federal income tax under the Code, the tax treatment of which under the Code is not less favorable to such Participant than the tax consequences of the replaced award, and (v) the other terms and conditions of which are not less favorable to the Participant holding the replaced award than the terms and conditions of the replaced award (including the provisions that would apply in the event of a subsequent Change in Control), in each case after giving effect to any changes to the replaced award in connection with the Change in Control permitted or required under the applicable Evidence of Award. A Replacement Award may be granted only to the extent it does not result in the replaced award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the replaced award if the requirements of the two preceding sentences are satisfied. The determination of whether these conditions are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
(ee)    “Restricted Stock” means shares of Common Stock granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.
(ff)    “Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive shares of Common Stock, cash or a combination thereof at the end of the applicable Restriction Period.
(gg)    “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

Synaptics Incorporated	B-3	Proxy Statement

(hh)    “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for with respect to the Appreciation Right.
(ii)    “Stockholder” means an individual or entity that owns one or more shares of Common Stock.
(jj)    “Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.
(kk)    "Ten Percent Stockholder" means an employee of the Company or an affiliate, or an individual engaged to become such an employee, who, as of the date an Incentive Stock Option is granted to such individual, owns more than ten percent (10%) of the total combined voting power of all classes of shares then issued by the Company or a Subsidiary corporation.
(ll)    “Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company or members of the board of directors or similar body in the case of another entity.
3.Shares Available Under this Plan.
(a)Maximum Shares Available Under this Plan.
(i)Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, and except as provided in Section 22 of this Plan, the maximum number of shares of Common Stock available for issuance under this Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Stock, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, or (F) dividend equivalents paid with respect to awards made under this Plan will not exceed in the aggregate 7,588,000 shares of Common Stock. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.
(ii)The aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan will be reduced by one share of Common Stock for every one share of Common Stock subject to each award granted under this Plan.
(b)Share Counting Rules.
(i)Except as provided in Section 22 of this Plan, if any award granted under this Plan is cancelled or forfeited, expires, is settled for cash (in whole or in part), or it is determined during or at the conclusion of the term of an award that all or some portion of the shares of Common Stock with respect to which the award was granted will not be issuable on the basis that the conditions for such issuance will not be satisfied, the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unissuable amount, again be available under Section 3(a)(i) above.
(ii)If, after the Effective Date, any shares of Common Stock subject to an award granted under the Predecessor Plans are forfeited, or an award granted under the Predecessor Plans is cancelled or forfeited, expires, is settled for cash (in whole or in part), or is unearned (in whole or in part), the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under this Plan.
(iii)Notwithstanding anything to the contrary contained in this Plan: (A) shares of Common Stock withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section

Synaptics Incorporated	B-4	Proxy Statement

3(a)(i) of this Plan; (B) shares of Common Stock withheld by the Company, tendered or otherwise used to satisfy tax withholding with respect to Option Rights or Appreciation Rights granted under this Plan will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; (C) shares of Common Stock subject to an Appreciation Right that are not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof will not be added back to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; and (D) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan.
(iv)If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for shares of Common Stock based on fair market value, such shares of Common Stock will not count against the aggregate limit under Section 3(a)(i) of this Plan.
(c)Limit on Incentive Stock Options. Notwithstanding anything to the contrary contained in this Section 3 or elsewhere in this Plan, and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 7,588,000 shares of Common Stock.
(d)Minimum Vesting Requirements. Except as set forth below in this Section 3(d), no award granted under this Plan on or after the Effective Date may vest earlier than after a one-year vesting period or a one-year performance period, as applicable. However, up to 5% of the sum of (A) the number of shares available for issuance under the aggregate limit set forth in Section 3(a)(i) of this Plan plus (B) the number of shares that are returned to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan from time to time pursuant to awards granted under the Predecessor Plans that are outstanding on the Effective Date and are cancelled or forfeited, expire, are settled for cash (in whole or in part), or are unearned (in whole or in part) after the Effective Date, may be issued or delivered after the Effective Date in respect of awards that do not meet such minimum vesting requirements. In addition, nothing in this Section 3(d) shall limit the Company’s ability to grant awards that contain rights to accelerated vesting in connection with the award recipient’s death or Disability or in connection with a Change in Control (or the Committee’s authority to provide for the acceleration of an award, or portion thereof, in any circumstances), and any shares subject to any portion of an award that provides for acceleration, or that accelerates, in connection with the award recipient’s death or Disability, or in connection with a Change in Control, or pursuant to the Committee's authority, shall not count against the 5% pool of shares described in the immediately preceding sentence (the “5% Pool”). In addition, the minimum vesting criteria set forth in this Section 3(d) shall not apply to awards granted pursuant to an assumption of or substitution for another stock award (which stock award was granted by another person) in connection with a Change in Control or acquisition by the Company of the other person, and the shares subject to any such award shall not count against the 5% Pool. For purposes of awards granted to non-employee Directors, “one year” may mean the period of time from one annual stockholders meeting to the next annual stockholders meeting, provided that such period of time is not less than fifty (50) weeks.
(e)Non-Employee Director Compensation Limit. Notwithstanding anything contained in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 11 of this Plan, in no event will any non-employee Director in any calendar year be granted compensation (including, without limitation, cash compensation) for the Director’s service as a member of the Board (including Board committees) in such year having an aggregate value (measured at the Date of Grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $750,000. For the avoidance of doubt, in a year in which a non-employee Director serves as an employee or consultant (including as an interim officer), such limit shall not apply to compensation approved to be paid to such non-employee Director by the other non-employee directors in respect of such service as an employee or consultant.

Synaptics Incorporated	B-5	Proxy Statement

4.Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)Each grant will specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.
(b)Each grant will specify an Option Price per share of Common Stock, which Option Price (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant (or not less than 110% of the Market Value per Share on the Date of Grant in the case of grants to Ten Percent Stockholders).
(c)Each grant will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of shares of Common Stock owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the withholding of shares of Common Stock otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the shares of Common Stock so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.
(d)To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares of Common Stock to which such exercise relates.
(e)Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.
(f)Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will become exercisable. Option Rights may provide for continued vesting or the earlier exercise of such Option Rights, including in the event of the retirement, death or Disability of a Participant, subject to the minimum vesting provisions of Section 3(d).
(g)Any grant of Option Rights may specify Management Objectives that must (except as the Committee may otherwise provide) be achieved as a condition to the exercise of such rights.
(h)Option Rights granted under this Plan may be (i) options, including Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.
(i)No Option Right will be exercisable more than 10 years from the Date of Grant (or 5 years from the Date of Grant in the case of Incentive Stock Options granted to a Ten Percent Stockholder). The Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.
(j)Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.
(k)Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
5.Appreciation Rights.
(a)The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights. An Appreciation Right will be the right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.

Synaptics Incorporated	B-6	Proxy Statement

(b)Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(i)Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, shares of Common Stock or any combination thereof.
(ii)Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Committee on the Date of Grant.
(iii)Any grant may specify waiting periods before exercise and permissible exercise dates or periods.
(iv)Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will become exercisable. Appreciation Rights may provide for continued vesting or the earlier exercise of such Appreciation Rights, including in the event of the retirement, death or Disability of a Participant, subject to the minimum vesting provisions of Section 3(d).
(v)Any grant of Appreciation Rights may specify Management Objectives that must (except as the Committee may otherwise provide) be achieved as a condition of the exercise of such Appreciation Rights.
(vi)Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.
(vii)Successive grants of Appreciation Rights may be made to the same Participant regardless of whether any Appreciation Rights previously granted to the Participant remain unexercised.
(viii)Each grant of Appreciation Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
(c)Also, regarding Appreciation Rights:
(i)Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and
(ii)No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Appreciation Right upon such terms and conditions as established by the Committee.
6.Restricted Stock. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)Each such grant or sale will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.
(b)Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.
(c)Each such grant or sale will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Management Objectives referred to in Section 6(e) of this Plan (except as the Committee may otherwise provide).
(d)Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant (which restrictions may include rights of repurchase or first

Synaptics Incorporated	B-7	Proxy Statement

refusal of the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture while held by any transferee).
(e)Any grant of Restricted Stock may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock.
(f)Notwithstanding anything to the contrary contained in this Plan, Restricted Stock may provide for continued vesting or the earlier termination of restrictions on such Restricted Stock, including in the event of the retirement, death or Disability of a Participant, subject to the minimum vesting provisions of Section 3(d).
(g)Any such grant or sale of Restricted Stock will require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional Restricted Stock, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any such dividends or other distributions on Restricted Stock will be deferred until, and paid contingent upon, the vesting of such Restricted Stock.
(h)Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Stock.
7.Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)Each such grant or sale will constitute the agreement by the Company to deliver shares of Common Stock or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Committee may specify.
(b)Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.
(c)Notwithstanding anything to the contrary contained in this Plan, Restricted Stock Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death or Disability of a Participant, subject to the minimum vesting provisions of Section 3(d).
(d)During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the shares of Common Stock deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the crediting of dividend equivalents on such Restricted Stock Units on a deferred and contingent basis and/or the deemed reinvestment of dividend equivalents in additional Restricted Stock Units, payable, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on shares of Common Stock underlying Restricted Stock Units will be deferred until and paid contingent upon the vesting of such Restricted Stock Units (and will be forfeited to the extent such underlying Restricted Stock Units are forfeited).
(e)Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in shares of Common Stock or cash, or a combination thereof.
(f)Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

Synaptics Incorporated	B-8	Proxy Statement

8.Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.
(b)The Performance Period with respect to each Cash Incentive Award or grant of Performance Shares or Performance Units will be such period of time as will be determined by the Committee, which may be subject to continued vesting or earlier lapse or other modification, including in the event of the retirement, death or Disability of a Participant, subject to the minimum vesting provisions of Section 3(d).
(c)Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.
(d)Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in shares of Common Stock, in Restricted Stock or Restricted Stock Units or in any combination thereof.
(e)Any grant of a Cash Incentive Award, Performance Shares or Performance Units may specify that the amount payable or the number of shares of Common Stock, Restricted Stock or Restricted Stock Units payable with respect thereto may not exceed a maximum specified by the Committee on the Date of Grant.
(f)The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the crediting of dividend equivalents to the holder thereof either in cash or in additional shares of Common Stock and/or the deemed reinvestment of dividend equivalents in additional Performance Shares or Performance Units, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid (and will be forfeited to the extent the underlying Performance Shares or Performance Units are forfeited).
(g)Each grant of a Cash Incentive Award, Performance Shares or Performance Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
9.Other Awards.
(a)Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of shares of Common Stock or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the shares of Common Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Shares of Common Stock delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at

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such time, by such methods, and in such forms, including, without limitation, shares of Common Stock, other awards, notes or other property, as the Committee determines.
(b)Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.
(c)The Committee may authorize the grant of fully vested shares of Common Stock as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code and subject to the minimum vesting provisions of Section 3(d).
(d)The Committee may, at or after the Date of Grant, authorize the crediting of dividends or dividend equivalents on awards granted under this Section 9 on a deferred and contingent basis and/or the deemed reinvestment of dividend equivalents in additional awards, payable, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on shares of Common Stock underlying awards granted under this Section 9 will be deferred until and paid contingent upon the earning of such awards (and will be forfeited to the extent the applicable requirements for payment of the underlying awards are not satisfied).
(e)Notwithstanding anything to the contrary contained in this Plan, awards under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death or Disability of a Participant, subject to the minimum vesting provisions of Section 3(d).
10.Administration of this Plan.
(a)This Plan will be administered by the Committee. Subject to the express share limits and provisions of this Plan (including the minimum vesting provisions of Section 3(d), the Committee is authorized to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan, including, without limitation (but subject to the express share limits and provisions of this Plan), the authority to (i) determine the persons eligible to receive awards under this Plan; (ii) grant awards to such persons, determine the price (if any) at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons (in the case of securities-based awards), determine the other specific terms and conditions of awards (including any vesting or exercisability requirements as to such awards or that no delayed exercisability or vesting is required), establish the events (if any) on which vesting or exercisability may accelerate (which may include, without limitation, specified terminations of employment or services or other circumstances), and establish the events (if any) of termination, expiration or reversion of such awards; (iii) construe and interpret this Plan and any agreements defining the rights and obligations of the Company, its Subsidiaries, and participants under this Plan, make any and all determinations under this Plan and any such agreements, correct any defect, supply any omission, or reconcile any inconsistency in this Plan and any agreements, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan; (iv) cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 18(d); or (v) accelerate, waive or extend the vesting or exercisability, or modify or extend the term of, any or all such outstanding awards in such circumstances as the Committee may determine to be appropriate. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee to the extent of such delegated authority. The Board may also assume administration of this Plan or certain portions of this Plan, in which case references in this Plan to the Committee will be deemed to be referenced to the Board to the extent the Board has assumed administration of such aspect of this Plan.
(b)The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and binding on all persons. No member of the Committee, the Board or any subcommittee shall be liable for any such action or determination made in good faith. In addition, the

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Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.
(c)To the extent permitted by law, the Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. No individual to whom such delegation has been made shall be liable for any action or determination made in good faith pursuant to such delegation. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, Ten Percent Stockholder, as determined by the Committee in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization shall set forth the total number of shares of Common Stock such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.
11.Adjustments. The Committee shall make or provide for such adjustments in the number of and kind of shares of Common Stock covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of shares of Common Stock covered by other awards granted pursuant to Section 9 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, determines are equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the number of shares of Common Stock specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(c) of this Plan will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify. With respect to awards of Incentive Stock Options, no adjustment may be authorized to the extent that such authority would cause this Plan to violate Code Section 422(b). In any event, previously granted Option Rights or Appreciation Rights shall be subject only to such adjustments as are necessary to maintain the relative proportionate interest the Option Rights and Appreciation Rights represented immediately prior to any such event and to preserve, without exceeding, the value of such Option Rights or Appreciation Rights.
12.Definition and Effect of a Change in Control.
(a)For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:

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(i)a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, or if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Exchange Act which serve similar purposes;
(ii)the following individuals no longer constitute a majority of the members of the Board: (1) the individuals who, as of the Effective Date, constitute the Board (the “Current Directors”); (2) the individuals who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of a majority of all of the Current Directors then still in office (such directors becoming “Additional Directors” immediately following their election); and (3) the individuals who are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of a majority of all of the Current Directors and Additional Directors then still in office (such directors also becoming “Additional Directors” immediately following their election);
(iii)a tender offer or exchange offer is made whereby the effect of such offer is to take over and control the Company, and such offer is consummated for the equity securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities;
(iv)the consummation of a transaction approved by the Stockholders of a merger, consolidation, recapitalization, or reorganization of the Company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if Stockholder approval is not obtained, other than any such transaction that would result in more than 50% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction;
(v)the consummation of a transaction approved by the Stockholders of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company’s assets to another person, which is not a wholly owned subsidiary of the Company (i.e., 50% or more of the total assets of the Company); or
(vi)any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly of more than 50% of the total voting power represented by the Company’s then outstanding voting securities.
(b)Unless otherwise provided in an Evidence of Award or another written agreement between a Participant and the Company and notwithstanding the Plan’s minimum vesting requirements, if a Change in Control occurs, then:
(i)Option Rights and Appreciation Rights issued that are not yet fully vested and exercisable as of the time of the Change in Control shall immediately become vested and exercisable in full, except to the extent that a Replacement Award is provided to the Participant in accordance with the terms described herein;
(ii)Any restrictions, deferral of settlement and forfeiture conditions applicable to Restricted Stock, Restricted Stock Units, or other awards granted under Section 9 that vest solely based on continued service (and not based on the achievement of Management Objectives) shall lapse and such awards shall be deemed fully vested as of immediately prior to the Change in Control, except to the extent that a Replacement Award is provided to the Participant in accordance with the terms described herein;
(iii)With respect to Cash Incentive Awards, Performance Shares, Performance Units, and other awards granted under the Plan that are subject to the achievement of Management Objectives (other than the awards described in Section 12(b)(iv) below), the Management Objectives applicable thereto shall be deemed satisfied at target and the applicable performance period shall be deemed completed as of immediately prior to the Change in Control. Such awards will be replaced with a Replacement Award that will vest thereafter pursuant to the service-based vesting schedule set forth in the applicable Evidence of Award unless the

Synaptics Incorporated	B-12	Proxy Statement

successor or acquiring entity in the Change in Control does not provide a Replacement Award. If such Replacement Award is not provided, then any remaining restrictions, deferral of settlement and forfeiture conditions applicable to such award shall lapse and such award shall be deemed fully vested as of immediately prior to the Change in Control; and
(iv)With respect to Restricted Stock Units granted with Management Objectives that the Company describes as “Market Stock Units,” a prorated portion of such Market Stock Units shall vest based on actual performance of the Management Objectives through the date of the Change in Control. The remainder of the Market Stock Units (that did not vest in accordance with the immediately preceding sentence) will vest in accordance with their regular vesting schedule as set forth in the Evidence of Award unless the successor or acquiring entity in the Change in Control does not provide a Replacement Award for such remaining Market Stock Units. If such Replacement Award is not provided, then any remaining restrictions, deferral of settlement and forfeiture conditions applicable to such Market Stock Units shall lapse and such Market Stock Units shall be deemed fully vested as of immediately prior to the Change in Control.
(c)Except as otherwise expressly provided in any agreement between a Participant and the Company or an affiliate, in the event that the Company’s auditors determine that any payment or transfer by the Company under this Plan to or for the benefit of a Participant (a “Payment”) would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in Code Section 280G, then, except to the extent otherwise determined by the Committee, the aggregate present value of all Payments to such Participant shall be reduced (but not below zero) to the amount, expressed as a present value, that maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of Code Section 280G (the “Reduced Amount”); provided that the foregoing reduction in the Payments shall not apply if the after-tax value to the Participant of the Payments prior to reduction in accordance herewith is greater than the after-tax value to the Participant if the Payments are reduced in accordance herewith. All determinations under and relating to this Section 12(c) shall be made by the Committee in its sole and absolute discretion.
13.Clawback/Recovery. All awards (cash and equity) granted under this Plan and held by the Company’s Executive Officers shall be subject to clawback, recoupment or forfeiture (a) to the extent that such Executive Officer is determined to have engaged in fraud or intentional illegal conduct that caused the Company’s material non-compliance with any applicable financial reporting requirements and resulted in a financial restatement, the result of which is that the amount received from such award would have been lower had it been calculated on the basis of such restated results, or (b) required by applicable laws, rules, regulations or listing requirements. Such clawback, recoupment or forfeiture, in addition to any other remedies available under applicable laws, rules, regulations or listing requirements, shall occur through the cancellation of such awards (to the extent then-outstanding), the recoupment of any amounts realized with respect to such awards, or a combination of the foregoing, to the extent of the overpayment.
All awards granted under the Plan will also be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. The implementation of any clawback policy will not be deemed a triggering event for purposes of any definition of “good reason” for resignation or any “constructive termination” that may be applicable to an award granted under this Plan.
14.Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been

Synaptics Incorporated	B-13	Proxy Statement

approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Stockholders.
15.Transferability.
(a)Except as otherwise determined by the Committee, no Option Right, Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution, nor will any such award be subject in any manner to anticipation, alienation, sale, assignment, pledge, encumbrance, attachment or garnishment. In no event will any such award granted under this Plan be transferred for value. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.
(b)The Committee may specify on the Date of Grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.
16.Withholding Taxes; No Guarantee of Tax Treatment. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Stock, then, unless otherwise determined by the Committee, the Company will withhold from the shares required to be delivered to the Participant, shares of Common Stock having a value equal to the amount required to be withheld under applicable income and employment tax laws. The shares so withheld by the Company for tax withholding will be valued at an amount equal to the Market Value per Share of such shares of Common Stock on the date the benefit is to be included in the Participant’s income. In no event will the value of the shares of Common Stock to be withheld and delivered pursuant to this Section to satisfy applicable withholding obligations exceed the maximum statutory amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences, (ii) such additional withholding amount is authorized by the Committee, and (iii) the total amount withheld does not exceed the Participant’s estimated tax obligations attributable to the applicable transaction. Participants will also make such arrangements as the Committee may require for the payment of any withholding obligation that may arise in connection with the disposition of shares of Common Stock acquired upon the exercise of Option Rights. Notwithstanding any provisions of this Plan, the Company does not guarantee to any Participant or any other person with an interest in an award that (x) any award intended to be exempt from Code Section 409A shall be so exempt, (y) any award intended to comply with Code Section 409A or Code Section 422 shall so comply, or (z) any award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any affiliate indemnify, defend or hold harmless any individual with respect to the tax consequences of any award.
17.Compliance with Section 409A of the Code.
(a)To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. The provisions of this Plan and any grants made hereunder will be construed and interpreted in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

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(b)Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.
(c)If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the fifth business day of the seventh month after such separation from service.
(d)Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.
(e)Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.
18.Amendments.
(a)The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that to the extent then required by applicable law or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to Stockholder approval.
(b)Except for adjustments in connection with a corporate transaction or event described in Section 11 of this Plan or in connection with a Change in Control as provided herein, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Stockholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Stockholders.
(c)If permitted by Section 409A of the Code, but subject to the paragraph that follows, including (without limitation) in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of

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forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any dividends or dividend equivalents or other awards made pursuant to Section 9 of this Plan subject to any vesting schedule or transfer restriction, or who holds shares of Common Stock subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion but subject to the minimum vesting provisions of Section 3(d), provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.
(d)Subject to Section 18(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 11 of this Plan, no such amendment will materially impair the rights of any Participant without his or her consent; ; provided that Participant consent shall not be required for an amendment: (x) to the extent the Committee deems such amendment necessary to comply with any applicable law or the listing requirements of any principal securities exchange or market on which the shares are then traded; (y) to the extent the Committee deems such amendment necessary to preserve favorable accounting or tax treatment of any award for the Company; or (z) to the extent the Committee determines that such amendment does not materially and adversely affect the value of an award or that such action is in the best interest of the affected Participant or any other person(s) as may then have an interest in the award. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.
19.Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.
20.Effective Date/Termination. This Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Predecessor Plans, provided that outstanding awards granted under the Predecessor Plans will continue unaffected following the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the earlier of (i) the date this Plan was most recently adopted by the Board and (ii) the date on which the Company's stockholders have most recently approved this Plan, but all grants made prior to such tenth anniversary date will continue in effect thereafter subject to the terms thereof and of this Plan. For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plans, as applicable.
21.Miscellaneous Provisions.
(a)The Company will not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Committee may provide for the elimination of fractions without consideration or for the settlement of fractions in cash.
(b)This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.
(c)The Committee shall establish the effect (if any) of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon the cause of termination and type of award. If the Participant is not an employee of the Company or one of its Subsidiaries, is not a member of the Board, and provides other services to the Company or one of its Subsidiaries, the Committee shall be the sole judge for purposes of this Plan and awards hereunder of whether the Participant continues to render services to the Company or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated. For purposes of this Plan and any award hereunder, if an entity ceases to be a

Synaptics Incorporated	B-16	Proxy Statement

Subsidiary of the Company, a termination of employment or service shall be deemed to have occurred with respect to each Participant who is employed by or provides services to such entity and who does not satisfy the requirements for eligibility to receive awards under this Plan (as set forth in the definition of “Participant” in Section 2 of this Plan) after giving effect to the transaction or other event giving rise to the change in status (unless the Subsidiary that is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the Participant’s award(s) in connection with such transaction).
(d)The Company shall not be obligated to issue shares, and no award under this Plan may be exercised by the holder thereof if such issuance or exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.
(e)Unless the express policy of the Company or one of its Subsidiaries (as applicable), or the Committee, otherwise provides, or except as otherwise required by applicable law, the employment relationship shall not be considered terminated in the case of: (i) sick leave, (ii) military leave, or (iii) any other leave of absence authorized by the Company or one of its Subsidiaries, or the Committee; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Committee otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Company or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Company or one of its Subsidiaries may be suspended until the employee returns to service, unless the Committee otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of any applicable maximum term of the award.
(f)No Participant will have any rights as a Stockholder with respect to any shares of Common Stock subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares of Common Stock upon the stock records of the Company.
(g)Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of shares of Common Stock under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.
(h)If any provision of this Plan is or becomes invalid or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect. Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.
(i)Awards payable under this Plan shall be payable in shares or from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No Participant or other person shall have any right, title or interest in any fund or in any specific asset of the Company or any Subsidiary by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or any Subsidiary and any Participant or other person. To the extent that a Participant or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

Synaptics Incorporated	B-17	Proxy Statement

(j)The existence of this Plan, the Evidences of Award and the awards granted hereunder shall not limit, affect, or restrict in any way the right or power of the Company or any Subsidiary (or any of their respective stockholders, boards of directors or committees thereof (or any subcommittees), as the case may be) to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Company or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Company or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Company or any Subsidiary, (d) any dissolution or liquidation of the Company or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Company or any Subsidiary, (f) any other award, grant, or payment of incentives or other compensation under any other plan or authority (or any other action with respect to any benefit, incentive or compensation), or (g) any other corporate act or proceeding by the Company or any Subsidiary. No Participant or other person shall have any claim under any award or award agreement against any member of the Board or the Committee, or the Company or any employees, officers or agents of the Company or any Subsidiary, as a result of any such action. Awards need not be structured so as to be deductible for tax purposes.
(k)If a Participant shall dispose of shares acquired through exercise of an Incentive Stock Option within either (i) two (2) years after the date the Incentive Stock Option is granted or (ii) one (1) year after the date the Incentive Stock Option is exercised (i.e., in a disqualifying disposition), such Participant shall notify the Company within seven (7) days of the date of such disqualifying disposition. In addition, if a Participant elects, under Code Section 83, to be taxed at the time an award of Restricted Stock (or other property subject to such Code section) is made, rather than at the time the award vests, such Participant shall notify the Company within seven (7) days of the date the Participant makes such an election.
22.Stock-Based Awards in Substitution for Awards Granted by Another Company. Notwithstanding anything in this Plan to the contrary:
(a)Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for shares of Common Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.
(b)In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.
(c)Any shares of Common Stock that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) of this Plan will not reduce the shares of Common Stock available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no shares of Common Stock subject to an award that is granted by, or becomes an obligation of, the Company under Sections 22(a) or 22(b) of this Plan will be added to the aggregate limit contained in Section 3(a)(i) of this Plan.

Synaptics Incorporated	B-18	Proxy Statement

synaptics

SYNAPTICS INCORPORATED
1109 MCKAY DRIVE
SAN JOSE, CA 95131

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on October 26, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SYNA2026**

You may attend the Virtual Annual Meeting of Stockholders via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on October 26, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

T03416-P57181 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SYNAPTICS INCORPORATED

The Board of Directors recommends you vote FOR the following proposals:

1. Proposal for the Election of Directors.

Nominees:	**For**	**Against**	**Abstain**
1a. Nelson C. Chan	☐	☐	☐
1b. Keith B. Geeslin	☐	☐	☐
1c. Susan J. Hardman	☐	☐	☐
1d. Patricia Kummrow	☐	☐	☐
1e. Vivie Lee	☐	☐	☐
1f. Venkatesh Nathamuni	☐	☐	☐
1g. Rahul Patel	☐	☐	☐
1h. James L. Whims	☐	☐	☐

	For	**Against**	**Abstain**
2. Proposal to ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company's independent auditor for the fiscal year ending June 26, 2027.	☐	☐	☐
3. Proposal to approve the Company's Amended and Restated 2019 Equity and Incentive Compensation Plan.	☐	☐	☐
4. Proposal to approve, on a non-binding advisory basis, the compensation of the Company's Named Executive Officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Synaptics Incorporated 2026 Annual Meeting of Stockholders:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com unless you request paper copies.

T03417-P57181

SYNAPTICS INCORPORATED
Annual Meeting of Stockholders
to be held virtually on October 27, 2026, 9:00 AM PDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Lisa Bodensteiner, as proxy, with the power to appoint her substitute, and hereby authorizes her to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SYNAPTICS INCORPORATED that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at 9:00 AM PDT on October 27, 2026, via live interactive webcast on the Internet at www.virtualshareholdermeeting.com/SYNA2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side